UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

AEROCLEAN TECHNOLOGIES, INC.*

(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

c/o AeroClean Technologies, Inc.

10455 Riverside Drive
Palm Beach Gardens, FL 33410

Telephone: (833) 652-5326

(Address, including zip code, and telephone number,

including area code, of issuer’s principal executive office)

Jason DiBona

c/o AeroClean Technologies, Inc.

10455 Riverside Drive
Palm Beach Gardens, FL 33410

Telephone: (833) 652-5326

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Valerie Ford Jacob, Esq. Michael A. Levitt, Esq. Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, New York 10022 (212) 277-4000	Kenneth R. Koch, Esq. Jeffrey D. Cohan, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center, 666 Third Avenue New York, New York 10017 Tel: (212) 935-3000

3841 (Primary Standard Industrial Classification Code Number)	45-3213164 (I.R.S. Employer Identification Number)

* This registrant is currently a Delaware limited liability company named AeroClean Technologies, LLC. Prior to the closing of this offering, the registrant will be converted into a Delaware corporation and change its name to AeroClean Technologies, Inc.

This offering circular shall only be qualified upon order of the SEC, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

Part II – Offering Circular

As submitted to the Securities and Exchange Commission on September 3, 2021

An offering statement pursuant to Regulation A relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “Commission”). Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

Preliminary Offering Circular Dated September 3, 2021

shares of common stock

This is a public offering of our common stock. The public offering price is expected to be between $        and $         per share. There are no selling stockholders in this offering. Prior to this offering, there has been no public market for our securities. We have applied to have our common stock listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “AERC”. We will not consummate and close this offering without a listing approval letter from Nasdaq. This offering will begin as soon as practicable after this offering circular has been qualified by the United States Securities and Exchange Commission (the “SEC”).

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements. In addition, as a “smaller reporting company” within the meaning of Rule 405, we are following the Form S-1 disclosure requirements for smaller reporting companies. This is a Regulation A+ Tier 2 offering. This offering circular is intended to provide the information required by Part I of Form S-1.

We have granted the underwriters an option for a period of 45 days from the date of this offering circular to purchase up to an additional             shares of common stock at the public offering price less the underwriting discount.

See “Risk Factors” beginning on page 14 of this offering circular for a discussion of information that should be considered in connection with deciding whether to make an investment.

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. The shares of common stock are offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the shares of common stock offered are exempt from registration.

	Per Share	Total(1)
Public offering price	$	$
Underwriting discount(2)	$	$
Proceeds, before expenses, to us	$	$

(1) Assumes the underwriters have not exercised their option to purchase additional shares of common stock.

(2) See “Underwriting” for additional information and a description of the compensation payable to, and other arrangements with, the underwriters.

The underwriters are offering the shares of common stock for sale on a firm commitment basis. The underwriters expect to deliver the shares of common stock against payment in New York, New York on or about    , 2021.

HCFP/Capital Markets

The date of this offering circular is            , 2021

ABOUT THIS OFFERING CIRCULAR

This offering circular speaks only as of the date hereof.

We will amend this offering circular whenever the information it contains has become false or misleading in light of existing circumstances and for other purposes, such as to disclose material developments related to the securities offered hereby, to update required financial statements or if there has been a fundamental change in the information initially presented. We will file an amended offering circular as part of an amendment to our Form 1-A, which we will file with the SEC or other appropriate regulatory bodies. Our shares of common stock may not be available for offer and sale to residents of every state.

This offering circular contains all of the representations by the Company concerning this offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this offering circular.

Investment in small businesses involves a high degree of risk, and investors should not invest any funds in this offering unless they can afford to lose their entire investment. In making an investment decision, investors must rely on their own examination of the Company and the terms of the offering, including the merits and risks involved.

This offering circular does not constitute an offer to sell or solicitation of an offer to buy in any jurisdiction in which such offer or solicitation would be unlawful or any person to who it is unlawful to make such offer or solicitation.

For investors outside of the United States, we have not taken any action that would permit the offering or possession or distribution of this offering circular in any jurisdiction where action for that purpose may be required. Investors must inform themselves about and observe any restrictions relating to this offering and the distribution of this offering circular outside the United States.

Neither the delivery of this offering circular nor any sale made hereunder shall, under any circumstances, create an implication that there as has been no change in the affairs of the Company since the date hereof. Information contained in the preliminary offering circular is subject to completion or amendment.

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Presentation of Information

Except as otherwise noted, all information in this offering circular is based on the following assumptions:

·	an initial public offering price of $ per share of common stock, the midpoint of the estimated price range set forth on the cover of this offering circular;

·	the underwriters do not exercise their option to purchase additional shares;

·	the conversion of AeroClean Technologies, LLC into a Delaware corporation prior to the closing of this offering, at a conversion ratio of shares of common stock for each Class A unit;

·	that our certificate of incorporation and bylaws are in effect, pursuant to which the provisions under “Description of Capital Stock” are in effect; and

·	excludes shares of common stock available for issuance as equity incentive awards to our management.

Market and Industry Data

Unless otherwise indicated, information contained in this offering circular concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on reports from various sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

Because this information involves a number of assumptions and limitations, you are cautioned not to give undue weight to such information. While we have not independently verified market data and industry forecasts provided by any of these or any other third-party sources referred to in this offering circular, we believe such sources to be reliable and are not aware of any misstatements in such information.

In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section captioned “Risk Factors” and elsewhere in this offering circular. These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

Trademarks

“Pūrgo™”, “PūrgoLift™”, “SteriDuct™” and related names are trademarks that are owned by AeroClean Technologies, Inc. Solely for our convenience, trademarks and trade names referred to in this offering circular may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this offering circular is the property of its respective holder.

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SUMMARY

This summary highlights certain information appearing elsewhere in this offering circular and does not contain all the information you should consider before making an investment decision. For a more complete understanding of this offering, you should read the entire offering circular carefully, including our financial statements and the notes thereto and the information set forth under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this offering circular. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” the “Company,” “AeroClean,” “AeroClean Technologies” and similar terms refer to AeroClean Technologies, LLC or to AeroClean Technologies, Inc. (depending on whether the statement relates to the period before or after our reorganization as a corporation in connection with this offering) and, in each case, its subsidiaries.

Overview

AeroClean is an interior space air purification technology company.

Our immediate objective is to initiate full-scale commercialization of our high-performance interior air sterilization and disinfection products for the eradication of harmful airborne pathogens, including coronavirus (“COVID-19”).

We were established to develop unmatched, technology-driven medical-grade air purification solutions for hospitals and other healthcare settings. The onset of the COVID-19 global pandemic underscores the urgency of bringing to market air purification solutions to protect front-line healthcare workers, patients and the general population.

Interior air sterilization and disinfection solutions are critical for enabling and furthering societal transition to a safe, post-COVID environment and for protecting patients, particularly immunocompromised patients, and staff in medical and healthcare facilities.

We incorporate our proprietary, patented UV-C LED technology in equipment and devices to protect the occupants of interior spaces. These spaces include hospital and non-hospital healthcare facilities (such as outpatient chemotherapy and other infusion facilities and senior living centers and nursing homes), schools and universities, commercial properties and other indoor spaces.

Our products are being designed and engineered to exceed the rigorous standards set by the U.S. Food and Drug Administration (the “FDA”) for interior air sterilization and disinfection products. Our units can be marketed for use pursuant to the FDA Enforcement Policy for Sterilizers, Disinfectant Devices, and Air Purifiers during the Coronavirus Disease 2019 (COVID-19) Public Health Emergency (the “Policy”).

We intend to seek FDA 510K clearance for the use of our products in healthcare and other markets for which product performance is required to be validated by certified independent labs. Regulatory clearances and independent certifications serve as important product imprimaturs that also influence decision-making by non-healthcare market equipment purchasers.

We are currently initiating the full-scale launch of our first product, Pūrgo. Pūrgo is our proprietary continuous air sanitization product for indoor spaces.

Pūrgo’s launch also marks the debut of our go-to-market strategy for SteriDuct, the Company’s patented air purification technology. We intend to incorporate SteriDuct into a broad line of autonomous air treatment devices. We plan to launch PūrgoLift, our air purification solution for elevators, in the first half of 2022.

Pūrgo has been well-received by the market. We are fielding broad interest from healthcare organizations, our initial targeted market, as well as from schools and universities. We are also receiving urgent inquiries from owners and managers of commercial properties and other indoor spaces, and we are developing solutions for public and private transportation systems.

We have incurred operating losses each year since our inception, have only begun to recognize revenue starting in July 2021 and have not yet reported any revenue. Our losses of $3.3 million and $0.2 million incurred during the years ended December 31, 2020 and 2019, respectively, and accumulated deficit of $8.2 million as of December 31, 2020 raises substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited financial statements for the years ended December 31, 2020 and 2019.

Background and Purpose

We were established by our co-founders: Amin J. Khoury, PhD (Hon), our Chairman; David Helfet, M.D., our Chief Medical Officer; and Mark Krosney, our Chief Scientific Officer, to fulfill their determination to provide solutions for the critical challenges posed by harmful airborne pathogens and resultant hospital acquired infections (“HAIs”).

HAIs and other infections acquired in outpatient treatment facilities present an extreme risk to the immunocompromised patient population. In the U.S. alone, it is estimated that 10 million people are immunocompromised. Whether in hospitals or infusion treatment locations, patients with cancer, and a multitude of other disease and disease related treatments, are at an elevated risk of infection. Constant air purification is of extreme benefit in these settings in order to minimize the presence of dangerous airborne pathogens due to the often catastrophic risk that infection poses to the immunocompromised patient population. It is estimated that there are approximately 550,000 airborne HAIs annually, causing approximately 73,000 deaths and costing approximately $30 billion. These numbers are in-hospital only and do not include the likely much larger number of patients infected in outpatient infusion and treatment centers. For one example, there are more than 650,000 cancer patients that receive outpatient chemotherapy, and they are at risk for acquiring infections in these treatment facilities, despite advanced filtration and ventilation systems. 60,000 cancer patients are hospitalized annually for chemotherapy-induced neutropenia and infections – one patient dies every two hours from this complication.

The onset of COVID-19 has increased our urgency to create innovative, more effective air purification solutions for the risks posed by harmful airborne pathogens, including coronavirus and other viruses, bacteria, molds, particles, fungi and allergens.

The genesis of our proprietary air purification technology traces back to efforts to address commercial aircraft cabin air quality. Mr. Krosney is a highly-accomplished scientist who is primarily responsible for numerous patents, several of which are important components of our IP portfolio. Mr. Krosney is a former senior scientist and engineer at B/E Aerospace. Dr. Khoury, the founder and long-time Chairman and Chief Executive Officer of B/E Aerospace, envisioned the significant potential to apply such proprietary technology for revolutionary, medical-grade air purification solutions for hospital and other critical healthcare settings. Dr. Khoury consulted with Dr. David Helfet, a leading orthopedic surgeon at both the Hospital for Special Surgery and New York-Presbyterian Hospital, regarding possible solutions for the critical challenges to patients and hospitals posed by harmful airborne pathogens and HAIs.

This collaboration has served as the foundation for our Company and the implementation of our business plan. Dr. Khoury made a substantial investment in the Company, leading an investment group providing the necessary capital to develop the Company’s substantial intellectual property portfolio and products.

Dr. Khoury is a renowned industrialist recognized for bringing to market game-changing solutions for diverse challenges and for building market-leading global businesses. Dr. Khoury was Chairman and Chief Executive Officer of B/E Aerospace, a Nasdaq-listed S&P 400 diversified industrial company, sold in April 2017 to Rockwell Collins (now, part of Raytheon) for $8.6 billion. Previously, in December 2014, B/E Aerospace completed the spin-off of KLX Inc. as an independent Nasdaq-listed public company, itself sold in May 2018 to Boeing for $4.25 billion. Drs. Khoury and Helfet were long-time colleagues who served together for many years on the board of directors of Synthes, Inc., which, led by Dr. Khoury’s efforts, completed a $21 billion merger in 2012, creating DePuy Synthes, Johnson & Johnson’s global orthopaedics business.

Several other members of our leadership team have long-standing working relationships with Dr. Khoury, including in senior-level roles at B/E Aerospace and KLX Inc.

Our Team

To more effectively exploit our patents and proprietary technology, we have assembled a team of highly credentialed scientists, with advanced degrees in electrical, mechanical and software engineering, as well as in physics, chemistry and related fields, in the development of our devices. This team, in conjunction with their counterparts from our FDA regulated contract manufacturing partner, have driven both the device performance and manufacturing optimization during the development stage of our Company and have positioned our Pūrgo device to be decisively superior, on both a performance and price basis, to existing FDA cleared (or seeking clearance) air purification devices currently on the market. Our team has also enabled us to develop our submission package for FDA 510K clearance to market the Pūrgo device.

Publicly traded companies at which our leaders have or have had active roles include: B/E Aerospace, Inc., a Nasdaq listed company until its acquisition by Rockwell Collins, at the time a NYSE listed company, in 2016; Lennar Corporation (NYSE: LEN); KLX Inc., a Nasdaq listed company until its acquisition by The Boeing Company (NYSE: BA) in 2018; KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) (“KLX Energy”); Bank of America Corporation (NYSE: BAC); Moelis & Company (NYSE: MC); Moly Mines Ltd, an Australian Stock Exchange (“ASX”) listed company that was acquired by Young Australian Mines Ltd; Puritan Bennet Corporation, a Nasdaq listed company acquired by Nellcor Incorporated (Nasdaq: NELL) in 1995, forming Nellcor Puritan-Bennet; Schering Plough Laboratories, a private company acquired by Merck & Co. (NYSE: MRK) in 2009; United Technologies, a NYSE listed company until its acquisition in 2020 by Raytheon Corporation to form Raytheon Technologies Corp. (NYSE: RTX); and Wyeth Laboratories, a NYSE listed company acquired by Pfizer (NYSE: PFE) in 2009. Members of our leadership team played important management and scientific development roles or were also early investors for a number of healthcare companies and committees, including:

Amin J. Khoury, PhD (Hon). Dr. Khoury is one of our co-founders and has been the Chairman of our Board of Directors since May 2020. Previously, Dr. Khoury served as Chief Executive Officer and Chairman of the Board of Directors of KLX Inc. from its formation in December 2014 until its sale to The Boeing Company in October 2018. Dr. Khoury served as Chairman of the Board, Chief Executive Officer and Co-Chief Executive Officer of B/E Aerospace from its founding in 1987 until its sale to Rockwell Collins in 2017. Dr. Khoury was a Trustee of the Scripps Research Institute from May 2008 until July 2014. Until 2012, for 26 years, Dr. Khoury also served as a director of Synthes, Inc., having earlier been Chairman of Synthes Maxillofacial, and a founding investor in Spine Products, Inc., which was acquired by Synthes in 1999.

Synthes, a $4 billion annual revenue company, was the world’s leading manufacturer and marketer of orthopedic trauma implants and a leading global manufacturer and marketer of cranial-maxillofacial and spine implants, before Dr. Khoury led an effort to merge Synthes with Johnson & Johnson (NYSE: JNJ) in a $21 billion transaction in 2012. Dr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors and a Master’s Degree in Business Administration from Northeastern University. Dr. Khoury has served as a member of the Board of Trustees of Northeastern University since July 2018 and received an honorary doctorate from Northeastern University in May 2019.

Dr. Khoury is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting our managerial talent, team of highly accomplished scientists and Board members. He has an intimate knowledge of the Company, our industry and our competitors. All of the above experience and leadership roles uniquely qualify him to serve as our Company’s Chairman of the Board.

David Helfet, M.D. Dr. Helfet is one of our co-founders and is currently our Chief Medical Officer and a Director. He is currently Professor of Orthopaedic Surgery at the Weill Medical College of Cornell University and Director of the Combined Orthopaedic Trauma Service at both the Hospital for Special Surgery and New York-Presbyterian Hospital. He has served on several committees of the American Academy of Orthopaedic Surgeons, the AO/ASIF Foundation (currently the Chairman of AO Documentation and Publishing), AO North America and the American Board of Orthopaedic Surgery, among others. In addition, Dr. Helfet has been extensively involved in the Orthopaedic Trauma Association, including as President from 1998 to 1999, and is still on its Board as a past President. He was Assistant Professor of Orthopaedic Surgery at Johns Hopkins University School of Medicine from 1982 to 1986, Associate Professor and Chief of Orthopaedic Trauma at the University of South Florida School of Medicine/Tampa General Hospital from 1986 to 1991 and at the Cornell University Medical College from 1991 to 1998. Dr. Helfet has been the recipient of many honors and awards, has published extensively on orthopedic trauma topics and is annually ranked as one of New York Magazine’s “Best Doctors in New York” and Castle-Connolly’s “America’s Top Doctors.” Dr. Helfet brings a unique perspective to our Board as a world renowned orthopaedic surgeon, which, along with his intimate knowledge of our Company and our industry, uniquely qualifies him to serve on our Board.

Dr. Helfet completed his undergraduate studies at the University of Cape Town, receiving a Bachelor of Science degree in biochemistry with honors, followed by medical school, where he received Bachelor of Medicine and Bachelor of Surgery degrees in 1975. His internship and surgical residency were completed at Edendale Hospital in Pietermaritzburg, S.A. and at Johns Hopkins University in Baltimore, Maryland, followed by orthopaedic residency also at Johns Hopkins University, then fellowships at the University of Bern, Insel Hospital in 1981 and at UCLA from 1981 to 1982.

Mark Krosney. Mr. Krosney is one of our co-founders and is our Chief Scientific Officer. He has been the driving force in the development of AeroClean Technologies’ proprietary technology. Mr. Krosney is primarily responsible for numerous patents, including several that are important parts of our IP portfolio. Mr. Krosney is a key member of the development team for the Pūrgo air purification and disinfection product development project. Prior to becoming Vice President and General Manager of B/E Aerospace’s Business Jet Group, Mr. Krosney was B/E Aerospace’s technical interface with The Boeing Company, Airbus and the Federal Aviation Administration. Earlier in his career, Mr. Krosney worked on jet engine and rocket propulsion systems as well as technical control systems at United Technologies. Mr. Krosney received his Bachelor of Science degree in Engineering from Carnegie Mellon University and Master of Science degree in Management of Technology from the Sloan School at the Massachusetts Institute of Technology.

Jason DiBona. Mr. DiBona has served as our Chief Executive Officer since May 2020. Mr. DiBona brings more than 25 years of experience in developing and executing strategies for sustainable growth. He has held leadership roles in medical and healthcare technologies, global sales operations and start-up environments and has experience working with diverse private and public sector clients in more than 120 countries. Mr. DiBona spent the majority of his career, from 1999 to 2014, at GE Healthcare, holding multiple leadership and business development roles across the global healthcare organization. After his time at GE Healthcare, from 2014 to 2018, Mr. DiBona led the sales and marketing efforts at ePreop, a start-up medical software developer, with a successful launch and exit in the role of Executive Vice President of Sales and Marketing. Prior to AeroClean, Mr. DiBona served as Senior Vice President of Global Sales Strategies for America’s largest homebuilder, Lennar Corporation. Mr. DiBona earned his Bachelor of Science degrees in Molecular Biology and Microbiology from the University of Central Florida.

Ryan Tyler. Mr. Tyler has served as our Chief Financial Officer since October 2020. Prior to joining AeroClean, Mr. Tyler held various positions from 2014 to 2020 at B/E Aerospace, Inc., KLX Inc. and KLX Energy Services Holdings, Inc., including vice president, overseeing financial reporting, internal controls, corporate development, investor relations and financial planning and analysis. Prior to the KLX Inc. spin-off from B/E Aerospace, Mr. Tyler served as B/E Aerospace’s director of financial reporting and internal controls from 2013 to 2014, where he focused on the company’s public filings, mergers and acquisitions and capital raises. Mr. Tyler also spent three years at Oxbow Carbon LLC, serving as a line of business controller responsible for several of the company’s lines of business over the three-year period. Mr. Tyler spent five years at Ernst & Young as a manager providing audit services to public and private clients in multiple sectors, including telecommunications, real estate, healthcare, financial services and distribution. Mr. Tyler received his Bachelor and Master of Accounting degrees from the University of Florida and received a Certified Public Accountant designation in Florida (inactive).

Michael Senft. Mr. Senft currently serves on our Board of Directors, where he is the Lead Independent Director. Over the past two years, Mr. Senft has served as a strategic advisor to several other venture stage companies, including acting as senior advisor to Critical Response Group, a venture-stage company established to apply battlefield protocols to homeland security applications. From 2014 to 2018, Mr. Senft served as Vice President-Chief Financial Officer, Treasurer and Head of Investor Relations of KLX Inc. Prior to his role at KLX Inc., Mr. Senft was an investment banker for over 30 years, including roles as Senior Managing Director at Moelis & Company, Global Head of Leveraged Finance at CIBC and Global Co-Head of Leveraged Finance at Merrill Lynch. Mr. Senft has also served on the Boards of Directors of B/E Aerospace, Del Monte Foods and Moly Mines Ltd. Mr. Senft received his Bachelor of Arts degree in Economics from Princeton University and his Master of Business Administration degree from the Stern School of Business at New York University. Mr. Senft’s education and extensive experience in strategic business planning, coupled with a deep understanding of our business, uniquely qualify him to serve as a member of our Board.

Thomas P. McCaffrey. Mr. McCaffrey currently serves on our Board of Directors. He has been a member of the Board of Directors of KLX Energy since April 22, 2020. Previously, Mr. McCaffrey served as President, Chief Executive Officer and Chief Financial Officer of KLX Energy since May 1, 2020 and as Senior Vice President and Chief Financial Officer of KLX Energy from September 2018 until April 30, 2020. Prior to that, Mr. McCaffrey served as President and Chief Operating Officer of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018 and as Senior Vice President and Chief Financial Officer of B/E Aerospace from May 1993 until December 2014. Prior to joining B/E Aerospace, Mr. McCaffrey practiced as a Certified Public Accountant for 17 years with a large international accounting firm and a regional accounting firm based in California. Since 2016, Mr. McCaffrey has served as a member of the Board of Trustees of Palm Beach Atlantic University and serves as a member of its various committees and is currently Chairman of its Audit Committee. Mr. McCaffrey received his Bachelor of Science degree in Business Administration with a concentration in Accounting from California Polytechnic State University-San Luis Obispo. Our Board benefits from Mr. McCaffrey’s extensive leadership experience, thorough knowledge of our business and extensive strategic planning and public company experience.

Nick DeAngelis, PhD. Dr. DeAngelis is our Director of Regulatory Affairs & Quality and, as a self-employed consultant, is a key member of the development team for the Pūrgo air purification and disinfection product development project. Dr. DeAngelis has over 40 years of experience in pharmaceutical companies, 25 years of which was at senior management levels, including Senior Director of the Analytical and Physical Chemistry departments at Wyeth Laboratories, a NYSE-listed public company acquired by Pfizer in 2009, and at Schering Plough Laboratories, a private company acquired by Merck & Co. in 2009. Dr. DeAngelis has worked for a number of years as a self-employed consultant assisting numerous pharmaceutical and medical device companies in product development and quality assurance. Dr. DeAngelis holds a Bachelor of Science degree in Physics, a Master of Science degree in Chemistry and a PhD in Chemistry from Villanova University.

Edward Lanzilotta, PhD. Employed at Intelligent Product Solutions, a leading medical and technology device engineering group (“IPS”), Dr. Lanzilotta is a key member of the development team for the Pūrgo air purification and disinfection product development project. He has held engineering and management positions at Draper Laboratory, Bolt, Beranek & Newman, American Science and Engineering, Scientific Systems Corp. and Airborne Instruments Laboratory. Dr. Lanzilotta holds a Bachelor of Science degree in Electrical Engineering, a Master of Science degree in Mechanical Engineering and a PhD in Mechanical Engineering from the Massachusetts Institute of Technology.

Rao Tella. Mr. Tella is our Director of Operations. He has been employed by Eaton Aerospace, Puritan Bennet Corporation, a Nasdaq-listed company acquired by Nellcor Incorporated in 1995 to form Nellcor Puritan-Bennet, and B/E Aerospace in various capacities, including Manager of R&D, Director of Operations, P&L responsibility as Vice President/General Manager of a $400 million business and Vice President of corporate strategy. Mr. Tella holds a Bachelor of Science degree in Engineering from the Indian Institute of Technology located in Chennai, a Master of Science degree in Engineering and Master of Business Administration degree from the University of Minnesota and has completed a strategic studies program at Harvard University.

Bill Reisenauer. Mr. Reisenauer is our Lead Engineer on Pūrgo UV Subsystem Design, is a key member of the development team for the Pūrgo UV air purification and disinfection product development project and is the lead Engineer on the Pūrgo UV subsystem design, test and qualification. At B/E Aerospace, Mr. Reisenauer was the director of engineering for the lighting products group and drove the introduction of LED technology into business and commercial aircraft lighting. Mr. Reisenauer holds a Master of Science degree in Electrical Engineering and a Bachelor of Science degree in Electrical Engineering from the Polytechnic Institute of New York and a Master of Business Administration from Adelphi University.

Karl Keppeler. Mr. Keppeler is our Lead Engineer on the Electrical Engineering and Embedded Software Subsystems and is a key member of the development team for the Pūrgo air purification and disinfection product. Mr. Keppeler is an IPS Fellow at IPS, where he has worked for over 11 years on customer projects in a range of industries. Prior to joining IPS, Mr. Keppeler worked in a variety of industries, including payment automation, telecommunications, mobile computing and vehicle electrification. Mr. Keppeler holds a Bachelor of Science degree and a Master of Engineering degree in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

Joseph Toro. Mr. Toro is our Lead Industrial Design Engineer and is a key member of the development team for the Pūrgo air purification and disinfection product development project. Currently the director of Industrial Design at IPS, Mr. Toro has more than 20 years of experience developing award winning innovative solutions for consumer and professional products. Mr. Toro directed the design of products ranging from miniature motion control solutions for B/E Aerospace and medical clients to household appliances for Applica Black and Decker. Mr. Toro holds a Bachelor of Science degree in Industrial Design from the University of Bridgeport. Mr. Toro’s team has worked closely with Mr. Krosney in the design of PūrgoLift, AeroClean’s elevator implementation product line.

Our Strategy

Our mission is to establish AeroClean Technologies as the leader in creating a safe indoor environment, free of dangerous pathogens, particles, allergens, mold and fungi, for the healthcare, commercial office, educational and transportation marketplaces. Our goal is to become the leading provider of pathogen-eradication solutions, through the application of air sanitization using our UV-C LED technology, and to create comprehensive solutions for at-risk enclosed spaces across hospitals, outpatient treatment facilities, universities and schools, senior living and nursing homes, non-hospital healthcare facilities, commercial buildings and the human transport and travel industries.

The key elements of our strategy are:

·	Establish our technology and brand by beginning commercial production and sale of the Pūrgo air purification device in July 2021, to be sold predominantly to hospitals and outpatient treatment facilities and the healthcare and medical office market, including surgery centers and doctors’ offices.

·	Utilize third party FDA regulated contract manufacturing to launch the Pūrgo office air purification device and establish a commercial footprint.

·	Accelerate development and market introduction of our prototype PūrgoLift air purification solution for elevators, which is a critical need for large buildings to support occupants returning to and continuing to work in these buildings safely. Elevators create a point of acute vulnerability in both office buildings and in hospitals, where patients and outsiders are being transported at the same time, and who may carry pathogens into an environment where people are particularly vulnerable.

·	Capitalize on the aviation industry expertise and credibility of the former founder and executive officers of B/E Aerospace who are now leading AeroClean Technologies, to create strategic alliances with aviation industry suppliers to provide both ground-based and in-flight air purification systems based upon patented SteriDuct UV-C LED technology.

·	Explore opportunities for collaboration and partnership with global industry leaders in heating, ventilating and air conditioning (“HVAC”) to extend our UV-C LED air purification technology to the integrated air handling systems of large buildings.

·	Identify opportunities to establish and extend our industry leadership internationally, through selective joint ventures and acquisitions that further capitalize on our superior technology.

Our Strengths

We believe AeroClean Technologies is uniquely positioned to capitalize on the emerging market for air sterilization products and services and that we will act as a disrupter to the existing hierarchy of traditional HVAC and cleaning businesses that do not adequately address the emerging threat of human pathogen cross infection and transmission.

We believe our principle strengths in capturing this opportunity are:

·	Superior core technology embedded in our patented, UV-C LED air treatment technology utilized in the Pūrgo air purification device, which the FDA has indicated that we can market and sell for intended use following the Policy.

·	Validate efficacy through independent testing at third party laboratories and obtain FDA 510K clearance to validate performance and efficacy claims as well as to validate the design and manufacturing rigor of the Pūrgo air purification device.

·	Our growing team of dedicated engineers, regulatory officers and sales and marketing professionals, which we believe will provide our Company with a significant competitive advantage over our smaller and regional competitors, as well as those larger competitors who are not focused specifically on pathogen elimination as a dedicated priority and do not currently have truly competitive products in their portfolios of products and services.

·	Our executive team, which includes our chief executive officer and chief financial officer, with backgrounds in building and leading international healthcare sales teams and growing large, international public companies organically and through strategic acquisitions, respectively, establishing the cornerstone of a first-class management team.

·	Time, capital and expertise of the team dedicated to the development and manufacturing of the Pūrgo air purification device, which separates it from its competition and which we believe will generate differential outcomes when marketing to hospital and non-hospital healthcare customers as well as other discriminating target markets.

·	The credibility in the healthcare market afforded us by our founding partner and Chief Medical Officer, Dr. David Helfet.

·	The business building acumen and leadership of our founding partner, Amin J. Khoury. Dr. Khoury, as the Founder and formerly Chairman and Chief Executive Officer of B/E Aerospace, the world’s leading commercial aircraft cabin interiors company prior to its acquisition by Rockwell Collins, built the business through both organic growth and acquisitions, by establishing superior in-house engineering and global sales capability, and by driving innovations across product categories, thereby establishing B/E Aerospace as the world leader and differential partner to its airline customers, as well as to The Boeing Company, Airbus and the business jet manufacturers.

·	We recruited Mr. DiBona from GE Healthcare to lead the Company as Chief Executive Officer, which we believe will provide us with strong judgment on the healthcare industry’s future development trends.

·	Priced such that it can be quickly implemented and fit within multiple budgets, making it marketable to a wide range of hospital medical departments and other customers.

Our History

The genesis of our SteriDuct and Pūrgo technology traces back to technology developed by Mark Krosney, Co-Founder and Chief Scientific Officer, a highly-accomplished scientist and formerly one of the lead engineers of B/E Aerospace. The technology was originally intended to address commercial aircraft cabin air quality applications. However, Amin J. Khoury, the Founder and formerly the Chairman and Chief Executive Officer of B/E Aerospace, recognized the commercial potential of this technology for the healthcare market, after discussions with Dr. David Helfet, Co-Founder and the Director Emeritus of the Orthopedic Trauma Service at both the Hospital for Special Surgery and the New York-Presbyterian Hospital, regarding the critical challenge to patients and hospitals posed by HAIs. Dr. Khoury subsequently led an “angel” investment group in funding the Company to-date, in particular to provide for rigorous design and development of Pūrgo in a manner conforming to demanding regulatory requirements and the development of substantial intellectual property.

Dr. Khoury and Dr. Helfet are long-time colleagues who developed a strong business relationship during their respective 26 and 10 year-service on the board of directors of Synthes, Inc., a $4 billion annual revenue company and the world’s leading manufacturer and marketer of orthopedic trauma implants. In 2011, Dr. Khoury, at the request of Hansjörg Wyss, CEO of Synthes, led an effort to sell Synthes. In 2012, Synthes successfully merged with Johnson & Johnson’s DePuy franchise in a $21 billion transaction.

Our team is rapidly expanding through the addition of highly qualified independent contractors and executives, including scientists, engineers, sales and marketing resources and others with expertise in electrical, mechanical and software engineering, computer science and regulatory matters, as well as experience in the healthcare and medical device industries. To date, we have used consultants and other contract personnel for product development and engineering projects as well as for outsourced manufacturing expertise. With a portion of the proceeds of this offering, we intend to complete the establishment of our corporate headquarters and distribution center, establish our consumables and services business, as well as continue to add key operations and other executives, to support the transition to a commercial, revenue-generating business.

We believe the team AeroClean Technologies has assembled, in addition to its differentiated technology and product offering, positions the Company to establish itself as the category leader and industry consolidator in premium air purification solutions for rooms, elevators and transportation systems. Dr. Khoury and his team, with an established track record and experience from B/E Aerospace in penetrating and ultimately becoming the industry leader for the comprehensive array of commercial aircraft cabin interior components in the face of multiple incumbent competitors, informs AeroClean Technologies’ approach to the air purification market, which is currently populated by a number of small companies with technology that relies predominantly on traditional filtration devices.

In 2014, Messrs. Khoury, McCaffrey and Senft, all current members of the AeroClean Board of Directors, led an effort to separate B/E Aerospace into two distinct public companies, one an aerospace manufacturing business and the other an aviation distribution business. In 2017, the team sold the manufacturing business to Rockwell Collins in an $8.6 billion transaction representing a 14x EBITDA multiple and, in 2018, sold the distribution business to The Boeing Company for $4.25 billion, representing a 15.7x EBITDA multiple.

Leveraging Engineering, Manufacturing and Regulatory Expertise

In developing our patents and related intellectual property into commercial devices that will meet the exacting standards of medical device regulators, while at the same time creating a competitive advantage in our target markets, AeroClean Technologies has chosen to partner with leading companies with both engineering and FDA regulatory expertise as well as FDA regulated contract manufacturers. Utilization of the leading companies in their fields has allowed AeroClean Technologies to dramatically shorten the time-to-market of our Pūrgo device (our first marketable device), while also taking advantage of best-in-class engineering, regulatory expertise and assembly of our first commercial units without having to invest the substantial sums that would be required to establish all these capabilities in-house. The exacting standards embedded in our Pūrgo device are expected to deliver market leading performance in air purification with true competitive differentiation and which will support final FDA 510K clearance for utilization in healthcare and other target markets where performance must be validated by certified independent laboratories.

Our in-house team, leveraging these organizations, has developed what we believe to be the lightest weight, most compact, powerful and cost-effective pathogen elimination device for our target markets.

AeroClean Technologies contracted with IPS, a leading medical and technology device engineering group, in developing the device configuration, which would optimize the performance and reliability of our patented UV-LED and SteriDuct technology. With over 100 designers and engineers who specialize in commercializing highly exacting applications of new technology, a dedicated IPS team has worked continuously with us to design, develop, test and source the components for the commercial production of the Pūrgo device. This is particularly true of electronics design and software engineering as well as product industrial design.

To manufacture our first Pūrgo device, AeroClean Technologies has engaged Mack Molding, a leading contract manufacturer of medical devices, which also has experience manufacturing devices for the transportation, energy/environment, defense/aerospace and consumer markets. A subsidiary of Mack Molding, Synectic Engineering, an engineering services company with specialties in custom mechanical, biomedical engineering and industrial design, electrical engineering, quality and regulatory support, rapid prototyping and “Voice of Customer” research, is collaborating with AeroClean, with IPS and with Mack Molding to ensure a smooth transition of the engineering of our Pūrgo device to commercial production within Mack Molding.

AeroClean Technologies has also engaged MethodSense, Inc., a regulatory affairs and quality assurance consulting firm, to reduce time to market and move our Pūrgo device successfully through the FDA regulatory process. MethodSense is a global medical device consultancy and software developer with over 21 years of deep industry experience, proven processes and modern technology focused on the commercial success of medical device companies.

Our Value Proposition

While there are numerous air filtration devices currently on the market, in addition to traditional filters fitted on HVAC systems primarily in hospitals, we believe the Pūrgo devices promise a step-change improvement in air treatment. By employing our patented UV-C LED and SteriDuct technology combined with three-stage filtration, our devices not only remove dust, spores, allergens and pathogens from the air but also eradicate essentially all types of airborne pathogens in occupied room airspaces and do so continuously. The cost of upgrading HVAC systems in hospitals, schools, office buildings, commercial spaces and others looking for air quality solutions can not only be costly, but it can also be disruptive as the core system is retrofitted or construction takes place to address high-risk areas throughout the building. Further, HVAC systems do not always run continuously and cannot, in any event, continuously protect a room’s occupants as compared to Pūrgo, which is continuously running and placed closely to potential sources of cross-infection. Larger plug-and-play solutions are generally more costly and, we believe, less effective because they cannot always be placed closest to the occupants we are protecting. Our first Pūrgo device is of a size and price point that allows customers to strategically place units for optimal protection of occupants. We believe the combination of technology, performance and price of the Pūrgo devices will deliver a singular value proposition that will make AeroClean Technologies a disruptor and consolidator in the professional air treatment market.

Our Technological Advantage

The foundation of our patented pathogen-killing technology is the utilization of solid-state light emitting diodes (“LEDs”) and the unique way we have deployed this LED technology through the development of our patented SteriDuct, which incorporates a proprietary geometry and reflective coating air induction and treatment process to safely deliver superior pathogen killing capability, while operating at lower power levels and with minimal air flow disruption. Our technology uses UV-emitting LEDs, which replaces conventional vacuum tube UV sources used in other competing UV devices—which are harmful to human beings and the environment and emit poisonous mercury gas when broken.

Studies of COVID-19 transmission have highlighted that, similar to seasonal flu viruses and other pathogens (such as SARS and MERS), COVID-19 is transmitted predominantly through contact between an infected person and others. To effectively limit this exposure, the air in the room that the infected person occupies must be continuously treated to remove the pathogens being transmitted into the air in the room. There currently are a number of commercial devices that reduce air pathogen levels, but they do not do so continuously while the room is occupied. The Pūrgo device operates continuously, and the devices are able to be placed strategically within occupied rooms to treat the infected air closer to the source of the infectious material, rather than have the air pulled from the room through traditional filtering systems. Testing results confirmed that our prototype device, powered by SteriDuct, was able to eradicate 99.99% (4 Log) of airborne pathogens in less than 60 minutes, including a surrogate pathogen for COVID-19.

Our Target Markets

We believe our technology is adaptable and superior in the treatment of air and destruction of pathogens in any interior space. The market for our technology, therefore, is both large and global in nature – we estimate the total addressable market opportunity just within the U.S. healthcare market to be approximately $12 billion. Our proprietary patents and the validation of our first device, the compact, lightweight, powerful and cost-effective Pūrgo air purification device, will be important in establishing our brand and commercial footprint.

The markets we intend to focus on initially will be predominantly in the healthcare industry, as the inspiration for our technology was to address the high rate of HAIs acquired throughout hospitals, but particularly in surgeries and outpatient treatment areas with the highest population of immunocompromised patients. Moreover, the healthcare industry in the U.S. represents an approximately $12 billion market opportunity that will continue to be on the front lines of dealing with pathogens and, therefore, will be receptive to technological advances that address the issue. We are acutely focused on the breadth of healthcare facilities that would benefit from utilization of the Pūrgo device. In the U.S. alone, there are 6,090 hospitals, which have 208,500 on-site surgical facilities. In addition, these hospitals have 106,000 intensive care beds, predominantly each in their own room, and 825,000 non-ICU beds, usually configured with three beds per room. We have also assumed each hospital has 15 waiting rooms across both the general admittance and specialty practices within the facility and that each hospital has a minimum of seven elevators. As a result, in total, we estimate the approximate total market opportunity for the Pūrgo device within the U.S. hospital system to be $2.4 billion.

We believe the non-hospital medical market presents an equally compelling opportunity. There are approximately 209,000 medical offices in the U.S., as well as 9,280 non-hospital surgery centers containing 16,000 procedure rooms. We believe that most rooms could utilize a minimum of two Pūrgo devices to optimize room sanitization and disinfection, representing a market opportunity of approximately $4.3 billion.

Our third expected healthcare market opportunity is serving the long-term care and assisted living industry. We view this market as a natural extension of the first two areas, hospital and medical offices, which we will address in the first phase of our commercial launch. There are currently 60,000 long-term care and assisted living facilities in the U.S., and we believe, from a safety and fiduciary position, each facility should consider coverage of the common facilities, including dining rooms, activity rooms, therapy rooms and, importantly, reception areas and elevators, representing a market opportunity of approximately $5.1 billion, exclusive of elevators.

We believe rapid adoption of the Pūrgo device in the healthcare environment will create substantial credibility and momentum that will enable us to enter the university and K-12 school market. On March 11, 2021, President Biden signed the $1.9 trillion coronavirus relief package, the American Rescue Plan, which included $130 billion to help schools reopen safely by reducing the probability of cross-infection – including for personal protective equipment, reducing class sizes and, importantly, improving ventilation. In a 2021 report on K-12 public school infrastructure, the American Society of Civil Engineers found that more than 40% of schools had HVAC systems in need of repair. Therefore, we believe that the K-12 school market represents a market opportunity of approximately $1 billion. We are engaging in activities with a goal of accessing the K-12 school market, including direct marketing to school administrators online and working with third-parties that specialize in marketing to K-12 schools. While our primary focus in 2021 has been establishing our commercial footprint within the healthcare markets as previously noted, we expect to see word-of-mouth driven demand from universities and schools as the year progresses.

Similarly, we believe emerging public awareness of the realities of airborne infections are focusing both tenants and landlords on the inadequacies of centralized HVAC systems for protecting occupants in individual rooms, in the instance when an infected person is also in the room and contagious. Only localized, continuous sanitizing of the air can reduce the risk of infection in these circumstances. Prophylactic placement of the Pūrgo devices in conference rooms, open work environments, cafeterias, lobbies and other communal spaces will substantially improve the air quality of these areas well beyond what is provided by central HVAC systems and thereby make it safe to return to and remain at work in multi-story office buildings.

We believe AeroClean Technologies is well positioned to generate strong revenue growth, superior margins and high free cash flow within the next two to three years, accelerating revenue growth and margin expansion over the following two to three years. Commercial sales of our in-room Pūrgo device began in July 2021; however, the first year is expected to be primarily focused on establishing our warehouse and distribution facilities, building out our corporate headquarters, completing and filing our FDA 510K submission package and then building our sales and distribution channels, branding and marketing initiatives to establish customer awareness and continued product development activities. We anticipate annual revenues attributable to sales of the Pūrgo devices to rise significantly in 2022, while cash flow is expected to remain negative, principally due to investment in inventory and receivables, as well as engineering costs associated with future applications of our proprietary technology. We expect annual revenues to continue to rise significantly in 2023, as the Pūrgo device, the PūrgoLift elevator implementation and the service cycle for purchased Pūrgo devices all contribute to revenue growth. Our strategy is to deliver positive net earnings and free cash flow beginning in 2023, with strong growth in revenues, net earnings and free cash flow in subsequent years. Significantly, we believe that, by 2025, we will have firmly established AeroClean Technologies as a market leader for its product categories, and a preferred partner for HVAC and other air treatment companies in expanding their capabilities, while market opportunities for further widespread adoption of our products remain largely untapped.

Operational Update

In July 2021, we began commercial operations, registering initial commercial sales of our first product, the in-room P&umacr;rgo device. In July and August 2021, we shipped a total of 41 units for $91,500 of revenues; approximately 8 units were sold at current market prices to an entity in which our Chairman has a financial interest. Orders received as of the end of August were for 121 units for approximately $320,000. As of August 31, 2021, the Company had aggregate cash of $704,321.

Corporate Information

We were formed as Cleanco Bioscience Group LLC, a limited liability company in Florida, in September 2011 and effected a name change to AeroClean Technologies, LLC and conversion to a Delaware limited liability company in September 2020. The address of our principal executive offices is 10455 Riverside Drive, Palm Beach Gardens, FL 33410. Our corporate website is www.aeroclean.com. The information contained on or that can be accessed through our website is not incorporated by reference into this offering circular and you should not consider information on our website to be part of this offering circular or in deciding whether to purchase shares of our common stock. We have included our website address in this offering circular solely as an inactive textual reference.

In connection with, and prior to the closing of this offering, we intend to reorganize our existing corporate structure so that the issuer of our common stock is a Delaware corporation named AeroClean Technologies, Inc. The reorganization will be effected through the conversion of AeroClean Technologies, LLC into a Delaware corporation at a conversion ratio of           shares of common stock for each Class A unit prior to the closing of this offering and conditioned upon our receipt of a listing approval letter from Nasdaq.

Risks Affecting Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this “Summary” section. These risks include, but are not limited to, the following:

·	If Pūrgo fails to perform as expected, our ability to develop, market and sell our products could be harmed;

·	If we cannot develop adequate distribution, customer service and technical support networks, then we may not be able to market and distribute our products effectively or customers may decide not to order our products;

·	We expect to incur future losses through the end of 2022 and cannot be certain that our Company will become profitable;

·	We may not be successful in implementing our proposed business strategy to achieve our expected revenue growth or effectively manage growth;

·	If we are unable to continue to raise additional funds to support our growth, there would be substantial doubt about our ability to continue as a going concern;

·	We do not yet have full FDA clearance to market our products in the United States;

·	We are subject to continuing regulation by the FDA, and if we fail to comply with regulations, our business could suffer;

·	Our products have not been proven to reduce the risk of COVID-19 transmission;

·	We may face significant challenges in obtaining market acceptance of our products;

·	We lack manufacturing experience and capabilities;

·	Our success may depend on our ability to protect our intellectual property;

·	Our ability to expand our product offerings and introduce additional products and services may be limited;

·	Quality problems with, and product liability claims in connection with, our products could lead to recalls or safety alerts, harm to our reputation or adverse verdicts or costly settlements; and

·	We have limited experience selling our products to healthcare facilities, and we might be unsuccessful in increasing our sales.

You should carefully consider all of the information set forth in this offering circular and, in particular, the information in the section entitled “Risk Factors” prior to making an investment in our common stock. These risks could, among other things, prevent us from successfully executing our strategies and could have a material adverse effect on our business, financial condition and results of operations.

The Offering

Common stock offered by us in the offering	shares of common stock

Option to purchase additional shares	The underwriters have an option, exercisable within 45 days of the date of this offering circular, to purchase up to additional shares of our common stock.

Common stock to be outstanding after this offering	shares of common stock (or shares of common stock if the underwriters exercise in full their option to purchase additional shares of common stock)

Use of proceeds	We intend to use the proceeds of this offering to support the build-out of our organization, fund production of our office air purification devices, establish our consumables and service business and support our product development efforts for our other high priority initiatives.

Dividend Policy	We have never declared or paid cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any dividends to holders of our common stock in the foreseeable future.

Lock-up agreements	Our officers, directors and holders of 1% or more of our outstanding shares of common stock have entered into lock-up agreements in favor of underwriters for a period of 12 months following the closing of this offering; provided, however, that our officers, directors and holders of 1% or more of our outstanding shares of common stock may be released from such lock-up agreements after six months following the closing of this offering with the prior written consent of HCFP/Capital Markets LLC, or the Representative, and the Company has agreed, for a period of six months from the closing of this offering, that each will not, subject to certain exceptions as described in the section entitled “Underwriting,” (a) offer, sell or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or any other securities of the Company or (b) file or cause to be filed any registration statements or any other form of offering statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or any other securities of the Company. In the event the Representative elects to release its lock-up with respect to any of our securities held by any officer or director of our Company, it will notify us of the impending release and will announce the impending release through a major news service at least two business days prior to the effective date of such release.

Risk factors	An investment in our Company is highly speculative and involves a significant degree of risk. Prospective investors should carefully consider the Risk Factors beginning on page 14 before investing in our shares of common stock offered hereby.

Listing	Prior to this offering, there has been no public market for our securities. We have applied to have our common stock listed on Nasdaq under the symbol “AERC”.

Summary Financial Data

The following table sets forth a summary of our historical financial data as of, and for the periods ended on, the dates indicated. The summary financial data was derived from our audited financial statements and should be read in conjunction with the financial statements and the accompanying notes, which are included elsewhere in this offering circular. In addition, the summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” also included elsewhere in this offering circular.

	Year Ended December 31,
	2020	2019
Operating Data:
Operating expenses	$3,323,081	$152,718
Net loss	3,323,081	152,718
Balance Sheet Data:
Cash	$2,333,117	$796
Total assets	3,193,175	796
Total liabilities	665,308	231,426
Total members’ equity (deficit)	2,527,867	(230,630)

Risk Factors

An investment in our common stock involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this offering circular, before making a decision to invest in our common stock.

Risks associated with our business and industry

If Pūrgo fails to perform as expected, our ability to develop, market and sell our products could be harmed.

We are currently initiating the full-scale launch of our first commercial air purification unit, Pūrgo, for in-room applications and are developing air purification equipment for elevators and for other uses. The successful commercialization of these products is highly uncertain and subject to a number of risks. These risks include: (i) the possibility that our products will be found to be less effective than anticipated or fail to receive necessary regulatory clearances; (ii) that the products, even if effective, will be difficult to scale up or manufacture at commercial levels or uneconomical to market; (iii) that proprietary rights of third parties will preclude us from using such technologies or marketing such products; and (iv) that third parties will use or market superior or equivalent technologies or products. Our products may contain defects in design and manufacture that may cause them to not perform as expected or that may require repairs, recalls and design changes. We have a limited frame of reference from which to evaluate the long-term performance of Pūrgo. If Pūrgo fails to perform as expected, customers may delay deliveries, terminate further orders or initiate product recalls, each of which could adversely affect our sales and brand and could adversely affect our business, financial condition and results of operations. Our future success will depend on our ability to implement our business strategy and to develop and introduce, on a timely basis, products that address the evolving needs of our customers. If we are unable to develop, validate and scale the technology necessary to compete successfully with existing or newly emerging technologies, or if we are unable to develop products based on these technologies, our business, financial condition and results of operations could be seriously harmed.

If we cannot develop adequate distribution, customer service and technical support networks, then we may not be able to market and distribute our products effectively or customers may decide not to order our products. In either case, our sales and revenues will suffer.

Our strategy requires us to distribute our products and provide a significant amount of customer service and maintenance and other technical service to generate recurring revenue. To provide these services, we have begun, and will need to continue, to develop a network of distribution and a staff of employees and independent contractors in each of the areas in which we intend to operate. We cannot assure that we will be able to organize and manage this network on a cost-effective basis. If we cannot effectively organize and manage this network, then it may be difficult for us to provide competitive service and support to our customers, in which case, customers may be unable, or decide not, to order our products, which could have a material adverse effect on our business, financial condition and results of operations.

We expect to incur future losses through the end of 2022 and cannot be certain that our Company will become profitable.

We have incurred operating losses each year since our inception and have only begun to recognize revenue starting in July 2021. These losses are expected to continue through the end of 2022, notwithstanding that we have begun to generate revenue, because we plan to continue to make significant investments to develop and market our products and to establish our consumables and service business. We cannot be certain that we will ever achieve or sustain profitability. If we continue to incur operating losses for a period longer than expected, or in an amount greater than expected, we may be unable to continue our operations.

We may not be successful in implementing our proposed business strategy to achieve our expected revenue growth or effectively manage growth.

Our Company has only recently begun recognizing revenues. In the future, even if our revenues increase, our rate of growth may decline. In any event, we will not be able to grow as rapidly or at all if we do not:

·	successfully establish our technology and brand;

·	establish a commercial footprint;

·	accelerate development and market introduction of our prototypes;

·	capitalize on our collaboration with experts in aerospace;

·	explore opportunities for collaboration; or

·	identify opportunities to establish and extend our industry leadership internationally.

We cannot assure you that we will be able to meet these objectives. As we grow, we expect to invest substantial financial and other resources to:

·	expand into non-medical markets such as medical offices, schools, long-term care facilities and the aviation and HVAC industries;

·	support the development of a team of senior sales associates;

·	accelerate our development of complementary devices; and

·	incur general administration, including legal, accounting and other compliance, expenses related to being a public company.

Our planned growth will place significant demands on our management and on our operational and financial resources. We have hired and expect to continue hiring additional personnel to support our planned growth. Our organizational structure will become more complex as we add staff, and we will need to improve our operational, legal, financial and management controls as well as our reporting systems and procedures. We will require significant capital expenditures and the investment of valuable management resources to grow and develop in these areas. A failure to manage our growth effectively could materially and adversely affect our ability to market our products, which could have a material adverse effect on our business, financial condition and results of operations.

Although we have raised approximately $15 million thus far, if we are unable to continue to raise additional funds to support our growth, there would be substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our financial statements as of and for the years ended December 31, 2020 and 2019 were prepared assuming that we would continue as a going concern. However, our losses of $3.3 million and $0.2 million incurred during the years ended December 31, 2020 and 2019, respectively, and accumulated deficit of $8.2 million as of December 31, 2020 raises substantial doubt about our ability to continue as a going concern. If our financial statements had not been prepared assuming that we would continue as a going concern, then adjustments would have been necessary to the carrying values of the assets and liabilities, the reported revenues and expenses and the balance sheet classifications used. Since December 31, 2020, we have continued to experience losses from operations. We have no commitments for future financings, and we anticipate that we will require additional funding over the next several years in order to continue our efforts to develop and commercialize our products. Our ability to continue as a going concern is subject to our ability to generate a profit and obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities. Our continued net operating losses and stockholders’ deficiency increase the difficulty in meeting such goals, and there can be no assurances that such methods will prove successful.

We may, in the future, raise additional capital through a variety of sources, including the public equity markets, additional private equity financings, collaborative arrangements or public or private debt financings. Additional capital may not be available on terms acceptable to our Company, if at all. If additional capital is raised through the issuance of equity securities, our stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to the shares offered hereby. If we raise additional capital through the issuance of debt securities, the debt securities would have rights, preferences and privileges senior to holders of the shares offered hereby, and the terms of that debt could impose restrictions on our operations.

We do not yet have full FDA clearance to market our products in the United States.

The FDA has indicated that we can now market and sell the Pūrgo device for intended use following the Policy. We are pursuing full FDA 510K clearance for this device, which we believe will provide differentiated, superior performance and efficacy standards to prospective customers. The process of obtaining regulatory clearance to market our products can be costly and time-consuming, and we may not receive such clearances on a timely basis, if at all. The regulatory process may delay the marketing of new products for lengthy periods and impose substantial additional costs, or it may prevent the introduction of new products altogether. Further, if we were to sell our products outside of the United States, our products may be subject to similar regulatory schemes in such other jurisdictions.

We are subject to continuing regulation by the FDA, and if we fail to comply with regulations, our business could suffer.

We are subject to regulation by the FDA in marketing the Pūrgo device under the Policy and will be subject to continuing FDA regulation if and when we receive full FDA 510K clearance for this device. We are subject to Medical Device Reporting regulations, which require us to report to the FDA if we become aware of information that reasonably suggests the Pūrgo device may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device we market would likely cause or contribute to a death or serious injury if the malfunction were to recur. We must report corrections and removals to the FDA where the correction or removal was initiated to reduce a risk to health posed by the Pūrgo device or to remedy a violation of the Federal Food, Drug, and Cosmetic Act (the “FDCA”) caused by the device that may present a risk to health, and maintain records of other corrections or removals. The FDA regulates promotion, advertising and claims made with respect FDA-regulated medical devices. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties.

The FDA and state authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement actions by the FDA or state agencies, which may include any of the following sanctions:

·	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

·	recall, termination of distribution, administrative detention, injunction or seizure of our Pūrgo devices;

·	customer notifications or repair, replacement or refunds;

·	operating restrictions or partial suspension or total shutdown of production;

·	refusing or delaying our requests for modifications to the Pūrgo device;

·	withdrawing or suspending clearance that has already been granted;

·	FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and

·	criminal prosecution.

Any corrective action, whether voluntary or involuntary, as well as potentially defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

Our products have not been proven to reduce the risk of COVID-19 transmission.

We expect that much of the demand for our products will be based not only on their ability to protect immunocompromised patients from HAIs, but also reduce the risk of COVID-19 transmission. Over the last months, we learned that the original COVID-19 virus strain mutates rapidly, and these mutant strains continue to spread throughout the population. Accordingly, as of the date of this offering, much is still unknown about the manner in which bacteria and viruses, including COVID-19 and any mutation or variation thereof, are transmitted among human beings. Current studies have highlighted that COVID-19, like seasonal flu viruses and other pathogens (such as SARS and MERS), is transmitted by air predominantly through contact between an infected person and others. While we have proven that our devices can eliminate 99.99% (4 Log) of airborne pathogens in controlled laboratory environments, including a pathogen that is a surrogate for COVID-19, we have not conducted any tests or studies regarding the ability of such devices to reduce the spread of COVID-19 and any mutation or variation thereof, and our devices may ultimately not succeed in reducing the spread of COVID-19 or any mutation or variation thereof. Further, additional research may determine that COVID-19 is transmitted among human beings in other ways not known or fully understood as of the date of this offering. We expect demand for our products would be significantly less than anticipated if our products are not perceived as being effective at reducing the risk of COVID-19 transmission or if COVID-19 is determined to spread in ways other than through airborne transmission.

We may face significant challenges in obtaining market acceptance of our products, which could adversely affect our potential sales and revenues.

We do not yet have an established market or customer base for our products. Acceptance of our products in the marketplace by both potential users and potential purchasers, including hospitals, schools, universities, commercial facilities, transportation systems and other healthcare and non-healthcare providers, is uncertain, and our failure to achieve sufficient market acceptance will significantly limit our ability to generate revenue and be profitable. Market acceptance will require substantial marketing efforts and the expenditure of significant funds by us to inform hospitals, schools, universities, commercial facilities, transportation systems, residential spaces and other health care and non-healthcare providers of the benefits of using our products. We may encounter significant clinical and market resistance to our products, and our products may never achieve market acceptance. We may not be able to build key relationships with physicians, education administrators and government agencies. Product orders may be cancelled or customers that are beginning to use our products may cease to do so and customers expected to begin using our products may not. Factors that may affect our ability to achieve acceptance of our products in the marketplace include whether:

·	such products will be effective;

·	such products will be cost-effective; and

·	we will be able to demonstrate product safety, efficacy and cost-effectiveness.

Acceptance of our products in the marketplace is also uncertain, and our failure to achieve sufficient market acceptance and sell such products at competitive prices will limit our ability to generate revenue and be profitable. Our products and technologies may not achieve expected reliability, performance and endurance standards. Our products and technologies may also not achieve market acceptance, including among hospitals, or may not be deemed suitable for other commercial applications.

We lack manufacturing experience and capabilities.

We do not have our own manufacturing facilities or capabilities. We have engaged Mack Molding, an FDA regulated subsidiary of the privately held Mack Group, to manufacture the Pūrgo device. Although Mack Molding is an experienced contract manufacturer of medical devices, there can be no assurance that Mack Molding will be able to continue to manufacture our products successfully, including in a manner that complies with regulatory requirements, or at a scale to meet the demand of our customers. There also can be no assurance that we would be able to secure another manufacturer for our products or do so on terms similar to those with Mack Molding. The inability to have our products manufactured in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

Our success may depend on our ability to protect our intellectual property.

Our success may depend on our ability to obtain and maintain patent and trade secret protection. We rely on patents and scientific know-how to protect a significant part of our intellectual property and competitive position. Our patents may not afford meaningful protection for our technologies and products. Some of our patent filings are in an early phase and may not be issued. Further, with respect to our existing patents and any future patents that may be issued, there can be no assurance that the issued claims will provide any significant protection against competitive products or otherwise be valuable commercially. Our competitors may develop technologies and products similar to our technologies and products that do not infringe upon our patents. Legal standards relating to the validity of patents and the proper scope of their claims, including in the medical device field, are still evolving, including that there is uncertainty regarding the breadth of claims in medical device patents or the effect of prior art on them. If we are not able to obtain adequate patent protection, our ability to prevent competitors from making, using and selling competing products will be limited, which could have a material adverse effect on our business, financial condition or results of operations.

We also rely on trade secrets to protect our technologies. However, trade secrets are difficult to protect. We require all of our employees to sign agreements that prohibit the improper use of our trade secrets or the disclosure of them to others, but we may be unable to determine if our employees have complied or will comply with their legal obligations under these agreements. We also require collaborators and consultants to enter into confidentiality agreements, but we may not be able to adequately protect our trade secrets or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of this information. Many of our employees and consultants were, and many of our consultants may currently be, parties to confidentiality agreements with other companies, and the use of our technologies could violate these agreements. In addition, third parties may independently discover our trade secrets or proprietary information.

Our ability to expand our product offerings and introduce additional products and services may be limited, which could have a material adverse effect on our business, financial condition and results of operations.

In July 2021, we completed the development stage of our first commercial air purification unit, Pūrgo, for in-room applications and began commercial production and sales, and we are developing air purification equipment for elevators and for other uses. There can be no assurance that we will be successful in commercializing the Pūrgo device or developing any of our other products, or that demand will develop for our products in the future. Entry into new markets may require us to compete with new companies, cater to customer expectations and comply with new complex regulations, which may be unfamiliar. Accordingly, we could need to invest significant resources in market research, legal counsel and our organizational infrastructure, and a return on such investments may not be achieved for several years, if at all. Additionally, failure to comply with applicable regulations or to obtain required licenses could result in penalties or fines. Further, we may fail in demonstrating the value of any new value-added product to customers, which would compromise our ability to successfully create new revenue streams or receive returns in excess of investments. Any of these risks, if realized, could materially and adversely affect our business, financial condition and results of operations.

Quality problems with, and product liability claims in connection with, our products could lead to recalls or safety alerts, harm to our reputation, or adverse verdicts or costly settlements, and could have a material adverse effect on our business, financial condition and results of operations.

Quality is extremely important to us and our customers due to the serious and costly consequences of product failure, and our business exposes us to potential product liability risks that are inherent in the design, manufacture and marketing of medical devices and services. In addition, our products may be used in intensive care settings with immunocompromised and seriously ill patients. Component failures, manufacturing defects or design flaws could result in an unsafe condition or injury to, or death of, a patient or other user of our products. These problems could lead to the recall of, or issuance of a safety alert relating to, our products and could result in unfavorable judicial decisions or settlements arising out of product liability claims and lawsuits, including class actions, which could negatively affect our business, financial condition and results of operations. In particular, a material adverse event involving one of our products could result in reduced market acceptance and demand for all products offered under our brand and could harm our reputation and ability to market products in the future.

High quality products are critical to the success of our business. If we fail to meet the high standards we set for ourselves and that our customers expect, and if our products are the subject of recalls, safety alerts or other material adverse events, our reputation could be damaged, we could lose customers and our revenue could decline.

Any product liability claim brought against us, with or without merit, could be costly to defend and resolve. Any of the foregoing problems, including product liability claims or product recalls in the future, regardless of their ultimate outcome, could harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

We have limited experience selling our products to healthcare facilities, and we might be unsuccessful in increasing our sales.

Our business strategy depends largely on our ability to sell our products to hospitals and other healthcare facilities. We have limited experience with respect to sales and marketing, and in particular marketing to hospitals and healthcare facilities. If we are unsuccessful at manufacturing, marketing and selling our products, our business, financial condition and results of operations will be materially adversely affected.

Our operating results could be negatively impacted if we are unable to capitalize on research and development spending.

We have and intend to continue to spend a significant amount of time and resources on research and development projects in order to develop and validate new and innovative products. We believe these projects will result in the commercialization of new products and will create additional future sales. However, factors including regulatory delays, safety concerns or patent disputes could delay the introduction or marketing of new products. We may experience an unfavorable impact on our financial condition and business operations if we are unable to capitalize on those efforts to successfully market new products.

Our success will depend partly on our ability to operate without infringing or misappropriating the proprietary rights of others.

We may be sued for infringing or misappropriating the proprietary rights of others. We may have to pay substantial damages, including treble damages, for past infringement if it is ultimately determined that our products or technology infringe a third party’s proprietary rights. Other companies may have filed patent applications on concepts similar to the concepts underlying our technologies and products. In addition, patents may be issued covering UV-LED technology or other technologies or methods of air purification that could prevent us from developing our technologies or products, or that relate to certain other aspects of technology that we utilize or expect to utilize. From time to time, we may receive invitations from third parties to license patents owned or controlled by such parties. We will evaluate these requests and may consider obtaining licenses that are compatible with our business objectives. However, we may not be able to obtain licenses on acceptable terms, if at all. Our inability to obtain or maintain any necessary licenses could have a material adverse effect on our business, financial condition or results of operations.

We may collaborate with third parties to help develop certain technologies.

We may seek out collaboration opportunities, including with global industry leaders in HVAC, to extend our UV-C LED air purification technology to the integrated air handling systems of large buildings, elevators and commercial aircraft. We are accelerating our development of air purification equipment utilizing our proprietary, patented SteriDuct technology for elevators in the PūrgoLift unit, and we may choose to engage in collaborative projects with elevator industry providers to develop that product. We also may create strategic alliances with aviation industry suppliers to provide both ground-based and in-flight air purification systems. There can be no assurances that we will enter into any such collaborations or that they will be successful. If our collaborations are not successful, it may impact our ability to develop new technologies and products, which could adversely impact our business, financial condition and results of operations.

Significant additional governmental regulation could subject us to unanticipated delays, which would adversely affect our sales and revenues.

Our business strategy depends in part on our ability to get our products into the market as quickly as possible. Additional laws and regulations, or changes to existing laws and regulations that are applicable to our business, may be enacted or promulgated, and the interpretation, application or enforcement of existing laws and regulations may change. We cannot predict the nature of any future laws, regulations, interpretations, applications or enforcement or the specific effects any of these might have on our business. Any future laws, regulations, interpretations, applications or enforcement could delay or prevent regulatory clearance of our products and our ability to market our products. Moreover, changes that result in our failure to comply with the requirements of applicable laws and regulations could result in the types of enforcement actions by the FDA or other agencies as described above, all of which could impair our ability to have manufactured and to sell the affected products.

Risks associated with the offering

No public market for our common stock currently exists, and an active trading market may not develop or be sustained.

Our common stock is not currently listed or quoted on any trading market, and there can be no assurance that an active public market for our common stock will ever develop in the future. In the absence of an active trading market:

·	investors may have difficulty buying and selling or obtaining market quotations;

·	market visibility for our securities may be limited; and

·	a lack of visibility for our securities may have a depressive effect on any market price for our securities that might develop.

We have applied to have our common stock listed on Nasdaq. Notwithstanding any such listing, there can be no assurance that our common stock will ever be traded on Nasdaq or listed or quoted on any other trading market or, if listed, quoted or traded, that an active public market will develop or be sustained. Moreover, there can be no assurance that securities analysts of brokerage firms will provide coverage of our Company. In the event there is no active trading market for our common stock or coverage of our Company by securities analysts of brokerage firms, you may be unable to dispose of your common stock at desirable prices or at all. Moreover, there is a risk that our common stock could be delisted from any trading market on which it may be listed or quoted.

The lack of an active trading market may also impair our ability to raise capital to continue to fund operations by selling securities and may impair our ability to use our securities as consideration for future acquisitions.

The forward-looking statements contained in this offering circular involve several known and unknown risks that could have a material impact on our performance.

This offering circular contains forward-looking statements, including statements regarding, among other items, our business strategies and anticipated demand for our products. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks related to our new and uncertain technology and business, the early stage of commercialization and development of our products, our limited operating history, competition, the uncertainty of obtaining regulatory clearance to market our products, the uncertainty of intellectual property protection and other risks discussed in this section as well as other factors referenced in this offering circular.

Our executive officers, directors and principal stockholders have the ability to control all matters submitted to stockholders for approval.

Upon completion of this offering, our executive officers, directors and stockholders who own 5% or more of our currently outstanding shares of common stock will beneficially own shares, in the aggregate, representing approximately         % of our shares of common stock to be outstanding after this offering. As a result, if these stockholders were to choose to act together, they would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act collectively, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of the Company on terms that other stockholders may desire.

Our management will have broad discretion as to how the offering proceeds are used.

Our management will have broad discretion regarding how we use the net proceeds of this offering. Investors will be relying on the judgment of management regarding the application of the proceeds of the offering. The results and effectiveness of our use of the proceeds are uncertain.

The price of our shares of common stock in the future may be volatile.

If a market develops for our common stock, of which no assurances can be given, the market price of our common stock will likely be volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

·	technological innovations or new products and services by us or our competitors;

·	additions or departures of key personnel;

·	sales of shares of our common stock;

·	our ability to integrate operations, technology, products and services;

·	our ability to execute our business plan;

·	operating results below expectations;

·	loss of any strategic relationship;

·	industry developments;

·	economic and other external factors; and

·	period-to-period fluctuations in our financial results.

Any of these factors could have a significant and adverse impact on the market price of our common stock. Because we have a limited operating history and a very limited history of generating revenue, with no reported revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above factors. In addition, the securities markets have from time to time experienced significant price and volume fluctuations, extreme volatility or rapid declines that are unrelated or disproportionate to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock, regardless of our actual operating performance.

If our shares become subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions, and trading activity in our shares may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our shares may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these rules, broker-dealers who recommend such shares to persons other than institutional accredited investors must:

·	make a special written suitability determination for the purchaser;

·	receive the purchaser’s written agreement to the transaction prior to sale;

·	provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and that describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

·	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our shares become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions, and trading activity in our shares may be adversely affected. As a result, the market price of our shares may be depressed, and you may find it more difficult to sell our shares.

We have never declared dividends and do not intend to.

We have never declared or paid dividends on our equity securities and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends will be at our discretion and will be dependent upon our financial condition, operating results, capital requirements, applicable contractual restrictions and other such factors as we may deem relevant.

We are an “emerging growth company” under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenue exceeds $1.07 billion, if we issue more than $1.0 billion in non-convertible debt in a three-year period or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 of any year.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors, and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. Any inability to raise additional capital as and when we need it could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

The determination of the offering price of our shares is more arbitrary compared with the pricing of securities for an established operating company.

Prior to this offering, there has been no public market for any of our securities. The public offering price of our shares was negotiated between us and the joint bookrunning managers. Factors considered in determining the price and terms of the shares (and the additional shares) offered hereby include:

·	the history and prospects of companies similar to our Company;

·	prior offerings of those companies;

·	our prospects;

·	our capital structure;

·	an assessment of our management;

·	general conditions of the securities markets at the time of the offering; and

·	other factors as were deemed relevant.

However, although these factors were considered, the determination of the offering price is more arbitrary than the pricing of securities for an established operating company.

Following this offering, the price of our common stock may vary significantly due to general market or economic conditions as well as other factors. Furthermore, an active trading market for the securities may never develop or, if developed, may not be sustained. You may be unable to sell your shares unless a market can be established and sustained.

Our outstanding shares, including shares eligible for future sale, may have an adverse effect on the market price of our shares.

We have outstanding              shares of common stock. Of such outstanding shares,               shares of common stock are not subject to any restrictions on sale and are “unrestricted” in accordance with Nasdaq’s initial listing requirements. Any sale, or the prospect of any such sales, of our shares could have an adverse effect on the future market price for our shares or on our ability to obtain future financing. Any of the foregoing may have a depressive effect on the price of our shares. Additionally, while the balance of our outstanding shares are subject to lock-up agreements with the underwriters of this offering, any release of these lock-up agreements or lock-up arrangements, or the prospect of any such release, may also place downward pressure on the price of our shares.

You will incur immediate and substantial dilution of the price you pay for your shares.

The difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering constitutes dilution to the investors of shares in this offering. Our existing stockholders acquired their securities prior to this offering at prices less than investors are paying in this offering, contributing to this dilution. Upon consummation of this offering, investors will incur immediate dilution of approximately $           per share (the difference between the pro forma as adjusted net tangible book value per share and the assumed initial offering price of $           per share). This is because investors purchasing shares in this offering will be contributing approximately            % of the total amount paid to us for our outstanding securities after this offering but will only own          % of our outstanding securities. Accordingly, the per-share purchase price investors in this offering will be paying exceeds our per share pro forma as adjusted net tangible book value.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements under Regulation A and expect to be subject to the reporting requirements of the Exchange Act, the other rules and regulations of the SEC, and the rules and regulations of any trading market on which our securities may be quoted or traded. The expenses required to adequately report as a public company will be material, and compliance with the various reporting and other requirements applicable to public companies will require considerable time and attention of management. For example, the Sarbanes-Oxley Act and the rules of the SEC and national securities exchanges impose various requirements on public companies, including requiring the establishment and maintenance of effective disclosure and internal controls. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. These rules and regulations will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits on coverage or incur substantial costs to maintain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified personnel to serve on our Board of Directors, our Board committees or as executive officers.

If we fail to implement and maintain an effective system of internal control to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations as a public company or prevent fraud, and investor confidence and the trading prices of our securities may be materially and adversely affected.

Prior to the completion of this offering, the Company has had limited accounting personnel and other resources to address internal controls over financial reporting. In connection with the audits of our financial statements as of December 31, 2020 and 2019 and for the years in the two year period ended December 31, 2020, we identified a material weakness in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

Management identified the following deficiencies, which in the aggregate, are material weaknesses, in its assessment of the effectiveness of internal control over financial reporting as of December 31, 2020. Management noted we do not have sufficient segregation of duties within the accounting function, a lack of timely reconciliation of accounts and review of the Company’s financial statements at each reporting period, a lack of appropriate contemporaneous documentation and/or valuation for certain equity transactions and execution of significant agreements containing inaccurate terms and errors.

We are in the process of implementing a number of measures to address this material weakness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Controls and Procedures.” However, we cannot assure you that these measures will fully address the material weakness and deficiencies in our internal control over financial reporting or that we may conclude that they have been fully remediated.

In connection with this offering, we will become subject to the Sarbanes-Oxley Act of 2002, and specifically to Section 404 thereof, which will require that we include a certification from management on the effectiveness of our internal controls in our annual report on Form 10-K. In addition, once we cease to be either an “emerging growth company” as such term is defined in the JOBS Act or a non-accelerated filer in accordance with Rule 12b-2 under the Exchange Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems. We may be unable to complete our evaluation testing and any required remediation on a timely basis or at all.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or audited from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, it could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition and results of operations may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from Nasdaq, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Financial Industry Regulatory Authority sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

Financial Industry Regulatory Authority (“FINRA”) rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares once publicly traded, have an adverse effect on the market for our common stock and thereby depress our share price.

General Risk Factors

Business or economic disruptions could seriously harm our business.

Broad-based business or economic disruptions could adversely affect our business. While the onset of the COVID-19 global pandemic underscores the urgency of bringing to market air purification solutions to protect front-line healthcare workers, patients and the general population, associated business shutdowns or disruptions could impair our ability to manufacture or sell our products, which would adversely affect our business, financial condition and results of operations.

If we lose key personnel or are unable to attract and retain qualified personnel, our business could be harmed, and our ability to compete could be impaired.

Our success depends, to a significant degree, upon the continued contributions of the members of our senior management and highly credentialed scientists. If we lose the services of one or more of these people, we may be unable to achieve our business objectives. We may be unable to attract and retain personnel with the advanced technical qualifications or managerial experience necessary for the development of our business and products or commercialization of our products. In addition, our current employees are at-will employees, which means that either we or the employee may terminate the employment relationship at any time, and our agreements with our independent contractors generally extend on a monthly basis after an initial term, with the ability of either party to terminate the agreement upon prior notice to the other party.

We face intense competition.

We face, and will continue to face, intense competition from organizations such as large, diverse companies with extensive product development and manufacturing capabilities, as well as smaller specialized companies, that have developed and are attempting to develop air filtration and purification systems. We believe that the COVID-19 pandemic and recently discovered new more virulent and infectious strains of the virus have increased, and will continue to increase, this competition. Although we believe that we have significant competitive advantages over other organizations, our competitors may develop and commercialize products and technologies that compete with our products and technologies. Organizations that compete with us may have substantially greater financial resources than we do and may be able to: (i) provide broader services and product lines; (ii) make greater investments in research and development; (iii) carry on larger research and development initiatives; (iv) undertake more extensive marketing campaigns; and (v) adopt more aggressive pricing policies than we can. They also may have greater name recognition and better access to customers than we do. We also expect to continue to face competition from alternative technologies. Our technology and products may be rendered obsolete or uneconomical by advances in existing technological approaches or products or the development of different approaches or products by one or more of our competitors.

We may not be able to achieve or maintain satisfactory pricing and margins for our products, which could harm our business and results of operations.

We can give no assurance that we will be able to maintain satisfactory prices for our Pūrgo device and other products we develop in the future. If we are forced to lower the price we charge for our Pūrgo device, our gross margins will decrease, which will harm our ability to invest in and grow our business. If we are unable to maintain our prices, or if our costs increase and we are unable to offset such increase with an increase in our prices, our margins could erode, which could harm our business, financial condition and results of operations.

We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to stockholders and otherwise disrupt our operations and adversely affect our business, financial condition and results of operations.

Our success will depend, in part, on our ability to grow our business, which can include acquisitions. We may identify opportunities to establish and extend our industry leadership internationally, through selective joint ventures and acquisitions that further capitalize on our differentiated technology. In some circumstances, we may determine to do so through the acquisition of complementary businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:

·	diversion of management time and focus from operating our business to addressing acquisition integration challenges;

·	coordination of technology, research and development and sales and marketing functions;

·	retention of employees from the acquired company;

·	cultural challenges associated with integrating employees from the acquired company into our organization;

·	integration of the acquired company’s accounting, management information, human resources and other administrative systems;

·	the need to implement or improve controls, policies and procedures at a business that prior to the acquisition may have lacked effective controls, policies and procedures;

·	potential write-offs of intangibles or other assets acquired in such transactions that may have an adverse effect on our operating results;

·	liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

·	litigation or other claims in connection with the acquired company, including claims from terminated employees, consumers, former stockholders or other third parties.

Our failure to address these risks or other problems encountered in connection with acquisitions and investments could result in our failure to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities and otherwise harm our business. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the write-off of goodwill, any of which could harm our financial condition. Also, the anticipated benefits of any acquisitions may not materialize. Any of these risks, if realized, could materially and adversely affect our business, financial condition and results of operations.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business, prevent us from accessing critical information or expose us to liability, which could adversely affect our business and our reputation.

We utilize information technology systems and networks to process, transmit and store electronic information in connection with our business activities. As the use of digital technologies has increased, cyber incidents, including deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency and sophistication. These threats pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data, all of which are vital to our operations and business strategy. There can be no assurance that we will be successful in preventing cyber-attacks or successfully mitigating their effects.

Despite the implementation of security measures, our computer systems and those of our current and future third-party service providers are vulnerable to damage or disruption from hacking, computer viruses, software bugs, unauthorized access or disclosure, natural disasters, terrorism, war and telecommunication, equipment and electrical failures. In addition, there can be no assurance that we will promptly detect any such disruption or security breach, if at all. Unauthorized access, loss or dissemination could disrupt our operations, including our ability to conduct research and development activities, process and prepare company financial information and manage various general and administrative aspects of our business. To the extent that any such disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure or theft of confidential, proprietary or personal information, we could incur liability, suffer reputational damage or poor financial performance or become the subject of regulatory actions by federal, state or non-U.S. authorities, any of which could adversely affect our business.

We may need to initiate lawsuits to protect or enforce our patents or other proprietary rights, which would be expensive and, if unsuccessful, may cause us to lose some of our intellectual property rights.

In order to protect or enforce our patent and other intellectual property rights, it may be necessary for us to initiate patent or other intellectual property litigation proceedings against third parties, such as infringement suits or interference proceedings. These lawsuits could be expensive, take significant time and could divert management’s attention from other business concerns. These lawsuits could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at a risk of not being issued. Further, these lawsuits may also provoke the defendants to assert claims against us. The patent position of medical device firms is highly uncertain, involves complex legal and factual questions and has recently been the subject of much litigation. There can be no assurance that we will prevail in any such suits or proceedings or that the damages or other remedies awarded to us, if any, will be commercially valuable.

We may be subject to legal proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to various litigation matters from time to time, which could have a material adverse effect on our business, financial condition and results of operations. Claims arising out of actual or alleged violations of law could be asserted against us by individuals, either individually or through class actions, by governmental entities in civil or criminal investigations and proceedings or by other entities. These claims could be asserted under a variety of laws, including but not limited to consumer finance laws, consumer protection laws, intellectual property laws, privacy laws, labor and employment laws, securities laws and employee benefit laws. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business.

Insurance policies may be expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.

We do not know if we will be able to obtain and maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which may adversely affect our business, financial position and results of operations.

Our operating results may fluctuate significantly, which will make our future results difficult to predict and could cause our results to fall below expectations.

Our quarterly and annual operating results may fluctuate significantly, which will make it difficult for us to predict our future results. These fluctuations may occur due to a variety of factors, many of which are outside of our control and may be difficult to predict, including:

·	the timing and cost of, and level of investment in, research, development and commercialization activities, which may change from time to time;

·	the timing and cost of, and level of investment in, research and development relating to our technologies and our current or future facilities;

·	expenditures that we may incur to acquire, develop or commercialize additional products and technologies;

·	the level of demand for any future products, which may vary significantly over time;

·	developments involving our competitors;

·	the cost of servicing and maintaining our products;

·	the cost of manufacturing, as well as building out our supply chain, which may vary depending on the quantity of productions, and the terms of any agreements we enter into with third-party suppliers; and

·	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue or operating guidance we may provide.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The statements contained in this offering circular that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this offering circular may include, for example, statements about our:

·	expected timing of product launches;

·	expectations regarding the potential market reception to and performance of our products;

·	limited operating history;

·	ability to manage growth;

·	ability to obtain additional financing when and if needed;

·	ability to expand product offerings;

·	ability to compete with others in our industry;

·	results of operations;

·	ability to protect our intellectual property;

·	ability to defend against legal proceedings; and

·	success in retaining or recruiting, or changes required in, our officers, key employees or directors.

The forward-looking statements contained in this offering circular are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock that we are selling in this offering will be approximately $                 , based on an assumed initial public offering price of $            per share, which is the midpoint of the estimated price range set forth on the cover of this offering circular, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be $               , based on an assumed initial public offering price of $          per share, which is the midpoint of the estimated price range set forth on the cover of this offering circular, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds for supporting the build-out of our organization, funding the production of our air purification devices, establishing our consumables and service business and supporting our product development efforts for our high priority initiatives. As of the date of this offering circular, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual expenditures will depend on numerous factors, including the timing of the receipt of proceeds from this offering, status of our product development efforts, sales and marketing activities, technological advances, amount of cash generated or used by our operations and competition. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

DIVIDEND POLICY

We have never declared nor paid cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any dividends to holders of our common stock in the foreseeable future. Any declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend on many factors, including our financial condition, earnings, cash flows, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our Board of Directors deems relevant, including any contractual prohibitions with respect to payment of distributions. See “Risk Factors—Risks associated with the offering—We have never declared dividends and do not intend to.”

Under Delaware law, dividends may be payable only out of surplus, which is calculated as our net assets less our liabilities and our capital, or, if we have no surplus, out of our net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. There is no assurance that we will be able to satisfy these statutory requirements in the future.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2020:

·	on an actual basis; and

·

on an as adjusted basis to give effect to our conversion into a corporation and the sale by us of shares of common stock in this offering at an assumed initial public offering price of $           per share (the midpoint of the estimated price range set forth on the cover of this offering circular) and the application of the net proceeds from this offering as set forth under “Use of Proceeds.”

	As of December 31, 2020
	Actual	As Adjusted(1)
Cash and cash equivalents(2)	$2,333,117	$
Stockholders’ equity (deficit)
Members’ equity	$10,751,274		$—
Common stock, $0.01 par value per share, no shares authorized, issued and outstanding (actual); 110,000,000 shares authorized, (3) shares issued and outstanding (as adjusted)	—
Additional paid-in capital(3)	—
Accumulated deficit	(8,223,407)
Total equity	$2,527,867	$

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover of this offering circular, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, additional paid-in capital and total equity by approximately $ , assuming that the number of shares offered by us, which we show on the cover of this offering circular, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares of common stock we are offering. Each increase (decrease) of 100,000 shares of common stock at the assumed initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover of this offering circular, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, additional paid-in capital and total equity by approximately $ million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(2)	As of August 31, 2021, we had cash and cash equivalents of $704,321.
(3)	Gives effect to sale of an additional 5,073,056 Class A Units to existing members resulting in gross proceeds of $5,073,056 between January 1, 2021 and the date of this offering circular. Does not give effect to 274,314 Class A units issued to independent contractors and Board members for services rendered in lieu of cash consideration between January 1, 2021 and the date of this offering circular.

DILUTION

If you invest in our common stock in this offering, you will experience immediate and substantial dilution in the net tangible book value per share of our common stock upon completion of this offering.

Our as adjusted net tangible book value as of December 31, 2020 was approximately $2,527,867, or approximately $        per share. Our as adjusted basis net tangible book value is determined by dividing our tangible net worth (tangible assets less total liabilities) by the total number of shares of our common stock that will be outstanding immediately prior to the closing of this offering, assuming the completion of our corporate conversion.

After giving effect to the completion of our corporate conversion and the sale of common stock in this offering at an assumed initial public offering price of $            per share (the midpoint of the estimated price range set forth on the cover of this offering circular), and after deducting estimated underwriting discounts and commissions and offering expenses, our adjusted pro forma net tangible book value as of December 31, 2020 would have been approximately $             , or approximately $         per share. This represents an immediate increase in net tangible book value of $         per share. This represents an immediate increase in the net tangible book value of $         per share to our existing stockholders and an immediate dilution (i.e., the difference between the offering price and the adjusted pro forma net tangible book value after this offering) to new investors participating in this offering of $        per share.

The following table illustrates the per share dilution to new investors participating in the offering:

Assumed initial public offering price per share		$
As adjusted net tangible book value per share as of December 31, 2020	$
Increase per share attributable to new investors in this offering
Adjusted pro forma net tangible book value per share
Dilution in adjusted net tangible book value per share to new investors in this offering(1)		$

(1)	Dilution is determined by subtracting net tangible book value per share after giving effect to the offering from the initial public offering price paid by a new investor.

The following table summarizes, on an adjusted pro forma basis as of December 31, 2020, the total number of shares of common stock owned by existing stockholders and to be owned by the new investors in this offering, the total consideration paid and the average price per share paid by our existing stockholders and to be paid by the new investors in this offering at $        , the midpoint of the estimated price range set forth on the cover of this offering circular, calculated before deducting estimated discounts and commissions and offering expenses:

	Common Stock Purchased			Total Consideration				Average Price
	Number	Percentage		Amount		Percentage		Per Share
Existing stockholders			%		$(1)		%	$
New investors in this offering			%				%
Total		100%		$		100%

(1)	Gives effect to sale of an additional 5,073,056 Class A Units to existing members resulting in gross proceeds of $5,073,056 between January 1, 2021 and the date of this offering circular. Does not give effect to 274,314 Class A units issued to independent contractors and Board members for services rendered in lieu of cash consideration between January 1, 2021 and the date of this offering circular.

A $1.00 increase (decrease) in the assumed initial public offering price of $          per share, which is the midpoint of the estimated price range set forth on the cover of this offering circular, would increase (decrease) our adjusted pro forma net tangible book value as of December 31, 2020 by approximately $             , the adjusted pro forma net tangible book value per share after this offering by $         per share and the dilution in adjusted pro forma net tangible book value per share to new investors in this offering by $        per share assuming the number of shares offered by us, as set forth on the cover page of this offering circular, remains the same and after deducting the estimated underwriting discounts and commissions and offering expenses.

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes appearing elsewhere in this offering circular. Some of the information contained in this discussion and analysis or set forth elsewhere in this offering circular, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements involving risks and uncertainties and should be read together with the “Risk Factors” section of this offering circular for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

AeroClean is an interior space air purification technology company. Our immediate objective is to initiate full-scale commercialization of our high-performance interior air sterilization and disinfection products for the eradication of harmful airborne pathogens, including COVID-19. We were established to develop unmatched, technology-driven medical-grade air purification solutions for hospitals and other healthcare settings. The onset of the COVID-19 global pandemic underscores the urgency of bringing to market air purification solutions to protect front-line healthcare workers, patients and the general population.

We incorporate our proprietary, patented UV-C LED technology in equipment and devices to protect the occupants of interior spaces. These spaces include hospital and non-hospital healthcare facilities (such as outpatient chemotherapy and other infusion facilities and senior living centers and nursing homes), schools and universities, commercial properties and other indoor spaces.

Our products are being designed and engineered to exceed the rigorous standards set by the FDA for interior air sterilization and disinfection products. Our units can be marketed for use pursuant to the Policy.

We intend to seek FDA 510K clearance for the use of our products in healthcare and other markets for which product performance is required to be validated by certified independent labs. Regulatory clearances and independent certifications serve as important product imprimaturs that also influence decision-making by non-healthcare market equipment purchasers.

We are currently initiating the full-scale launch of our first product, Pūrgo. Pūrgo is our proprietary, continuous air sanitization product for indoor spaces. Pūrgo’s launch also marks the debut of our go-to-market strategy for SteriDuct, the Company’s patented air purification technology. We intend to incorporate SteriDuct into a broad line of autonomous air treatment devices.

Pūrgo has been well-received by the market. We are fielding broad interest from healthcare organizations, particularly those that treat numerous immunocompromised patients, our initial targeted market, as well as from schools and universities. We are also receiving urgent inquiries from owners and managers of commercial properties and other indoor spaces, and we are developing solutions for public and private transportation systems.

In July 2021, we completed the development stage of our first device, the Pūrgo Room Air Purification unit, including design and independent testing and certification, as well as the scale-up of manufacturing, and began commercial production and sales. We have experienced strongly positive initial market reception.

To support the transition to commercial operations, in July 2021, we also completed the build out of our corporate headquarters in Palm Beach Gardens, Florida, which includes our warehouse and distribution facility, as well as the site for our future service operations. We have continued to build our executive team and sales organization, with the addition of both senior operations staff and strategic sales partners, which will allow us to aggressively ramp up our revenues and market presence throughout the remainder of the fiscal year.

Financial Overview

Fiscal Year Ended December 31, 2020 Versus Fiscal Year Ended December 31, 2019

The following table summarizes our results of operation for the fiscal years ended December 31, 2020 and December 31, 2019:

	Year Ended December 31,
	2020	2019
Revenues	$—	$—
Operating Expenses:
General and administrative	1,131,385	69,748
Research and development	2,191,696	82,970
Total operating expenses	3,323,081	152,718
Net loss	$(3,323,081)	$(152,718)

Our net losses were $3,323,081 and $152,718 for the fiscal years ended December 31, 2020 and 2019, respectively. We have incurred operating losses each year since our inception. These losses are expected to continue through the end of 2022 because we plan to continue to make significant investments to develop and market our products and to establish our consumables and service business.

Revenue

We did not have any revenue in our fiscal years ended December 31, 2020 and 2019 or for any prior period. In July 2021, we began to recognize revenue. We anticipate annual revenues attributable to sales of the Pūrgo devices to rise significantly in 2022, while cash flow is expected to remain negative, principally due to investment in inventory and receivables, as well as engineering costs associated with future applications of our proprietary technology. We expect annual revenues to continue to rise significantly in 2023, as the Pūrgo device, the PūrgoLift elevator implementation and the service cycle for purchased Pūrgo devices all contribute to revenue growth.

Operating Expenses

General and Administrative Expenses

General and administrative expenses consist primarily of costs related to our employees, independent contractors and consultants. Other significant general and administrative expenses include accounting and legal services and expenses associated with obtaining and maintaining patents as well as marketing and advertising services and expenses associated with establishing our brand and developing our website, marketing materials and call center. For the fiscal years ended December 31, 2020 and 2019, we incurred $1,131,385 and $69,748 of general and administrative expenses, respectively. We attribute this growth in our general and administrative expenses primarily to a greater level of business activities being conducted in 2020 compared to 2019, including costs related to the hiring of additional personnel and increased fees for outside consultants.

We expect that our general and administrative expenses will increase due to the increasing commercialization of our products and business activities. We believe that these increases will likely include increased costs for director and officer liability insurance, costs related to the hiring of additional personnel and increased fees for outside consultants, lawyers and accountants. We also expect to incur increased costs to comply with corporate governance, internal controls and similar requirements applicable to public companies.

Research and Development Expenses

Since our inception, we have focused our resources on our research and development activities. We expense research and development costs as they are incurred. Our research and development expenses primarily consist of outsourced engineering, product development and manufacturing design costs. For the fiscal years ended December 31, 2020 and 2019, we incurred $2,191,696 and $82,970 in research and development expenses, respectively. We plan to continue to increase our research and development expenses in future periods as we continue the development of future applications of our technology.

Liquidity and Capital Resources

We have incurred operating losses each year since our inception. These losses are expected to continue through the end of 2022 because we plan to continue to make significant investments to develop and market our products and to establish our consumables and service business. As a result, we will need additional capital to fund our operations. We may also finance our cash needs through debt and equity offerings.

Since our inception, we have funded our operations principally with approximately $15 million in gross proceeds from the sale of Class A units. As of December 31, 2020, we had cash of $2,333,117. From January 1, 2021 through June 30, 2021, we raised an additional approximately $5.1 million in gross proceeds from the sale of our Class A units and we issued an additional $0.6 million of our Class A units to our independent contractors and Board members for services rendered.

Future Funding Requirements and Outlook

We have incurred operating losses each year since our inception. These losses are expected to continue through the end of 2022 because we plan to continue to make significant investments to develop and market our products and to establish our consumables and service business. We also expect to incur increased costs to comply with corporate governance, internal controls and similar requirements applicable to public companies.

Based on our current financial resources, our expected revenues, our expected level of operating expenditures and the net proceeds or anticipated net proceeds, respectively, from prior financings and currently contemplated securities offerings, including this offering, we believe that we will be able to fund our projected operating requirements for at least the next 12 months. We may also finance our cash needs through debt and equity offerings. To the extent that we raise additional capital through the sale of equity or convertible debt or equity securities, the ownership interests of our common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements as defined under SEC rules.

Inflation

We do not believe that inflation or changes in prices will have a material effect on our business.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of the financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts and related disclosures. We evaluate these estimates, judgments and methodologies on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe are reasonable. Our actual results could differ from those estimates.

Our significant accounting policies are more fully described in Note 2, Summary of Significant Accounting Policies to our financial statements appearing elsewhere in this offering circular. We believe that the accounting policies are critical for fully understanding and evaluating our financial condition and results of operations.

Share-based Payments

The Company accounts for share-based payments to employees and non-employees in accordance with the provisions of FASB ASC 718, Compensation—Stock Compensation (“ASC 718”). Under ASC 718, the Company measures the expense related to share-based payments using the grant date fair value, and expense is recognized over the requisite service period.

Research & Development Expenses

Research and development expenses are expensed as incurred and consist principally of contract labor and third-party engineering, product development and testing costs related to the development of medical grade air purification devices and related components as well as concepts for future product development.

Property and Equipment

Key estimates related to property and equipment include useful lives and recoverability of carrying values. We evaluate long-lived assets for potential impairment indicators whenever events or changes in circumstances, or indicators, indicate that the carrying amount of an asset may not be recoverable.

Considerable management judgment is necessary to evaluate the impact of operating changes and to estimate asset useful lives and future cash flows. If actual results are not consistent with our estimates and assumptions used to calculate estimated future cash flows, we may be exposed to impairment losses that could be material. We had no impairment loss for our assets for the periods presented in our financial statements.

JOBS Act

On April 5, 2012, the JOBS Act, was enacted. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have irrevocably elected to avail ourselves of this exemption from new or revised accounting standards, and, therefore, will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies. As a result of this election, our financial statements may not be comparable to companies that are not emerging growth companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of an initial public offering; (iii) the date on which we have issued more than $1 billion in non-convertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Controls and Procedures

We are not currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. We will be required to maintain internal control over financial reporting upon the consummation of this offering, and we will be required to provide management’s report on our internal controls in our annual report for the fiscal year ending December 31, 2022. In connection with the audits of our financial statements as of December 31, 2020 and 2019 and for each of the years in the two year period ended December 31, 2020, we identified a material weakness in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

Management identified deficiencies, which in the aggregate, are material weaknesses, in its assessment of the effectiveness of internal control over financial reporting as of December 31, 2020. Deficiencies identified include a lack of sufficient segregation of duties within the accounting function, a lack of timely reconciliation of accounts and review of the Company’s financial statements at each reporting period, a lack of appropriate contemporaneous documentation and/or valuation for certain equity transactions and execution of significant agreements containing inaccurate terms and errors.

Due to the size and nature of the accounting function, segregation of all conflicting duties may not always be possible and has also limited its ability to perform timely reconciliations of accounts and reviews of the Company’s financial statements as well as other documentation required to timely and accurately account for significant transactions. In order to remediate the material weaknesses described above, we will need to hire additional qualified personnel to assist us in timely maintaining appropriate support for our financial statements as well as to allow for appropriate segregation of duties. Management plans to increase the number of personnel dedicated to the accounting and reporting function in connection with and following our product launch and resulting revenue generation and this offering. In light of the material weaknesses, management also performed additional procedures in connection with the preparation of our financial statements.

Business

Overview

AeroClean is an interior space air purification technology company.

Our immediate objective is to initiate full-scale commercialization of our high-performance interior air sterilization and disinfection products for the eradication harmful airborne pathogens, including COVID-19.

We were established to develop unmatched, technology-driven medical-grade air purification solutions for hospitals and other healthcare settings. The onset of the COVID-19 global pandemic underscores the urgency of bringing to market air purification solutions to protect front-line healthcare workers, patients and the general population.

Interior air sterilization and disinfection solutions are critical for enabling and furthering societal transition to a safe, post-COVID environment and for protecting patients, particularly immunocompromised patients, and staff in medical and healthcare facilities.

We incorporate our proprietary, patented UV-C LED technology in equipment and devices to protect the occupants of interior spaces. These spaces include hospital and non-hospital healthcare facilities (such as outpatient chemotherapy and other infusion facilities and senior living centers and nursing homes), schools and universities, commercial properties and other indoor spaces.

Our products are being designed and engineered to exceed the rigorous standards set by the FDA for interior air sterilization and disinfection products. Our units can be marketed for use pursuant to the Policy.

We intend to seek FDA 510K clearance for the use of our products in healthcare and other markets for which product performance is required to be validated by certified independent labs. Regulatory clearances and independent certifications serve as important product imprimaturs that also influence decision-making by non-healthcare market equipment purchasers.

We are currently initiating the full-scale launch of our first product, Pūrgo. Pūrgo is our proprietary, continuous air sanitization product for indoor spaces.

Pūrgo’s launch also marks the debut of our go-to-market strategy for SteriDuct, the Company’s patented air purification technology. We intend to incorporate SteriDuct into a broad line of autonomous air treatment devices. We plan to launch PūrgoLift, our air purification solution for elevators, in the first half of 2022.

Pūrgo has been well-received by the market. We are fielding broad interest from healthcare organizations, our initial targeted market, as well as from schools and universities. We are also receiving urgent inquiries from owners and managers of commercial properties and other indoor spaces, and we are developing solutions for public and private transportation systems.

Background and Purpose

We were established by our co-founders: Amin J. Khoury, our Chairman; David Helfet, M.D., our Chief Medical Officer; and Mark Krosney, our Chief Scientific Officer, to fulfill their determination to provide solutions for the critical challenges posed by harmful airborne pathogens and resultant HAIs.

HAIs and other infections acquired in outpatient treatment facilities present an extreme risk to the immunocompromised patient population. In the U.S. alone, it is estimated that 10 million people are immunocompromised. Whether in hospitals or infusion treatment locations, patients with cancer, and a multitude of other disease and disease related treatments, are at an elevated risk of infection. Constant air purification is of extreme benefit in these settings in order to minimize the presence of dangerous airborne pathogens due to the often catastrophic risk that infection poses to the immunocompromised patient population. It is estimated that there are approximately 550,000 airborne HAIs annually, causing approximately 73,000 deaths and costing approximately $30 billion. These numbers are in-hospital only and do not include the likely much larger number of patients infected in outpatient infusion and treatment centers. For one example, there are more than 650,000 cancer patients that receive outpatient chemotherapy, and they are at risk for acquiring infections in these treatment facilities, despite advanced filtration and ventilation systems. 60,000 cancer patients are hospitalized annually for chemotherapy-induced neutropenia and infections – one patient dies every two hours from this complication.

The onset of COVID-19 has increased our urgency to create innovative, more effective air purification solutions for the risks posed by harmful airborne pathogens, including coronavirus and other viruses, bacteria, molds, particles, fungi and allergens.

The genesis of our proprietary air purification technology traces back to efforts to address commercial aircraft cabin air quality. Mr. Krosney is a highly-accomplished scientist who is primarily responsible for numerous patents, several of which are important components of our IP portfolio. Mr. Krosney is a former senior scientist and engineer at B/E Aerospace. Dr. Khoury, the founder and long-time Chairman and Chief Executive Officer of B/E Aerospace, envisioned the significant potential to apply such proprietary technology for revolutionary, medical-grade air purification solutions for hospital and other critical healthcare settings. Dr. Khoury consulted with Dr. Helfet, a leading orthopedic surgeon at both the Hospital for Special Surgery and New York-Presbyterian Hospital, regarding possible solutions for the critical challenges to patients and hospitals posed by harmful pathogens and HAIs.

This collaboration has served as the foundation for our Company and the implementation of our business plan. Dr. Khoury made a substantial investment in the Company, leading an investment group providing the necessary capital to develop the Company’s substantial intellectual property portfolio and products.

Dr. Khoury is a renowned industrialist recognized for bringing to market game-changing solutions for diverse challenges and for building market-leading global businesses. Dr. Khoury was Chairman and Chief Executive Officer of B/E Aerospace, a Nasdaq-listed S&P 400 diversified industrial company, sold in April 2017 to Rockwell Collins (now, part of Raytheon) for $8.6 billion. Previously, in December 2014, B/E Aerospace completed the spin-off of KLX Inc. as an independent Nasdaq-listed public company, itself sold in May 2018 to Boeing for $4.25 billion. Drs. Khoury and Helfet were long-time colleagues who served together for many years on the board of directors of Synthes, Inc., which, led by Dr. Khoury’s efforts, completed a $21 billion merger in 2012, creating DePuy Synthes, Johnson & Johnson’s global orthopaedics business.

Several other members of our leadership team have long-standing working relationships with Dr. Khoury, including in senior-level roles at B/E Aerospace and KLX Inc.

Our Team

To more effectively exploit our patents and proprietary technology, we have assembled a team of highly credentialed scientists, with advanced degrees in electrical, mechanical and software engineering, as well as in physics, chemistry and related fields, in the development of our devices. This team, in conjunction with their counterparts from our FDA regulated contract manufacturing partner, have driven both the device performance and manufacturing optimization during the development stage of our Company and have positioned our Pūrgo device to be decisively superior, on both a performance and price basis, to existing FDA cleared (or seeking clearance) air purification devices currently on the market. Our team has also enabled us to develop our submission package for FDA 510K clearance to market the Pūrgo device.

Amin J. Khoury, PhD (Hon). Dr. Khoury is one of our co-founders and has been the Chairman of our Board of Directors since May 2020. Previously, Dr. Khoury served as Chief Executive Officer and Chairman of the Board of Directors of KLX Inc. from its formation in December 2014 until its sale to The Boeing Company in October 2018. Dr. Khoury served as Chairman of the Board, Chief Executive Officer and Co-Chief Executive Officer of B/E Aerospace from its founding in 1987 until its sale to Rockwell Collins in 2017. Dr. Khoury was a Trustee of the Scripps Research Institute from May 2008 until July 2014. Until 2012, for 26 years, Dr. Khoury also served as a director of Synthes, Inc., having earlier been Chairman of Synthes Maxillofacial, and a founding investor in Spine Products, Inc., which was acquired by Synthes in 1999.

Synthes, a $4 billion annual revenue company, was the world’s leading manufacturer and marketer of orthopedic trauma implants and a leading global manufacturer and marketer of cranial-maxillofacial and spine implants, before Dr. Khoury led an effort to merge Synthes with Johnson & Johnson in a $21 billion transaction in 2012. Dr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors and a Master’s Degree in Business Administration from Northeastern University. Dr. Khoury has served as a member of the Board of Trustees of Northeastern University since July 2018 and received an honorary doctorate from Northeastern University in May 2019.

Dr. Khoury is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting our managerial talent, team of highly accomplished scientists and Board members. He has an intimate knowledge of the Company, our industry and our competitors. All of the above experience and leadership roles uniquely qualify him to serve as our Company’s Chairman of the Board.

David Helfet, M.D. Dr. Helfet is one of our co-founders and is currently our Chief Medical Officer and a Director. He is currently Professor of Orthopaedic Surgery at the Weill Medical College of Cornell University and Director of the Combined Orthopaedic Trauma Service at both the Hospital for Special Surgery and New York-Presbyterian Hospital. He has served on several committees of the American Academy of Orthopaedic Surgeons, the AO/ASIF Foundation (currently the Chairman of AO Documentation and Publishing), AO North America and the American Board of Orthopaedic Surgery, among others. In addition, Dr. Helfet has been extensively involved in the Orthopaedic Trauma Association, including as President from 1998 to 1999, and is still on its Board as a past President. He was Assistant Professor of Orthopaedic Surgery at Johns Hopkins University School of Medicine from 1982 to 1986, Associate Professor and Chief of Orthopaedic Trauma at the University of South Florida School of Medicine/Tampa General Hospital from 1986 to 1991 and at the Cornell University Medical College from 1991 to 1998. Dr. Helfet has been the recipient of many honors and awards, has published extensively on orthopedic trauma topics and is annually ranked as one of New York Magazine’s “Best Doctors in New York” and Castle-Connolly’s “America’s Top Doctors.” Dr. Helfet brings a unique perspective to our Board as a world renowned orthopaedic surgeon, which, along with his intimate knowledge of our Company and our industry, uniquely qualifies him to serve as a member of our Board.

Dr. Helfet completed his undergraduate studies at the University of Cape Town, receiving a Bachelor of Science degree in biochemistry with honors, followed by medical school, where he received Bachelor of Medicine and Bachelor of Surgery degrees in 1975. His internship and surgical residency were completed at Edendale Hospital in Pietermaritzburg, S.A. and at Johns Hopkins University in Baltimore, Maryland, followed by orthopaedic residency also at Johns Hopkins University, then fellowships at the University of Bern, Insel Hospital in 1981 and at UCLA from 1981 to 1982.

Mark Krosney. Mr. Krosney is one of our co-founders and is our Chief Scientific Officer. He has been the driving force in the development of AeroClean Technologies’ proprietary technology. Mr. Krosney is primarily responsible for numerous patents, including several that are important parts of our IP portfolio. Mr. Krosney is a key member of the development team for the Pūrgo air purification and disinfection product development project. Prior to becoming Vice President and General Manager of B/E Aerospace’s Business Jet Group, Mr. Krosney was B/E Aerospace’s technical interface with The Boeing Company, Airbus and the Federal Aviation Administration. Earlier in his career, Mr. Krosney worked on jet engine and rocket propulsion systems as well as technical control systems at United Technologies. Mr. Krosney received his Bachelor of Science degree in Engineering from Carnegie Mellon University and Master of Science degree in Management of Technology from the Sloan School at the Massachusetts Institute of Technology.

Jason DiBona. Mr. DiBona has served as our Chief Executive Officer since May 2020. Mr. DiBona brings more than 25 years of experience in developing and executing strategies for sustainable growth. He has held leadership roles in medical and healthcare technologies, global sales operations and start-up environments, and has experience working with diverse private and public sector clients in more than 120 countries. Mr. DiBona spent the majority of his career, from 1999 to 2014, at GE Healthcare, holding multiple leadership and business development roles across the global healthcare organization. After his time at GE Healthcare, from 2014 to 2018, Mr. DiBona led the sales and marketing efforts at ePreop, a start-up medical software developer, with a successful launch and exit in the role of Executive Vice President of Sales and Marketing. Prior to AeroClean, Mr. DiBona served as Senior Vice President of Global Sales Strategies for America’s largest homebuilder, Lennar Corporation. Mr. DiBona earned his Bachelor of Science degrees in Molecular Biology and Microbiology from the University of Central Florida.

Ryan Tyler. Mr. Tyler has served as our Chief Financial Officer since October 2020. Prior to joining AeroClean, Mr. Tyler held various positions from 2014 to 2020 at B/E Aerospace, KLX Inc. and KLX Energy Services Holdings, Inc., including vice president, overseeing financial reporting, internal controls, corporate development, investor relations and financial planning and analysis. Prior to the KLX Inc. spin-off from B/E Aerospace, Mr. Tyler served as B/E Aerospace’s director of financial reporting and internal controls from 2013 to 2014, where he focused on the company’s public filings, mergers and acquisitions and capital raises. Mr. Tyler also spent three years at Oxbow Carbon LLC, serving as a line of business controller responsible for several of the company’s lines of business over the three-year period. Mr. Tyler spent five years at Ernst & Young as a manager providing audit services to public and private clients in multiple sectors, including telecommunications, real estate, healthcare, financial services and distribution. Mr. Tyler received his Bachelor and Master of Accounting degrees from the University of Florida and received a Certified Public Accountant designation in Florida (inactive).

Michael Senft. Mr. Senft currently serves on our Board of Directors, where he is the Lead Independent Director. Over the past two years, Mr. Senft has served as a strategic advisor to several other venture stage companies, including acting as senior advisor to Critical Response Group, a venture-stage company established to apply battlefield protocols to homeland security applications. From 2014 to 2018, Mr. Senft served as Vice President-Chief Financial Officer, Treasurer and Head of Investor Relations of KLX Inc. Prior to his role at KLX Inc., Mr. Senft was an investment banker for over 30 years, including roles as Senior Managing Director at Moelis & Company, Global Head of Leveraged Finance at CIBC and Global Co-Head of Leveraged Finance at Merrill Lynch. Mr. Senft has also served on the Boards of Directors of B/E Aerospace, Del Monte Foods and Moly Mines Ltd. Mr. Senft received his Bachelor of Arts degree in Economics from Princeton University and his Master of Business Administration degree from the Stern School of Business at New York University. Mr. Senft’s education and extensive experience in strategic business planning, coupled with a deep understanding of our business, uniquely qualify him to serve as a member of our Board.

Thomas P. McCaffrey. Mr. McCaffrey currently serves on our Board of Directors. He has been a member of the Board of Directors of KLX Energy since April 22, 2020. Previously, Mr. McCaffrey served as President, Chief Executive Officer and Chief Financial Officer of KLX Energy since May 1, 2020 and as Senior Vice President and Chief Financial Officer of KLX Energy from September 2018 until April 30, 2020. Prior to that, Mr. McCaffrey served as President and Chief Operating Officer of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018 and as Senior Vice President and Chief Financial Officer of B/E Aerospace from May 1993 until December 2014. Prior to joining B/E Aerospace, Mr. McCaffrey practiced as a Certified Public Accountant for 17 years with a large international accounting firm and a regional accounting firm based in California. Since 2016, Mr. McCaffrey has served as a member of the Board of Trustees of Palm Beach Atlantic University and serves as a member of its various committees and is currently Chairman of its Audit Committee. Mr. McCaffrey received his Bachelor of Science degree in Business Administration with a concentration in Accounting from California Polytechnic State University-San Luis Obispo. Our Board benefits from Mr. McCaffrey’s extensive leadership experience, thorough knowledge of our business and extensive strategic planning and public company experience.

Nick DeAngelis, PhD. Dr. DeAngelis is our Director of Regulatory Affairs & Quality and, as a self-employed consultant, is a key member of the development team for the Pūrgo air purification and disinfection product development project. Dr. DeAngelis has over 40 years of experience in pharmaceutical companies, 25 years of which was at senior management levels, including Senior Director of the Analytical and Physical Chemistry departments at Wyeth Laboratories and at Schering Plough Laboratories. Dr. DeAngelis has worked for a number of years as a self-employed consultant assisting numerous pharmaceutical and medical device companies in product development and quality assurance. Dr. DeAngelis holds a Bachelor of Science degree in Physics, a Master of Science degree in Chemistry and a PhD in Chemistry from Villanova University.

Edward Lanzilotta, PhD. Employed at IPS, Dr. Lanzilotta is a key member of the development team for the Pūrgo air purification and disinfection product development project. He has held engineering and management positions at Draper Laboratory, Bolt, Beranek & Newman, American Science and Engineering, Scientific Systems Corp. and Airborne Instruments Laboratory. Dr. Lanzilotta holds a Bachelor of Science degree in Electrical Engineering, a Master of Science degree in Mechanical Engineering and a PhD in Mechanical Engineering from the Massachusetts Institute of Technology.

Rao Tella. Mr. Tella is our Director of Operations. He has been employed by Eaton Aerospace, Puritan Bennet Corporation and B/E Aerospace in various capacities, including Manager of R&D, Director of Operations, P&L responsibility as Vice President/General Manager of a $400 million business and Vice President of corporate strategy. Mr. Tella holds a Bachelor of Science degree in Engineering from the Indian Institute of Technology located in Chennai, a Master of Science degree in Engineering and Master of Business Administration degree from the University of Minnesota and has completed a strategic studies program at Harvard University.

Bill Reisenauer. Mr. Reisenauer is our Lead Engineer on Pūrgo UV Subsystem Design, is a key member of the development team for the Pūrgo UV air purification and disinfection product development project and is the lead Engineer on the Pūrgo UV subsystem design, test and qualification. At B/E Aerospace, Mr. Reisenauer was the director of engineering for the lighting products group and drove the introduction of LED technology into business and commercial aircraft lighting. Mr. Reisenauer holds a Master of Science degree in Electrical Engineering and a Bachelor of Science degree in Electrical Engineering from the Polytechnic Institute of New York and a Master of Business Administration from Adelphi University.

Karl Keppeler. Mr. Keppeler is our Lead Engineer on the Electrical Engineering and Embedded Software Subsystems and is a key member of the development team for the Pūrgo air purification and disinfection product. Mr. Keppeler is an IPS Fellow at IPS, where he has worked for over 11 years on customer projects in a range of industries. Prior to joining IPS, Mr. Keppeler worked in a variety of industries, including payment automation, telecommunications, mobile computing and vehicle electrification. Mr. Keppeler holds a Bachelor of Science degree and a Master of Engineering degree in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

Joseph Toro. Mr. Toro is our Lead Industrial Design Engineer and is a key member of the development team for the Pūrgo air purification and disinfection product development project. Currently the director of Industrial Design at IPS, Mr. Toro has more than 20 years of experience developing award winning innovative solutions for consumer and professional products. Mr. Toro directed the design of products ranging from miniature motion control solutions for B/E Aerospace and medical clients to household appliances for Applica Black and Decker. Mr. Toro holds a Bachelor of Science degree in Industrial Design from the University of Bridgeport. Mr. Toro’s team has worked closely with Mr. Krosney in the design of PūrgoLift, AeroClean’s elevator implementation product line.

Our Opportunity

The COVID-19 pandemic has inspired intensive analysis of how pathogens are transmitted among humans and has isolated the role of airborne transmission as being among the most significant risks. While each pathogen is unique, deadly viruses proliferate and are transmitted between humans principally through the air, and then can also settle on surfaces and may remain contagious for extended periods of time depending upon the pathology. The application of ultraviolet light to both the air and to surfaces has emerged as the most efficacious way to thoroughly eradicate pathogens without use of chemicals, drugs or solvents, which may leave residues or have other deleterious implications for humans who come in contact after treatment. Most importantly, UV-LED light embedded in our patented SteriDuct technology treats air continuously, to contain the spread of pathogens in any enclosed space where they are being continuously transmitted by an infected person. A sanitized room is no longer free from cross infection the moment an infected person enters it; and that person will continue to spread pathogens through the air for the duration of their presence, only mitigated by the ability of an in-room air purification system to destroy pathogens while they are being emitted.

The global air purification market for 2019 was estimated by Fortune Magazine and HVAC industry sources at approximately $12.9 billion. Notably, this figure only captures central building conditioning and filtering systems. The emerging realization that pathogens introduced locally to a room will likely infect other occupants before the central building conditioning and filtering system can treat the air has led to a focus on continuous air treatment at the room level rather than at the building level. In addition, while historically air filtration has been predominantly focused on removing dust, spores, allergens and pathogens from air streams to maintain the efficiency (both energy and air quality) of large HVAC systems, there is increasing focus on the ability to drive continuous, real time pathogen elimination as part of the air filtration process. This includes the elimination of minute particles, including organic compounds, molds, bio-aerosols, bacteria and viruses.

The large majority of air purification products are built for the consumer market and only use air filtration as a way to filter – not eradicate, airborne pollutants. Many feature HEPA and “HEPA like” filter material, which is designed to trap 99.97% of particles down to 0.3 microns. Viruses are much smaller than 0.3 microns, and studies show that viruses and drug-resistant bacteria can penetrate HEPA filters. As particle load builds-up and filters become “dirty,” tunneling can occur allowing previously captured particulate and pathogens to breakthrough filter material – increasing the probability of recontamination and infection in indoor spaces. We believe our patented UV-C LED SteriDuct technology augments HEPA filtration to not only filter pathogens but to kill them, and to do so continuously and effectively.

We expect that our patented UV-C LED SteriDuct technology, which has been developed over the past six years, is adaptable to applications addressing all major points of potential contamination in interior spaces. While originally developed principally to reduce the number of HAIs and to protect immunocompromised patients, we have completed the development phase of the first commercial application of our technology just at the moment in history where we believe we can have a seminal impact on people’s lives across society. We believe AeroClean Technologies can capture an expansive market opportunity by installing our patented devices in hospitals, outpatient treatment facilities, commercial offices, residential buildings, universities and schools, senior living and nursing homes, non-hospital healthcare facilities and human transport and travel industries, providing the Company with both initial sales revenue at highly profitable margins and a steady stream of aftermarket service revenue at attractive levels of profitability.

Through application and implementation of our UV-C LED technology, the Pūrgo devices have the potential to create comprehensive solutions for at-risk enclosed spaces.

We have launched the first commercial application of our technology with a lightweight (approximately 42 pounds) portable device that continuously purifies the air and have begun the manufacturing process to support this rollout. We have additional air purification applications also in development. We intend to use the proceeds of this offering to support the build-out of our organization, fund initial production of our office air purification devices, establish our consumables and service business and support our product development efforts for our other high priority initiatives.

Our Strategy

Our mission is to establish AeroClean Technologies as the leader in creating a safe indoor environment, free of dangerous pathogens, particles, allergens, mold and fungi, for the healthcare, commercial office, educational and transportation marketplaces. Our goal is to become the leading provider of pathogen-eradication solutions, through the application of air sanitization using our UV-C LED technology, and to create comprehensive solutions for at-risk enclosed spaces across hospitals, outpatient treatment facilities, universities and schools, senior living and nursing homes, non-hospital healthcare facilities, commercial buildings and the human transport and travel industries.

The key elements of our strategy are:

·	Establish our technology and brand by beginning commercial production and sale of the Pūrgo air purification device in July 2021, to be sold predominantly to hospitals and outpatient treatment facilities and the healthcare and medical office market, including surgery centers and doctors’ offices.

·	Utilize third party FDA regulated contract manufacturing to launch the Pūrgo office air purification device and establish a commercial footprint.

·	Accelerate development and market introduction of our prototype PūrgoLift air purification solution for elevators, which is a critical need for large buildings to support occupants returning to and continuing to work in these buildings safely. Elevators create a point of acute vulnerability in both office buildings and in hospitals, where patients and outsiders are being transported at the same time, and who may carry pathogens into an environment where people are particularly vulnerable.

·	Capitalize on the aviation industry expertise and credibility of the former founder and executive officers of B/E Aerospace who are now leading AeroClean Technologies, to create strategic alliances with aviation industry suppliers to provide both ground-based and in-flight air purification systems based upon patented SteriDuct UV-C LED technology.

·	Explore opportunities for collaboration and partnership with global industry leaders in HVAC to extend our UV-C LED air purification technology to the integrated air handling systems of large buildings.

·	Identify opportunities to establish and extend our industry leadership internationally, through selective joint ventures and acquisitions that further capitalize on our superior technology.

Our Strengths

We believe AeroClean Technologies is uniquely positioned to capitalize on the emerging market for air sterilization products and services and that we will act as a disrupter to the existing hierarchy of traditional HVAC and cleaning businesses that do not adequately address the emerging threat of human pathogen cross infection and transmission.

We believe our principle strengths in capturing this opportunity are:

·	Superior core technology embedded in our patented, UV-C LED air treatment technology utilized in the Pūrgo air purification device, which the FDA has indicated that we can market and sell for intended use following the Policy.

·	Validate efficacy through independent testing at third party laboratories and obtain FDA 510K clearance to validate performance and efficacy claims as well as to validate the design and manufacturing rigor of the Pūrgo air purification device.

·	Our growing team of dedicated engineers, regulatory officers and sales and marketing professionals, which we believe will provide our Company with a significant competitive advantage over our smaller and regional competitors, as well as those larger competitors who are not focused specifically on pathogen elimination as a dedicated priority and do not currently have truly competitive products in their portfolios of products and services.

·	Our executive team, which includes our chief executive officer and chief financial officer, with backgrounds in building and leading international healthcare sales teams and growing large, international public companies organically and through strategic acquisitions, respectively, establishing the cornerstone of a first-class management team.

·	Time, capital and expertise of the team dedicated to the development and manufacturing of the Pūrgo air purification device, which separates it from its competition and which we believe will generate differential outcomes when marketing to hospital and non-hospital healthcare customers as well as other discriminating target markets.

·	The credibility in the healthcare market afforded us by our founding partner and Chief Medical Officer, Dr. David Helfet.

·	The business building acumen and leadership of our founding partner, Amin J. Khoury. Dr. Khoury, as the Founder and formerly Chairman and Chief Executive Officer of B/E Aerospace, the world’s leading commercial aircraft cabin interiors company prior to its acquisition by Rockwell Collins, built the business through both organic growth and acquisitions, by establishing superior in-house engineering and global sales capability, and by driving innovations across product categories, thereby establishing B/E Aerospace as the world leader and differential partner to its airline customers, as well as to The Boeing Company, Airbus and the business jet manufacturers.

·	We recruited Mr. DiBona from GE Healthcare to lead the Company as Chief Executive Officer, which we believe will provide us with strong judgment on the healthcare industry’s future development trends.

·	Priced such that it can be quickly implemented and fit within multiple budgets, making it marketable to a wide range of hospital medical departments and other customers.

Our History

The genesis of our SteriDuct and Pūrgo technology traces back to technology developed by Mark Krosney, Co-Founder and Chief Scientific Officer, a highly-accomplished scientist and formerly one of the lead engineers of B/E Aerospace. The technology was originally intended to address commercial aircraft cabin air quality applications. However, Amin J. Khoury, the Founder and formerly the Chairman and Chief Executive Officer of B/E Aerospace, recognized the commercial potential of this technology for the healthcare market, after discussions with Dr. David Helfet, Co-Founder and the Director Emeritus of the Orthopedic Trauma Service at both the Hospital for Special Surgery and the New York-Presbyterian Hospital, regarding the critical challenge to patients and hospitals posed by HAIs. Dr. Khoury subsequently led an “angel” investment group in funding the Company to-date, in particular to provide for rigorous design and development of Pūrgo in a manner conforming to demanding regulatory requirements and the development of substantial intellectual property.

Dr. Khoury and Dr. Helfet are long-time colleagues who developed a strong business relationship during their respective 26 and 10 year-service on the board of directors of Synthes, Inc., a $4 billion annual revenue company and the world’s leading manufacturer and marketer of orthopedic trauma implants. In 2011, Dr. Khoury, at the request of Hansjörg Wyss, CEO of Synthes, led an effort to sell Synthes. In 2012, Synthes successfully merged with Johnson & Johnson’s DePuy franchise in a $21 billion transaction.

Our team is rapidly expanding through the addition of highly qualified independent contractors and executives, including scientists, engineers, sales and marketing resources and others with expertise in electrical, mechanical and software engineering, computer science and regulatory matters, as well as experience in the healthcare and medical device industries. To date, we have used consultants and other contract personnel for product development and engineering projects as well as for outsourced manufacturing expertise. With a portion of the proceeds of this offering, we intend to complete the establishment of our corporate headquarters and distribution center, establish our consumables and services business, as well as continue to add key operations and other executives, to support the transition to a commercial, revenue-generating business.

We believe the team AeroClean Technologies has assembled, in addition to its differentiated technology and product offering, positions the Company to establish itself as the category leader and industry consolidator in premium air purification solutions for rooms, elevators and transportation systems. Dr. Khoury and his team, with an established track record and experience from B/E Aerospace in penetrating and ultimately becoming the industry leader for the comprehensive array of commercial aircraft cabin interior components in the face of multiple incumbent competitors, informs AeroClean Technologies’ approach to the air purification market, which is currently populated by a number of small companies with technology that relies predominantly on traditional filtration devices.

In 2014, Messrs. Khoury, McCaffrey and Senft, all current members of the AeroClean Board of Directors, led an effort to separate B/E Aerospace into two distinct public companies, one an aerospace manufacturing business and the other an aviation distribution business. In 2017, the team sold the manufacturing business to Rockwell Collins in an $8.6 billion transaction representing a 14x EBITDA multiple and, in 2018, sold the distribution business to The Boeing Company for $4.25 billion, representing a 15.7x EBITDA multiple.

Leveraging Engineering, Manufacturing and Regulatory Expertise

In developing our patents and related intellectual property into commercial devices that will meet the exacting standards of medical device regulators, while at the same time creating a competitive advantage in our target markets, AeroClean Technologies has chosen to partner with leading companies with both engineering and FDA regulatory expertise as well as FDA regulated contract manufacturers. Utilization of the leading companies in their fields has allowed AeroClean Technologies to dramatically shorten the time-to-market of our Pūrgo device (our first marketable device), while also taking advantage of best-in-class engineering, regulatory expertise and assembly of our first commercial units without having to invest the substantial sums that would be required to establish all these capabilities in-house. The exacting standards embedded in our Pūrgo device are expected to deliver market leading performance in air purification with true competitive differentiation and which will support final FDA 510K clearance for utilization in healthcare and other target markets where performance must be validated by certified independent laboratories.

Our in-house team, leveraging these organizations, has developed what we believe to be the lightest weight, most compact, powerful and cost-effective pathogen elimination device for our target markets.

AeroClean Technologies contracted with IPS, a leading medical and technology device engineering group, in developing the device configuration, which would optimize the performance and reliability of our patented UV-LED and SteriDuct technology. With over 100 engineers who specialize in commercializing highly exacting applications of new technology, a dedicated IPS team has worked continuously with us to design, develop, test and source the components for the commercial production of the Pūrgo device. This is particularly true of electronics design and software engineering as well as product industrial design.

To manufacture our first Pūrgo device, AeroClean Technologies has engaged Mack Molding, a leading contract manufacturer of medical devices, which also has experience manufacturing devices for the transportation, energy/environment, defense/aerospace and consumer markets. A subsidiary of Mack Molding, Synectic Engineering, an engineering services company with specialties in custom mechanical, biomedical engineering and industrial design, electrical engineering, quality and regulatory support, rapid prototyping and “Voice of Customer” research, is collaborating with AeroClean, with IPS and with Mack Molding to ensure a smooth transition of the engineering of our Pūrgo device to commercial production within Mack Molding.

AeroClean Technologies has also engaged MethodSense to reduce time to market and move our Pūrgo device successfully through the FDA regulatory process. MethodSense is a global medical device consultancy and software developer with over 21 years of deep industry experience, proven processes and modern technology focused on the commercial success of medical device companies.

Our Value Proposition

While there are numerous air filtration devices currently on the market, in addition to traditional filters fitted on HVAC systems primarily in hospitals, we believe the Pūrgo devices promise a step-change improvement in air treatment. By employing our patented UV-C LED and SteriDuct technology combined with three-stage filtration, our devices not only remove dust, spores, allergens and pathogens from the air but also eradicate essentially all types of airborne pathogens in occupied room airspaces and do so continuously. The cost of upgrading HVAC systems in hospitals, schools, office buildings, commercial spaces and others looking for air quality solutions can not only be costly, but it can also be disruptive as the core system is retrofitted or construction takes place to address high-risk areas throughout the building. Further, HVAC systems do not always run continuously and cannot, in any event, continuously protect a room’s occupants as compared to Pūrgo, which is continuously running and placed closely to potential sources of cross-infection. Larger plug-and-play solutions are generally more costly and, we believe, less effective because they cannot always be placed closest to the occupants we are protecting. Our first Pūrgo device is of a size and price point that allows customers to strategically place units for optimal protection of occupants. We believe the combination of technology, performance and price of the Pūrgo devices will deliver a singular value proposition that will make AeroClean Technologies a disruptor and consolidator in the professional air treatment market.

Our Technological Advantage

The foundation of our patented pathogen-killing technology is the utilization of solid-state LEDs and the unique way we have deployed this LED technology through the development of our patented SteriDuct, which incorporates a proprietary geometry and reflective coating air induction and treatment process to safely deliver superior pathogen killing capability, while operating at lower power levels and with minimal air flow disruption. Our technology uses UV-emitting LEDs, which replaces conventional vacuum tube UV sources used in other competing UV devices—which are harmful to human beings and the environment and emit poisonous mercury gas when broken.

Studies of COVID-19 transmission have highlighted that, similar to seasonal flu viruses and other pathogens (such as SARS and MERS), COVID-19 is transmitted predominantly through contact between an infected person and others. To effectively limit this exposure, the air in the room that the infected person occupies must be continuously treated to remove the pathogens being transmitted into the air in the room. There currently are a number of commercial devices that reduce air pathogen levels, but they do not do so continuously while the room is occupied. The Pūrgo device operates continuously, and the devices are able to be placed strategically within occupied rooms to treat the infected air closer to the source of the infectious material, rather than have the air pulled from the room through traditional filtering systems. Testing results confirmed that our prototype device, powered by SteriDuct, was able to eradicate 99.99% (4 Log) of airborne pathogens in less than 60 minutes, including a surrogate pathogen for COVID-19.

The Pūrgo air filtration machine is a compact, lightweight, powerful, energy efficient device that we believe delivers best-in-class performance. The LEDs used in Pūrgo produce UV output at precisely the wavelength to maximize pathogen killing, 265 nanometers. Our utilization of LEDs reflects the advances in LED technology that have made LEDs superior to UV vacuum tube bulbs in terms of energy efficiency, superior air flow dynamics and safety. The cost of LEDs has come down by a factor of ten on a per watt basis over the past decade, while the effective operational life has also grown by ten, and output power has increased by a factor of seven. By contrast, UV vacuum tubes are an old technology, which cannot be operated in the presence of human beings and for which significant performance improvements have been infrequent and have had less impact. LEDs also meet current environmental best practices, as they have no toxic materials such as mercury, which are prevalent in conventional UV lamps.

We developed our patented SteriDuct operating system to optimize the application of state-of-the-art UV-C LEDs in several pathogen killing configurations. Optical analysis tools such as ray tracing, combined with mathematical modeling, allows us to geometrically locate the LEDs in the exact spot in SteriDuct to maximize light intensity; material science developments have enabled us to utilize alenod material in the coating of SteriDuct, which triples the pathogen killing irradiance of SteriDuct, and computational fluid dynamics were applied in the positioning of the LEDs to optimize air flow and minimize air pressure loss, thereby reducing fan and motor requirements to circulate air, which reduces size, weight and cost while achieving 4 Log average kill rates (99.99%) against viral, bacterial and fungal pathogens. To validate and prove the pathogen killing power of SteriDuct, we have completed extensive microbial testing in Good Laboratory Practice (GLP) compliant, independent laboratories. Testing results confirmed that our prototype device, powered by SteriDuct, was able to eradicate 99.99% (4 Log) of airborne pathogens in less than 60 minutes, including a surrogate pathogen for COVID-19.

Since the design architecture of the pathogen killing SteriDuct has an efficient high air flow, low pressure loss profile, the design is flexible and can be incorporated into many applications. Our implementation of our SteriDuct technology into the Pūrgo devices incorporates both a sophisticated filtration system that reduces particles, odors, organic solvents, bacteria, viruses, allergen and mold, as well as our patented UV-C LED based pathogen killing system. SteriDuct may also be used in large spaces such as lecture halls and auditoriums. SteriDuct purification devices can be deployed at the HVAC discharge grille or at the central air handler. This implementation would not require additional fans in the air handler due to the low-pressure characteristics of SteriDuct. Similar configurations can be developed for airplanes and buses.

Our Target Markets

We believe our technology is adaptable and superior in the treatment of air and destruction of pathogens in any interior space. The market for our technology, therefore, is both large and global in nature – we estimate the total addressable market opportunity just within the U.S. healthcare market to be approximately $12 billion. Our proprietary patents and the validation of our first device, the compact, lightweight, powerful and cost-effective Pūrgo air purification device, will be important in establishing our brand and commercial footprint.

The markets we intend to focus on initially will be predominantly in the healthcare industry, as the inspiration for our technology was to address the high rate of HAIs acquired throughout hospitals, but particularly in surgeries and outpatient treatment areas with the highest population of immunocompromised patients. Moreover, the healthcare industry in the U.S. represents an approximately $12 billion market opportunity that will continue to be on the front lines of dealing with pathogens and, therefore, receptive to technological advances that address the issue. We are acutely focused on the breadth of healthcare facilities that would benefit from utilization of the Pūrgo device. In the U.S. alone, there are 6,090 hospitals, which have 208,500 on-site surgical facilities. In addition, these hospitals have 106,000 intensive care beds, predominantly each in their own room, and 825,000 non-ICU beds, usually configured with three beds per room. We have also assumed each hospital has 15 waiting rooms across both the general admittance and specialty practices within the facility and that each hospital has a minimum of seven elevators. As a result, in total, we estimate the approximate total market opportunity for the Pūrgo device within the U.S. hospital system to be $2.4 billion.

We believe the non-hospital medical market presents an equally compelling opportunity. There are approximately 209,000 medical offices in the U.S., as well as 9,280 non-hospital surgery centers containing 16,000 procedure rooms. We believe that most rooms could utilize a minimum of two Pūrgo devices to optimize room sanitization and disinfection, representing a market opportunity of approximately $4.3 billion.

Our third expected healthcare market opportunity is serving the long-term care and assisted living industry. We view this market as a natural extension of the first two areas, hospital and medical offices, which we will address in the first phase of our commercial launch. There are currently 60,000 long-term care and assisted living facilities in the U.S., and we believe, from a safety and fiduciary position, each facility should consider coverage of the common facilities, including dining rooms, activity rooms, therapy rooms and, importantly, reception areas and elevators, representing a market opportunity of approximately $5.1 billion, exclusive of elevators.

We believe rapid adoption of the Pūrgo device in the healthcare environment will create substantial credibility and momentum that will enable us to enter the university and K-12 school market. On March 11, 2021, President Biden signed the $1.9 trillion coronavirus relief package, the American Rescue Plan, which included $130 billion to help schools reopen safely by reducing the probability of cross-infection – including for personal protective equipment, reducing class sizes and, importantly, improving ventilation. In a 2021 report on K-12 public school infrastructure, the American Society of Civil Engineers found that more than 40% of schools had HVAC systems in need of repair. Therefore, we believe that the K-12 school market represents a market opportunity of approximately $1 billion. We are engaging in activities with a goal of accessing the K-12 school market, including direct marketing to school administrators online and working with third-parties that specialize in marketing to K-12 schools. While our primary focus in 2021 has been establishing our commercial footprint within the healthcare markets as previously noted, we expect to see word-of-mouth driven demand from universities and schools as the year progresses.

Similarly, we believe emerging public awareness of the realities of airborne infections are focusing both tenants and landlords on the inadequacies of centralized HVAC systems for protecting occupants in individual rooms, in the instance when an infected person is also in the room and contagious. Only localized, continuous sanitizing of the air can reduce the risk of infection in these circumstances. Prophylactic placement of the Pūrgo devices in conference rooms, open work environments, cafeterias, lobbies and other communal spaces will substantially improve the air quality of these areas well beyond what is provided by central HVAC systems and thereby make it safe to return to and remain at work in multi-story office buildings.

We believe AeroClean Technologies is well positioned to generate strong revenue growth, superior margins and high free cash flow within the next two to three years, accelerating revenue growth and margin expansion over the following two to three years. Commercial sales of our in-room Pūrgo device began in July 2021; however, the first year is expected to be primarily focused on establishing our warehouse and distribution facilities, building out our corporate headquarters, completing and filing our FDA 510K submission package and then building our sales and distribution channels, branding and marketing initiatives to establish customer awareness and continued product development activities. We anticipate annual revenues attributable to sales of the Pūrgo devices are expected to rise significantly in 2022, while cash flow is expected to remain negative, principally due to investment in inventory and receivables, as well as engineering costs associated with future applications of our proprietary technology. We expect annual revenues to continue to rise significantly in 2023, as the Pūrgo device, the PūrgoLift elevator implementation and the service cycle for purchased Pūrgo devices all contribute to revenue growth. Our strategy is to deliver positive net earnings and free cash flow beginning in 2023, with strong growth in revenues, net earnings and free cash flow in subsequent years. Significantly, we believe that, by 2025, we will have firmly established AeroClean Technologies as a market leader for its product categories, and a preferred partner for HVAC and other air treatment companies in expanding their capabilities, while market opportunities for further widespread adoption of our products remain largely untapped.

Commercialization Plan

As mentioned above, we launched the first commercial application of our technology with the Pūrgo air purification device in July 2021 and have begun the manufacturing start up process to support this rollout. Our founding investors have invested approximately $15 million to date to support our technology conceptualization, product design, prototyping, testing and pre-product launch expenses. We have engaged Mack Molding, an FDA regulated subsidiary of the privately held Mack Group, to manufacture our first Pūrgo device. Mack Molding is a leading contract manufacturer of medical devices, with a focused team of product development, program management, quality, regulatory, document control and purchasing staff that are skilled in medical device manufacturing.

We expect to sell the Pūrgo air purification device principally to hospitals, outpatient facilities and medical offices in multi-unit transactions to optimize both our sales productivity and our ability to provide efficient aftermarket service to our proprietary devices. We believe the demand for a device that will allow a safe, pathogen-free work environment will be high and will result in a high initial success rate in acquiring new customers. We have begun the process of hiring a dedicated sales team to support our targeted sales effort in this regard and expect to use a portion of the proceeds of this offering to support the development of a team of senior sales associates, as well as to support the build-up of working capital as we accelerate the commercial launch of our first device. We are also exploring exclusive distribution arrangements with several potential distribution and service partners, both domestically and internationally, which could allow us to accelerate the market penetration of our devices more rapidly than on a purely organic basis.

We launched the Pūrgo device into the multi-billion dollar Florida healthcare market initially, focusing principally on protection of immunocompromised patients in chemotherapy and other outpatient infusion centers, general, specialty and eye surgery-centers and medical offices. We believe the Florida medical market is both extensive and representative of the larger healthcare opportunity across the U.S. and that penetrating this market will allow us to scale up our operations at the same time from our corporate offices in Palm Beach Gardens, Florida. We intend to grow our sales organization ahead of demand to take advantage of the learning curve afforded by our sales in Florida.

At the same time as we are preparing to launch our room air purification device, we intend to accelerate our development of complementary devices that will address other points of pathogen vulnerability within the work and travel markets. Our highest priority in this regard is our elevator air purification device, PūrgoLift. We believe the tight enclosure of elevators is a “hot spot” for pathogen transmission that will be crucial for every high rise building to address in re-opening safely. This is particularly true in hospitals, where sick, vulnerable patients and visitors are regularly together on lifts. We expect to have working prototypes of the PūrgoLift devices available for beta testing and market feedback by the end of 2021.

The commercial aviation market is also at a critical stage, with safe travel contingent on the ability to move passengers safely through airport waiting and boarding areas and to treat cabin air in-flight and to disinfect aircraft cabins between flights. Our SteriDuct technology was first developed by one of the former lead engineers of B/E Aerospace, the world leader in cabin interiors, including oxygen systems, and in its current form is adaptable to this application.

Similar to the commercial aviation market, we believe the large building HVAC market will provide substantial retrofit opportunities, as the current large systems generally rely on filtration systems that do not effectively remove and destroy pathogens flowing through the system. We intend to enter into discussions with the leading global HVAC suppliers, as well as directly with building owners, to develop retrofit applications for our devices that will complement existing installed systems in these large buildings.

Intellectual Property

The proprietary nature of, and protection for, our technology, processes and know-how are important to our business. Our commercial success will depend in part on obtaining and maintaining patent protection, protecting our know-how and trade secrets, successfully defending any patents against third-party challenges and, where relevant, collaborating with third party licensors to obtain licenses to use relevant technology. Our ability to stop third parties from making, using, selling, offering to sell or importing our products depends on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We have been issued four patents in the U.S. We also have a number of other patent applications pending in the U.S. and other jurisdictions, including Europe and Japan. Our patent portfolio includes patents relating to our UV-C LED SteriDuct technology, which is incorporated into our Pūrgo products.

We cannot be sure that patents will be granted with respect to any of pending patent applications or with respect to any patent applications we file in the future, nor can we be sure that any existing patents or any patents that may be granted in the future upon which we rely will be commercially useful in protecting our products or processes.

Competition

We believe that the COVID-19 pandemic has increased, and will continue to increase, the global focus on clean air. We experience competition from organizations such as large, diverse companies with extensive product development and manufacturing, as well as smaller specialized companies, that have developed and are attempting to develop air filtration and purification systems. We believe that we have significant competitive advantages over other organizations. For example, we believe that competitive products to the Pūrgo device in the “medical grade” niche are expensive, cumbersome and have a limited effective life. Additionally, many of our competitors are promoting technologies that are not proven, do not have enough scientific data and are potentially harmful. Importantly, our Pūrgo technology meets or exceeds each of the air purifiers guidelines and recommendations by the Center for Disease Control and Prevention, Environmental Protection Agency and the American Society of Heating, Refrigerating and Air-Conditioning Engineers.

Our competitors may develop and commercialize products and technologies that compete with our products and technologies. Organizations that compete with us may have substantially greater financial resources than we do and may be able to: (i) provide broader services and product lines; (ii) make greater investments in research and development; (iii) carry on larger research and development initiatives; (iv) undertake more extensive marketing campaigns; and (v) adopt more aggressive pricing policies than we can. They also may have greater name recognition and better access to customers than we do. We also expect to continue to face competition from alternative technologies. Our technology and products may be rendered obsolete or uneconomical by advances in existing technological approaches or products or the development of different approaches or products by one or more of our competitors.

Facilities

Our principal executive offices are located at 10455 Riverside Drive, Palm Beach Gardens, FL 33410. We lease approximately 20,000 square feet at this location, which includes our warehouse and distribution facilities. We consider these facilities adequate for our current operations.

Employees

We have five direct employees and numerous temporary and full-time independent contractors. The services of our Chief Scientific Officer, Director of Engineering & Product Development, Director of Regulatory Affairs & Quality and Director of Operations are provided to us under service arrangements. We also utilize many consultants in the ordinary course of our business and hire additional personnel on a project-by-project basis. We believe that our employee and labor relations are good.

Legal Proceedings

We are not currently party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or results of operations.

REGULATION

We are subject to regulation by the FDA in marketing the Pūrgo device under the Policy and will be subject to continuing FDA regulation if and when we receive full FDA 510K clearance for this device as well as by other federal and state authorities. The FDA regulates the development, design, manufacturing, safety, effectiveness, labeling, packaging, storage, installation, servicing, recordkeeping, clearance, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

After an air purification product is cleared for marketing as a medical device, numerous and pervasive regulatory requirements continue to apply. These include:

·	establishment registration and device listing with the FDA;

·	requirements that manufacturers, including third-party manufacturers, follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

·	labeling and marketing regulations, which require that promotion is truthful, not misleading, fairly balanced and provide adequate directions for use and that all claims are substantiated;

·	clearance of a new 501K premarket notification for modifications to 510K cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of the device;

·	medical device reporting regulations, which require that a manufacturer report to the FDA information that reasonably suggests a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

·	correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

·	complying with the federal law and regulations requiring Unique Device Identifiers on devices and also requiring the submission of certain information about each device to the FDA’s Global Unique Device Identification Database;

·	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations if the FDA finds that there is a reasonable probability that the device would cause serious, adverse health consequences or death; and

·	post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

The Pūrgo’s manufacturing processes are required to comply with applicable regulations covering the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distributions, installation and servicing of finished devices intended for human use. Regulations also require, among other things, maintenance of a device master record, device history file and complaint files. As a manufacturer, Mack Molding’s facilities, records and manufacturing processes are subject to periodic scheduled or unscheduled inspections by the FDA. Mack Molding’s failure to maintain compliance with applicable regulatory requirements could result in the shutdown of, or restrictions on, its manufacturing operations and the recall or seizure of our products. The discovery of previously unknown problems with the Pūrgo device could result in restrictions on the device, including the inability to market the device for its intended use or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

·	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

·	recalls, withdrawals or administrative detention or seizure of our Pūrgo devices;

·	operating restrictions or partial suspension or total shutdown of production;

·	refusal to grant export or import approvals for our products; or

·	criminal prosecution.

Management

Executive Officers, Directors, Co-founders, Key Personnel and Contractors

Our current executive officers, directors, co-founders, key personnel, directors and contractors are as set forth below.

Name	Age	Position
Amin J. Khoury, PhD (Hon)	82	Co-Founder, Chairman
David Helfet, M.D.	74	Co-Founder, Chief Medical Officer, Director
Mark Krosney	74	Co-Founder, Chief Scientific Officer
Jason DiBona	51	Chief Executive Officer
Ryan Tyler	38	Chief Financial Officer
Michael Senft	62	Lead Independent Director
Thomas P. McCaffrey	67	Director
Edward Lanzilotta, PhD	61	Director of Engineering & Product Development
Nick DeAngelis, PhD	82	Director of Regulatory Affairs & Quality
Rao Tella	72	Director of Operations
Bill Reisenauer	63	Lead Engineer on Pūrgo UV Subsystem Design
Karl Keppeler	48	Lead Engineer on the Electrical Engineering & Embedded Software Subsystems
Joseph Toro	51	Lead Industrial Design Engineer

Amin J. Khoury, PhD (Hon). Dr. Khoury is one of our co-founders and has been the Chairman of our Board of Directors since May 2020. Previously, Dr. Khoury served as Chief Executive Officer and Chairman of the Board of Directors of KLX Inc. from its formation in December 2014 until its sale to The Boeing Company in October 2018. Dr. Khoury served as Chairman of the Board, Chief Executive Officer and Co-Chief Executive Officer of B/E Aerospace from its founding in 1987 until its sale to Rockwell Collins in 2017. Dr. Khoury also served as Chairman, Chief Executive Officer and President of KLX Energy from September 2018 until May 2020. Dr. Khoury was a Trustee of the Scripps Research Institute from May 2008 until July 2014. Until 2012, for 26 years, Dr. Khoury also served as a director of Synthes, Inc., having earlier been Chairman of Synthes Maxillofacial, and a founding investor in Spine Products, Inc., which was acquired by Synthes in 1999.

Synthes, a $4 billion annual revenue company, was the world’s leading manufacturer and marketer of orthopedic trauma implants and a leading global manufacturer and marketer of cranial-maxillofacial and spine implants, before Dr. Khoury led an effort to merge Synthes with Johnson & Johnson in a $21 billion transaction in 2012. Dr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors and a Master’s Degree in Business Administration from Northeastern University. Dr. Khoury has served as a member of the Board of Trustees of Northeastern University since July 2018 and received an honorary doctorate from Northeastern University in May 2019.

Dr. Khoury is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting our managerial talent, team of highly accomplished scientists and Board members. He has an intimate knowledge of the Company, our industry and our competitors. All of the above experience and leadership roles uniquely qualify him to serve as our Company’s Chairman of the Board.

David Helfet, M.D. Dr. Helfet is one of our co-founders and is currently our Chief Medical Officer and a Director. He is currently Professor of Orthopaedic Surgery at the Weill Medical College of Cornell University and Director of the Combined Orthopaedic Trauma Service at both the Hospital for Special Surgery and New York-Presbyterian Hospital. He has served on several committees of the American Academy of Orthopaedic Surgeons, the AO/ASIF Foundation (currently the Chairman of AO Documentation and Publishing), AO North America and the American Board of Orthopaedic Surgery, among others. In addition, Dr. Helfet has been extensively involved in the Orthopaedic Trauma Association, including as President from 1998 to 1999, and is still on its Board as a past President. He was Assistant Professor of Orthopaedic Surgery at Johns Hopkins University School of Medicine from 1982 to 1986, Associate Professor and Chief of Orthopaedic Trauma at the University of South Florida School of Medicine/Tampa General Hospital from 1986 to 1991 and at the Cornell University Medical College from 1991 to 1998. Dr. Helfet has been the recipient of many honors and awards, has published extensively on orthopedic trauma topics and is annually ranked as one of New York Magazine’s “Best Doctors in New York” and Castle-Connolly’s “America’s Top Doctors.” Dr. Helfet brings a unique perspective to our Board as a world renowned orthopaedic surgeon, which, along with his intimate knowledge of our Company and our industry, uniquely qualifies him to serve as a member of our Board.

Dr. Helfet completed his undergraduate studies at the University of Cape Town, receiving a Bachelor of Science degree in biochemistry with honors, followed by medical school, where he received Bachelor of Medicine and Bachelor of Surgery degrees in 1975. His internship and surgical residency were completed at Edendale Hospital in Pietermaritzburg, S.A. and at Johns Hopkins University in Baltimore, Maryland, followed by orthopaedic residency also at Johns Hopkins University, then fellowships at the University of Bern, Insel Hospital in 1981 and at UCLA from 1981 to 1982.

Mark Krosney. Mr. Krosney is one of our co-founders and is our Chief Scientific Officer. He has been the driving force in the development of AeroClean Technologies’ proprietary technology. Mr. Krosney is primarily responsible for numerous patents, including several that are important parts of our IP portfolio. Mr. Krosney is a key member of the development team for the Pūrgo air purification and disinfection product development project. Prior to becoming Vice President and General Manager of B/E Aerospace’s Business Jet Group, Mr. Krosney was B/E Aerospace’s technical interface with The Boeing Company, Airbus and the Federal Aviation Administration. Earlier in his career, Mr. Krosney worked on jet engine and rocket propulsion systems as well as technical control systems at United Technologies. Mr. Krosney received his Bachelor of Science degree in Engineering from Carnegie Mellon University and Master of Science degree in Management of Technology from the Sloan School at the Massachusetts Institute of Technology.

Jason DiBona. Mr. DiBona has served as our Chief Executive Officer since May 2020. Mr. DiBona brings more than 25 years of experience in developing and executing strategies for sustainable growth. He has held leadership roles in medical and healthcare technologies, global sales operations and start-up environments and has experience working with diverse private and public sector clients in more than 120 countries. Mr. DiBona spent the majority of his career, from 1999 to 2014, at GE Healthcare, holding multiple leadership and business development roles across the global healthcare organization. After his time at GE Healthcare, from 2014 to 2018, Mr. DiBona led the sales and marketing efforts at ePreop, a start-up medical software developer, with a successful launch and exit in the role of Executive Vice President of Sales and Marketing. Prior to AeroClean, Mr. DiBona served as Senior Vice President of Global Sales Strategies for America’s largest homebuilder, Lennar Corporation. Mr. DiBona earned his Bachelor of Science degrees in Molecular Biology and Microbiology from the University of Central Florida.

Ryan Tyler. Mr. Tyler has served as our Chief Financial Officer since October 2020. Prior to joining AeroClean, Mr. Tyler held various positions from 2014 to 2020 at B/E Aerospace, KLX Inc. and KLX Energy, including vice president, overseeing financial reporting, internal controls, corporate development, investor relations and financial planning and analysis. Prior to the KLX Inc. spin-off from B/E Aerospace, Mr. Tyler served as B/E Aerospace’s director of financial reporting and internal controls from 2013 to 2014, where he focused on the company’s public filings, mergers and acquisitions and capital raises. Mr. Tyler also spent three years at Oxbow Carbon LLC, serving as a line of business controller responsible for several of the company’s lines of business over the three-year period. Mr. Tyler spent five years at Ernst & Young as a manager providing audit services to public and private clients in multiple sectors, including telecommunications, real estate, healthcare, financial services and distribution. Mr. Tyler received his Bachelor and Master of Accounting degrees from the University of Florida and received a Certified Public Accountant designation in Florida (inactive).

Michael Senft. Mr. Senft currently serves on our Board of Directors, where he is the Lead Independent Director. Over the past two years, Mr. Senft has served as a strategic advisor to several other venture stage companies, including acting as senior advisor to Critical Response Group, a venture-stage company established to apply battlefield protocols to homeland security applications. From 2014 to 2018, Mr. Senft served as Vice President-Chief Financial Officer, Treasurer and Head of Investor Relations of KLX Inc. Prior to his role at KLX Inc., Mr. Senft was an investment banker for over 30 years, including roles as Senior Managing Director at Moelis & Company, Global Head of Leveraged Finance at CIBC and Global Co-Head of Leveraged Finance at Merrill Lynch. Mr. Senft has also served on the Boards of Directors of B/E Aerospace, Del Monte Foods and Moly Mines Ltd. Mr. Senft received his Bachelor of Arts degree in Economics from Princeton University and his Master of Business Administration degree from the Stern School of Business at New York University. Mr. Senft’s education and extensive experience in strategic business planning, coupled with a deep understanding of our business, uniquely qualify him to serve as a member of our Board.

Thomas P. McCaffrey. Mr. McCaffrey currently serves on our Board of Directors. He has been a member of the Board of Directors of KLX Energy since April 22, 2020. Previously, Mr. McCaffrey served as President, Chief Executive Officer and Chief Financial Officer of KLX Energy since May 1, 2020 and as Senior Vice President and Chief Financial Officer of KLX Energy from September 2018 until April 30, 2020. Prior to that, Mr. McCaffrey served as President and Chief Operating Officer of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018 and as Senior Vice President and Chief Financial Officer of B/E Aerospace from May 1993 until December 2014. Prior to joining B/E Aerospace, Mr. McCaffrey practiced as a Certified Public Accountant for 17 years with a large international accounting firm and a regional accounting firm based in California. Since 2016, Mr. McCaffrey has served as a member of the Board of Trustees of Palm Beach Atlantic University and serves as a member of its various committees and is currently Chairman of its Audit Committee. Mr. McCaffrey received his Bachelor of Science degree in Business Administration with a concentration in Accounting from California Polytechnic State University-San Luis Obispo. Our Board benefits from Mr. McCaffrey’s extensive leadership experience, thorough knowledge of our business and extensive strategic planning and public company experience.

Nick DeAngelis, PhD. Dr. DeAngelis is our Director of Regulatory Affairs & Quality and, as a self-employed consultant, is a key member of the development team for the Pūrgo air purification and disinfection product development project. Dr. DeAngelis has over 40 years of experience in pharmaceutical companies, 25 years of which was at senior management levels, including Senior Director of the Analytical and Physical Chemistry departments at Wyeth Laboratories and at Schering Plough Laboratories. Dr. DeAngelis has worked for a number of years as a self-employed consultant assisting numerous pharmaceutical and medical device companies in product development and quality assurance. Dr. DeAngelis holds a Bachelor of Science degree in Physics, a Master of Science degree in Chemistry and a PhD in Chemistry from Villanova University.

Edward Lanzilotta, PhD. Employed at IPS, Dr. Lanzilotta is a key member of the development team for the Pūrgo air purification and disinfection product development project. He has held engineering and management positions at Draper Laboratory, Bolt, Beranek & Newman, American Science and Engineering, Scientific Systems Corp. and Airborne Instruments Laboratory. Dr. Lanzilotta holds a Bachelor of Science degree in Electrical Engineering, a Master of Science degree in Mechanical Engineering and a PhD in Mechanical Engineering from the Massachusetts Institute of Technology.

Rao Tella. Mr. Tella is our Director of Operations. He has been employed by Eaton Aerospace, Puritan Bennet Corporation and B/E Aerospace in various capacities, including Manager of R&D, Director of Operations, P&L responsibility as Vice President/General Manager of a $400 million business and Vice President of corporate strategy. Mr. Tella holds a Bachelor of Science degree in Engineering from the Indian Institute of Technology located in Chennai, a Master of Science degree in Engineering and Master of Business Administration degree from the University of Minnesota and has completed a strategic studies program at Harvard University.

Bill Reisenauer. Mr. Reisenauer is our Lead Engineer on Pūrgo UV Subsystem Design, is a key member of the development team for the Pūrgo UV air purification and disinfection product development project and is the lead Engineer on the Pūrgo UV subsystem design, test and qualification. At B/E Aerospace, Mr. Reisenauer was the director of engineering for the lighting products group and drove the introduction of LED technology into business and commercial aircraft lighting. Mr. Reisenauer holds a Master of Science degree in Electrical Engineering and a Bachelor of Science degree in Electrical Engineering from the Polytechnic Institute of New York and a Master of Business Administration from Adelphi University.

Karl Keppeler. Mr. Keppeler is our Lead Engineer on the Electrical Engineering and Embedded Software Subsystems and is a key member of the development team for the Pūrgo air purification and disinfection product. Mr. Keppeler is an IPS Fellow at IPS, where he has worked for over 11 years on customer projects in a range of industries. Prior to joining IPS, Mr. Keppeler worked in a variety of industries, including payment automation, telecommunications, mobile computing and vehicle electrification. Mr. Keppeler holds a Bachelor of Science degree and a Master of Engineering degree in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

Joseph Toro. Mr. Toro is our Lead Industrial Design Engineer and is a key member of the development team for the Pūrgo air purification and disinfection product development project. Currently the director of Industrial Design at IPS, Mr. Toro has more than 20 years of experience developing award winning innovative solutions for consumer and professional products. Mr. Toro directed the design of products ranging from miniature motion control solutions for B/E Aerospace and medical clients to household appliances for Applica Black and Decker. Mr. Toro holds a Bachelor of Science degree in Industrial Design from the University of Bridgeport. Mr. Toro’s team has worked closely with Mr. Krosney in the design of PūrgoLift, AeroClean’s elevator implementation product line.

Board of Directors

In connection with this offering, we will adopt a certificate of incorporation and bylaws. Our certificate of incorporation will provide that our Board of Directors will consist of such number of directors as the Board may from time to time determine. All officers serve at the discretion of the Board of Directors.

Director Independence

Dr. Helfet and Messrs. McCaffrey and Senft would each be considered an “independent director” under the Nasdaq listing rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship that, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Committees

Audit Committee. In connection with this offering, we have established an audit committee of the Board of Directors, which consists of Messrs. McCaffrey and Senft and Dr. Helfet, each of whom is an independent director under Nasdaq’s listing standards and SEC rules. Mr. McCaffrey is the Chair of the audit committee. The audit committee’s responsibilities, which are specified in our Audit Committee Charter, include, among other things:

·	Appointing, retaining, overseeing and determining the compensation and services of our independent auditors.

·	Overseeing the quality and integrity of our financial statements and related disclosures.

·	Overseeing our compliance with legal and regulatory requirements.

·	Assessing our independent auditors’ qualifications, independence and performance.

·	Monitoring the performance of our internal audit and control functions.

The audit committee will at all times be composed exclusively of  “independent directors” who are “financially literate” as defined under Nasdaq listing standards. Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board has determined that Mr. McCaffrey qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee. In connection with this offering, we have established a compensation committee of the Board of Directors, which consists of Messrs. McCaffrey and Senft, each of whom is an independent director under Nasdaq’s listing standards. Mr. McCaffrey is the Chair of the compensation committee. The compensation committee’s responsibilities, which are specified in our Compensation Committee Charter, include, among other things:

·	Providing recommendations to the Board regarding compensation matters.

·	Overseeing our incentive and compensation plans.

Each member of the Compensation Committee will be a non-employee director and, given the relative size of our Board, there will be no prohibition against Compensation Committee interlocks involving any of the projected members of the Compensation Committee.

Nominating and Corporate Governance Committee. Because we intend to list our common stock on Nasdaq, we will not be required to have a nominating and corporate governance committee as of the closing of this offering. However, we intend to establish a nominating and corporate governance committee. This committee will identify, evaluate and recommend qualified nominees to serve on our Board of Directors, develop and oversee our internal corporate governance processes and maintain a management succession plan. In connection with the formation of this committee, we expect to adopt a nominating and corporate governance committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the Nasdaq or market standards.

Code of Business Conduct and Ethics

In connection with this offering, we will adopt a code of business conduct and ethics. We intend to adopt a code that will apply to all of our employees, officers and directors, including those officers responsible for financial reporting. We plan to make the code of business conduct and ethics available on our website. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Executive Compensation

This section discusses the material components of the executive compensation program for our “named executive officers.” As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. In 2020, our “named executive officers” were as follows:

·	Jason DiBona, Chief Executive Officer;

·	Ryan Tyler, Chief Financial Officer; and

·	Mark Krosney, Chief Scientific Officer.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(1)	Total
Jason DiBona
Chief Executive Officer	2020	43,077	—	151,300	194,377
Ryan Tyler
Chief Financial Officer	2020	33,846	—	20,000	53,846
Mark Krosney
Chief Scientific Officer	2020	—	—	108,336	108,336

(1)	Amounts in column represent the following: (i) for Mr. DiBona, aggregate consulting fees of $150,000 and total car allowance payments of $1,300; (ii) for Mr. Tyler, aggregate consulting fees of $20,000; and (iii) for Mr. Krosney, aggregate consulting fees of $108,336.

Narrative to Summary Compensation Table

Salary and Consulting Fees

Each of our named executive officers provided consulting services to us for a portion of 2020. The monthly consulting fees paid to each of Messrs. DiBona, Tyler and Krosney were equal to $25,000, $20,000 and $13,542, respectively. Mr. DiBona provided consulting services to us from May 1, 2020 through October 31, 2020, Mr. Tyler provided consulting services to us from October 1, 2020 through October 31, 2020, and Mr. Krosney begam providing consulting services to us beginning on May 1, 2020 and such engagement remains ongoing. Mr. DiBona’s consulting services were provided pursuant to a written consulting agreement, as described in further detail in the section titled “—Executive Compensation Arrangements—DiBona Consulting Agreement” below. There was no written consulting agreement with respect to the consulting services that were provided to us by Mr. Tyler, and there is no written consulting agreement with respect to the consulting services provided by Mr. Krosney.

As of November 1, 2020, Messrs. DiBona and Tyler receive a base salary at a per annum rate of $280,000 and $220,000, respectively, to compensate them for services rendered to our Company. The base salary payable to each of Messrs. DiBona and Tyler is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

Bonuses

We did not pay any annual cash bonuses to our named executive officers for 2020 performance. In future years, Messrs. DiBona and Tyler will be eligible to receive a discretionary annual cash bonus based upon the achievement of annual performance targets, targeted for Messrs. DiBona and Tyler at a percentage of base salary equal to 100% and 70%, respectively.

Equity Compensation

We intend to adopt a 2021 Incentive Award Plan, referred to below as the Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including Messrs. DiBona and Tyler) and consultants (including Mr. Krosney) of our Company and certain of its affiliates and to enable our Company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. We expect that the Plan will be effective on the date on which it is adopted by our Board, subject to approval of such plan by our members. For additional information about the Plan, please see the section titled “—2021 Incentive Award Plan” below. We have not previously awarded any equity incentive awards to any of our named executive officers.

The Company intends to grant to Messrs. DiBona and Tyler            and            restricted stock units under the Plan, respectively, as soon as practicable following the consummation of our conversion to a corporation (or the filing of a Form S-8 registration statement if such conversion takes place immediately prior to the listing of our common stock on a securities exchange), with such restricted stock units eligible to vest in equal installments on each of the first two anniversaries of the applicable grant date. For additional information about this intended grant, please see the section titled “—Executive Compensation Agreements—DiBona and Tyler Employment Agreements” below.

We additionally intend to grant to Messrs. DiBona and Tyler           and          restricted stock units under the Plan, respectively, as soon as practicable following the filing of a Form S-8 registration statement in connection with this offering. Each such award of restricted stock units will be eligible to vest based on a vesting schedule to be determined by the Compensation Committee.

Other Elements of Compensation

Retirement Plans

We intend to eventually establish a 401(k) retirement savings plan for our employees, including Messrs. DiBona and Tyler, who satisfy certain eligibility requirements. We expect that Messrs. DiBona and Tyler will be eligible to participate in the 401(k) plan. The Internal Revenue Code of 1986, as amended (the “Code”), allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan will add to the overall desirability of our executive compensation package and further incentivize our employees, including Messrs. DiBona and Tyler, in accordance with our compensation policies.

We intend to eventually establish a supplemental executive retirement plan (“SERP”) for certain of our employees, including Messrs. DiBona and Tyler. The SERP will be an unfunded plan maintained for the purpose of providing deferred compensation for certain employees. The SERP will allow certain employees to annually elect to defer a portion of their compensation, on a pre-tax basis, until their retirement. The retirement benefit to be provided will be based on the amount of compensation deferred.

Employee Benefits and Perquisites

Health/Welfare Plans

Messrs. DiBona and Tyler are eligible to participate in our health and welfare plans, including medical, dental and vision benefits.

We intend to eventually offer the following benefits:

·	medical and dependent care flexible spending accounts;

·	short-term and long-term disability insurance; and

·	life insurance.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to Messrs. DiBona and Tyler.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our Company.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2020, none of the named executive officers held outstanding equity incentive plan awards.

Executive Compensation Agreements

DiBona Consulting Agreement

Prior to November 1, 2020, the Company entered into a consulting agreement with Mr. DiBona effective as of May 1, 2020 (the “Consulting Agreement”), providing for his provision of various services to the Company in exchange for a monthly fee of $25,000. The Consulting Agreement was terminated in accordance with its terms on November 1, 2020.

DiBona and Tyler Employment Agreements

We entered into employment agreements with each of Messrs. DiBona and Tyler on November 1, 2020, which were subsequently amended on May 1, 2021 (the “Executive Employment Agreements”), providing for their position as Chief Executive Officer and Chief Financial Officer, respectively. The Executive Employment Agreements provide for (i) at-will employment and do not contain a fixed term, (ii) an annual base salary for Messrs. DiBona and Tyler of $280,000 and $220,000, respectively, and (iii) eligibility to receive a discretionary annual cash bonus, based upon achievement of annual performance targets, targeted for Messrs. DiBona and Tyler at a percentage of base salary equal to 100% and 70%, respectively.

The Executive Employment Agreements provide for the grant of             and              restricted stock units, respectively, to Messrs. DiBona and Tyler as soon as practicable following the consummation of our conversion to a corporation (or the filing of a Form S-8 registration statement if such conversion takes place immediately prior to the listing of our common stock on a securities exchange), with such restricted stock units eligible to vest in equal installments on each of the first two anniversaries of the applicable grant date. Such awards replaced the original awards set forth in the Executive Employment Agreements prior to the May 1, 2021 amendment, which original awards for Messrs. DiBona and Tyler would have been in the form of stock options to purchase 120,000 and 60,000 shares of our common stock, respectively, and would have been eligible to vest in equal annual installments on each of the first three anniversaries of the applicable grant date, subject to the applicable executive’s continued employment through the relevant vesting dates.

Pursuant to the Executive Employment Agreements, upon a termination of employment by us without Cause (as defined in the Executive Employment Agreements), each of Messrs. DiBona and Tyler will receive continued payment of his base salary for a period of six months following the applicable executive’s termination of employment. In addition, upon a termination of employment by us without Cause or by either of Messrs. DiBona and Tyler for Good Reason (as defined in the Executive Employment Agreements), in each case during the 12-month period following the occurrence of a Change of Control (as defined in the Executive Employment Agreements), the vesting of the applicable executive’s outstanding time-vesting equity awards will accelerate vesting in full. The consummation of the offering will not constitute a Change in Control under the Executive Employment Agreements. In order to receive any of the foregoing severance payments and benefits, Messrs. DiBona and Tyler will be required to execute a separation agreement containing a release of claims in favor of us.

We also entered into a Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement with each of Messrs. DiBona and Tyler, which contains (i) a confidentiality covenant that applies during the course of the executive’s employment with us and perpetually following his termination of employment, (ii) a non-competition covenant that applies during the course of the executive’s employment with us and for a period of two years following his termination of employment and (iii) customer and employee non-solicitation covenants that apply during the course of the executive’s employment with us and for a period of two years following his termination of employment.

Director Compensation

Our directors did not receive any compensation in respect of their service for the year ended December 31, 2020.

In connection with this offering, we expect to grant to Mr. Khoury, Dr. Helfet and Messrs. Senft and McCaffrey           ,            ,           and            restricted stock units, respectively, under the Plan, as soon as practicable following the consummation of our conversion to a corporation (or the filing of a Form S-8 registration statement if such conversion takes place immediately prior to the listing of our common stock on a securities exchange). Each award of restricted stock units will be eligible to vest in three equal installments on each of the first three anniversaries of the grant date, subject to the applicable director’s continued service to us through the applicable vesting date. Notwithstanding the foregoing, any unvested portion of a director’s award of restricted stock units will vest in full immediately prior to the consummation of a change in control (as defined in the applicable award agreement), subject to the applicable director’s continued service to us through such date.

We intend to adopt a Non-Employee Directors Stock and Deferred Compensation Plan (the “Director Deferred Compensation Plan”). An aggregate of up to               shares of our common stock may be delivered pursuant to the Director Deferred Compensation Plan. Subject to the terms and conditions of the Director Deferred Compensation Plan, each non-employee director may elect to defer his or her eligible compensation for any calendar year. Eligible compensation includes retainer and/or meeting fees for services as a director, which may be payable in cash or shares of common stock. With respect to cash compensation, a director may elect, in lieu of cash, to receive such compensation in shares of common stock, to defer such compensation in a cash account or to defer such compensation in a stock unit account (or any combination thereof). With respect to equity compensation, a director may elect, in lieu of common stock, to defer all or a portion of such compensation in a stock unit account. The portion of eligible compensation subject to deferral or payment in shares of common stock is limited to increments of 25%, 50%, 75% and 100%. If an eligible director has made an election to defer the receipt of his or her compensation in cash, then each quarter, the participant’s cash account will be credited with earnings reasonably determined by the plan administrator to be allocable to such account. If an eligible director has made an election to defer the receipt of his or her stock or cash compensation in a stock unit account, although such participant will not be entitled to any voting or other stockholder rights with respect to stock units granted or credited under the Director Deferred Compensation Plan, each quarter, such participant’s stock unit account will be credited with additional stock units equal to the amount of dividends paid during the quarter on a number of shares equal to the aggregate number of stock units in the stock unit account divided by the average fair market value of a share of common stock as of the applicable crediting date. All stock units or other amounts credited to a participant’s account will at all times be fully vested and not subject to a risk of forfeiture. In the event of a Change in Control (as defined in the Director Deferred Compensation Plan), or in the event that a participant ceases to serve as a director, the crediting of amounts to a cash account and the crediting of stock units to a stock unit account will be accelerated to the date of the Change in Control or termination of service. Our Board may terminate or discontinue the Director Deferred Compensation Plan at any time, and the Director Deferred Compensation Plan will automatically terminate upon a Change in Control. No benefits will accrue in respect of eligible compensation earned after a discontinuance or termination of the Director Deferred Compensation Plan.

2021 Long-Term Incentive Plan

Background

In connection with the offering, we intend to adopt the Plan, subject to approval by our members. The purpose of the Plan is to promote our long-term success by providing eligible individuals with opportunities to obtain a proprietary interest in us through the grant of equity-based awards. These awards will provide participants with incentives to contribute to our long-term growth and profitability. The Plan will also assist in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to our Company.

The following is a summary of the principal terms of the Plan. Our Board is still in the process of developing, approving and implementing the Plan, and accordingly, this summary is subject to change.

Description of the Plan

Administration. The Plan will be administered by the Compensation Committee. The Compensation Committee will have the full authority to construe and interpret the Plan, including the authority to determine who will be granted awards, the terms and conditions of awards and the number of shares subject to an award. To the extent permitted by applicable laws, rules and regulations, the Compensation Committee may delegate its authority under the Plan to subcommittees or individuals, including our officers, subject to certain exceptions.

Eligibility. Awards under the Plan may be granted to officers, employees, directors, consultants, advisors and independent contractors of us or any of our subsidiaries or joint ventures, partnerships or business organizations in which we or our subsidiaries have an equity interest.

Number of Shares of Common Stock Available for Issuance. The maximum aggregate number of shares of our common stock that may be issued under the Plan will be                shares. The number of shares available for issuance under the Plan will be automatically increased on the first day of each fiscal year, beginning with the 2022 fiscal year, in an amount equal to the lesser of (i) 2% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year and (ii) such number of shares determined by our Board. Notwithstanding the foregoing, the aggregate number of shares of our common stock that may be issued in the form of incentive stock options will be the same number of shares of our common stock available under the Plan. Shares covered by awards granted under the Plan that are forfeited or cancelled or otherwise expire without having been exercised or settled generally will become available for issuance pursuant to a new award. In addition, if an award is settled through the payment of cash or other non-stock consideration, the shares subject to the award will become available for issuance pursuant to a new award (except in the case of certain tandem awards). Shares tendered by a participant to pay the exercise price of an award or satisfy a participant’s tax withholding obligations in connection with the exercise or settlement of an award will not be added back to the share reserve. Shares issued pursuant to the Plan may be authorized but unissued shares, issued shares that have been reacquired by us and that are being held in treasury or any combination thereof. All the shares available for issuance may be issued pursuant to incentive stock options.

Awards Under the Plan.

·	Generally. The Plan will authorize the following awards: stock options; stock appreciation rights; restricted stock; restricted stock units; performance stock, performance units; and other forms of equity-based or equity-related awards that the Compensation Committee determines to be consistent with the purposes of the Plan and the Company’s best interests. The Compensation Committee will have the authority to determine the terms and conditions of the awards at the time of grant, including vesting, exercisability, payment and the effect, if any, that a participant’s termination of service will have on an award.

·	Stock Options. Stock options may be either nonqualified stock options or incentive stock options (within the meaning of Section 422 of the Code). The exercise price of all stock options generally may not be less than 100% of the fair market value of a share of common stock on the date of grant. Options will have a term approved by the Compensation Committee, which cannot exceed 10 years. Subject to the provisions of the related award document, the exercise price of a stock option may be paid (i) in cash, (ii) in shares of common stock already owned by the participant, (iii) in a combination of cash and shares, (iv) through net share settlement or (v) through a “cashless exercise” procedure authorized by the Compensation Committee.

·	Stock Appreciation Rights. A stock appreciation right generally entitles a participant to receive, upon satisfaction of certain conditions, an amount equal to the excess, if any, of the fair market value on the date of exercise of the number of shares of common stock for which the stock appreciation right is exercised over the grant price for such stock appreciation right. The grant price of a stock appreciation right generally may not be less than 100% of the fair market value of a share of common stock on the date of grant. Payments to a participant upon exercise of a stock appreciation right may be made in cash or shares of common stock or a combination of cash and shares. The Compensation Committee may grant stock appreciation rights alone or in tandem with stock options.

·	Restricted Stock and Performance Stock. An award of restricted stock or performance stock generally consists of one or more shares of common stock granted or sold to a participant, subject to the terms and conditions established by the Compensation Committee. Restricted stock and performance stock may, among other things, be subject to restrictions on transferability, vesting requirements, performance targets, as applicable, or other specified circumstances under which it may be cancelled.

·	Restricted Stock Units (“RSUs”) and Performance Stock Units. An RSU or performance unit generally represents the right of a participant to receive one or more shares of common stock, subject to the terms, conditions, restrictions and performance targets, as applicable, established by the Compensation Committee. RSUs and performance units are paid in shares of common stock, cash or a combination of cash and shares with an aggregate value equal to the fair market value of the shares of common stock at the time of payment.

·	Other Equity Awards. The Compensation Committee has the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above that it determines to be consistent with the purposes of the Plan and our interests. These awards may provide for cash payments based in whole or in part on the value (or future value) of shares of common stock, for the acquisition (or future acquisitions) of shares of common stock or for any combination thereof.

·	Performance-Based Awards. The Compensation Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of common stock, based on the then current fair market value of such shares, as determined by the Compensation Committee The performance goals may be comprised of specified levels of any criteria established by the Compensation Committee. The performance goals may be described in terms of objectives that are related to the individual participant or objectives that are Company-wide or related to a subsidiary, operating division or business unit. Performance goals may be measured on an absolute or cumulative basis or on the basis of a percentage of improvement over time. Further, performance goals may be measured in terms of Company performance (or performance of the applicable subsidiary, operating division or business unit) or measured relative to selected peer companies or a market index.

·	Dividends. The Compensation Committee may provide participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding award. The payments can either be paid currently or deemed to have been reinvested in shares, and can be made in shares, cash or a combination thereof, as the Compensation Committee shall determine; provided, however, that the terms of any reinvestment of dividends must comply with all applicable laws, rules and regulations, including, without limitation, Section 409A of the Code. Notwithstanding the foregoing, (i) no dividends or dividend equivalents shall be paid with respect to options or stock appreciation rights and (ii) such payments with respect to an award that are based on dividends paid prior to the vesting of such award shall only be paid out to a participant to the extent that the vesting conditions are subsequently satisfied and the award vests.

Change in Control. Except as otherwise specified in an award document (or in a participant’s employment agreement) and subject to applicable laws, rules and regulations (including Section 409A of the Code), in the event of a change in control, (i) the awards then outstanding may be assumed, or new rights substituted for the awards, by the surviving corporation in the change in control and (ii) in the event the surviving corporation in a change in control does not assume or substitute for an award (or any portion thereof), the vesting or settlement of the award will be accelerated as of the change in control (with the treatment of performance targets as specified in the award document), and the Board or the Compensation Committee may permit or require participants to surrender outstanding stock options or stock appreciation rights in exchange for a cash payment equal to the difference, if any, between the highest price for a share in the change in control and the exercise or grant price of the stock option or stock appreciation right. For these purposes, an award will be considered assumed if, following the change in control, the award confers the right to purchase or receive, for each share subject to the award immediately prior to the change in control, the consideration (whether stock, cash, or other securities or property) received in the change in control by holders of shares for each share held on the effective date of the change in control (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the change in control was not solely common stock of the successor corporation or its parent, the Board or the Compensation Committee may provide for the consideration to be received upon the exercise of the award, for each share subject to an award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of shares in the change in control.

Substitute Awards. We may assume or substitute awards for outstanding employee equity awards of a company that we acquire or with which we combine. Shares underlying substitute awards are not counted against the number of shares remaining available for issuance under the Plan.

Deferrals. Subject to applicable laws, the Compensation Committee may, in its sole discretion, permit participants to defer payment or settlement of an award to a date selected by the participant.

Repricing of Options and Stock Appreciation Rights. The Plan will prohibit the direct or indirect repricing of options and stock appreciation rights without stockholder approval.

Adjustment; Changes in Capitalization. In the event of a stock split, reverse stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, liquidation, merger or other similar corporate event affecting our common stock, the aggregate number of shares of common stock available for issuance under the Plan, the various limits and the number of shares subject to, and the exercise or grant price of, outstanding awards will be proportionately adjusted by the Compensation Committee in the manner deemed necessary by the Compensation Committee in order to preserve the benefits or potential benefits intended to be made available to participants.

Transferability. Awards granted under the Plan will not be transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order; however, the Compensation Committee may, subject to the terms it specifies in its discretion, permit the transfer of an award (i) to the award-holder’s family members, (ii) to one or more trusts established in whole or in part for the benefit of such family members, (iii) to one or more entities that are owned in whole or in part by such family members or (iv) to any other individual or entity permitted by law.

Amendment and Termination. Subject to applicable laws, our Board may amend the Plan in any manner that does not require stockholder approval or materially and adversely affect the rights of participants under the Plan. Our Board will have broad authority to amend the Plan or an award made thereunder without the consent of a participant to the extent that it deems necessary or desirable to comply with, or take into account (i) changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (ii) unusual or infrequently occurring events or market conditions, (iii) significant acquisitions or dispositions of assets or other property by us or (iv) adverse or unintended tax consequences under Section 409A of the Code.

Term of the Plan. No award may be granted pursuant to the Plan after the tenth anniversary of the earlier of (i) the date on which the Board adopts the Plan and (ii) the date on which our stockholders approve the Plan.

2021 Employee Stock Purchase Plan

Background

In connection with the offering, we intend to adopt the 2021 Employee Stock Purchase Plan (the “ESPP”), subject to approval by our members. The purpose of the ESPP is to provide us with the ability to provide a method by which eligible employees may purchase shares of our common stock and to help us attract, retain and motivate professionals of the highest caliber with highly sought-after skill sets, who are capable of leading us in fulfilling our business objectives.

The following is a summary of the principal terms of the ESPP. Our Board is still in the process of developing, approving and implementing the ESPP and, accordingly, this summary is subject to change.

Description of the ESPP

Administration. The ESPP will be administered by the Compensation Committee, which will have the right to determine any questions that may arise regarding the interpretation and application of the provisions of the ESPP and to make, administer and interpret such rules and regulations as it deems necessary. Any determinations will be made by the Compensation Committee in its sole discretion and will be final and binding. The Compensation Committee will be authorized from time to time to delegate some or all of its authority under the ESPP to a subcommittee or other individuals as it deems necessary, appropriate or advisable.

Eligibility. Any individual who (i) has been employed by the Company (or its subsidiaries) for at least 90 days, (ii) is customarily employed by the Company (or its subsidiaries) for at least 20 hours per week and (iii) is customarily employed by the Company (or its subsidiaries) for five months or more in any calendar year will be eligible to participate in the ESPP, provided that the individual is employed on the first day of an option period and subject to certain limitations imposed by Section 423 of the Code.

Option Periods. The ESPP will be implemented in consecutive six-month option periods, beginning on January 1 and July 1 of each year and ending on June 30 and December 31, respectively. Shares are issued on the last day of each six-month option period.

Participation in the Plan. Eligible employees will become participants in the ESPP by executing and delivering to us an enrollment form at least five days prior to the beginning of an option period (or an earlier date determined by the Compensation Committee). The enrollment form will specify the employee’s contribution percentage (between 1% and 15% of “eligible compensation” as defined in the Code) and will authorize us to make payroll deductions for the purchase of shares under the ESPP. At any time on or prior to the fifteenth day of the last month of an option period, a participant may discontinue his or her participation in the ESPP or may decrease the rate of payroll deductions (but not below 1% of compensation) at any time during the option period by delivering electronic notice to us. Upon a withdrawal from the ESPP during an option period, all payroll deductions for the option period will be returned to the participant in cash, without interest. The participant may not re-elect to participate in the ESPP during the option period but may make a new election to participate in any future option period. Unless the participant’s participation is discontinued, the purchase of shares occurs automatically at the end of the option period. Once an employee becomes a participant, he or she will automatically be enrolled in subsequent option periods unless the employee withdraws from the ESPP or becomes ineligible to participate.

Purchase Price. The purchase price per share at which shares will be sold under the ESPP is 85% of the fair market value per share of our common stock at the time on which the option is exercised. The fair market value per share of our common stock on a given date will be the closing sales price on the Nasdaq National Market as of such date.

Delivery of Shares. On the last day of the option period, the balance of a participant’s account under the ESPP will be applied to the purchase of the number of shares of our common stock determined by dividing the account balance by the purchase price. No fractional shares will be delivered under the ESPP.

Share Purchase Limits. The maximum number of shares that a participant may purchase during any option period is the number of shares that when multiplied by the fair market value of our common stock on the last day of the option period equals $12,500 or less. In addition, no participant will be granted an option under the ESPP that would allow the maximum number of shares of our common stock that a participant may purchase under the ESPP (or any employee stock purchase plan sponsored by us (and our subsidiaries and affiliates)) to accrue at a rate that would exceed $25,000 in fair market value of such shares (determined at the last day of the option period) for each fiscal year in which the option is outstanding at any time. In addition, no participant will be permitted to subscribe for shares under the ESPP if, immediately after the grant of the option, the participant would own 5% or more of the combined voting power or value of all classes of stock of the Company or of any of its subsidiaries (including stock that may be purchased under the ESPP or pursuant to any other options).

Termination of Employment; Death. Upon the termination of a participant’s employment with us and our subsidiaries and affiliates, the participant (i) will immediately cease to participate in the ESPP and (ii) will receive any amounts being held in his or her account. In the event of a participant’s death during an option period, the participant’s designated beneficiary will be entitled to receive the amount credited to the participant’s account or to have the account applied to the purchase of our common stock at the end of the option period.

Adjustment or Changes in Capitalization. In the event of any change in our outstanding common stock by reason of a stock split, stock dividend, recapitalization, partial or complete liquidation, reclassification, merger, consolidation, reorganization, extraordinary cash dividend, spin-off, split-up, combination or other corporate event or distribution of stock or property affecting our common stock, the aggregate number of shares available under the ESPP, the number of shares underlying options under the ESPP and the purchase price of such options will be appropriately adjusted in accordance with Section 423 of the Code.

Dissolution or Liquidation. Unless provided otherwise by the Compensation Committee, in the event of the proposed dissolution or liquidation of the Company, the option period then in progress will be shortened by the Compensation Committee setting a new exercise date and shall terminate immediately prior to the consummation of the proposed dissolution or liquidation.

Asset Sale, Merger or Consolidation. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another entity, each outstanding option under the ESPP will be assumed, or an equivalent right to purchase shares substituted, by the successor or resulting entity or a parent or subsidiary of the entity. In lieu of such substitution or assumption, the Compensation Committee may elect to shorten any option period then in progress by setting a new exercise date, and any option period then in progress will end on the new exercise date.

Non-Assignability. No rights or accumulated payroll deductions of a participant under the ESPP may be pledged or transferred for any reason during the lifetime of a participant (other than by will or the laws of descent and distribution). If a participant attempts to make such a transfer, any option held by the participant may be terminated by us.

Amendment and Termination of the ESPP. The ESPP may be amended by the Compensation Committee for any reason subject to applicable laws, rules and regulations. However, if the Compensation Committee elects to amend the ESPP to increase the number of outstanding shares of our common stock available for issuance, the amendment must be approved by our stockholders within 12 months. The ESPP will remain in effect until the tenth anniversary of the earlier of (i) the date on which the Board adopts the ESPP and (ii) the date on which our stockholders approve the ESPP.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions over the two most recently completed fiscal years, as well as the current fiscal year, to which we were a party or will be a party, in which:

·	The amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and

·	Any of our directors, executive officers or holders of more than 5% of any class of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Our Chairman owns 50% of the limited liability company that is the landlord for our corporate headquarters. Annual rent under our lease is $260,000, increasing 2.5% on each anniversary. The lease term is 10 years beginning from March 1, 2021.

In May 2020, we issued 2,000,000 of our Class A units in a private placement to our existing members for total consideration of $2,000,000, or approximately $1.00 per Class A unit, of which $1,937,641 was for cash and $62,359 was in exchange for services provided. Our Chairman contributed $1,115,941 in exchange for 1,115,941 Class A units. Dr. Helfet contributed an aggregate of $157,500 ($61,700 of which was the conversion of an outstanding loan to the Company and the balance in cash) in exchange for 157,500 units. Dateline TV Holdings, Inc., a corporation controlled by Dr. Helfet’s brother, Tim Helfet, contributed $93,600 in exchange for 93,600 Class A units. Mr. Krosney was issued 62,359 Class A units in exchange for services provided to the Company. Lewis Pell contributed $256,600 in exchange for 256,600 Class A units.

In September 2020, we sold 2,081,578 Class A units in a private placement to our existing members at $1.00 per Class A unit for total consideration of $2,081,578. Our Chairman purchased 1,500,000 Class A units for $1,500,000, Dateline TV Holdings, Inc. purchased 199,978 Class A units for $199,978 and Lewis Pell purchased 256,600 Class A units for $256,600.

In December 2020, we sold 2,000,000 Class A units in a private placement to our existing members at $1.00 per Class A unit for total consideration of $2,000,000. Our Chairman purchased 843,243 Class A units for $843,243, Julie Khoury, wife of our Chairman, purchased 100,000 Class A units for $100,000, Dr. Helfet purchased 323,187 Class A units for $323,187, Dateline TV Holdings, Inc. purchased 201,086 Class A units for $201,086, Lewis Pell purchased 126,999 Class A units for $126,999 and Mr. McCaffrey purchased 40,812 Class A units for $40,812.

In March 2021, we sold 5,073,056 Class A units in a private placement to our existing members at $1.00 per Class A unit for total consideration of $5,073,056. Our Chairman purchased 2,929,730 Class A units for $2,929,730, Dateline TV Holdings, Inc. purchased 603,259 Class A units for $603,259, Lewis Pell purchased 790,067 Class A units for $790,067 and Mr. McCaffrey purchased 400,000 Class A units for $400,000.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of                , 2021, by:

·	each person known by us to be the beneficial owner of more than 5% of our common stock;

·	each of our directors;

·	each of our named executive officers; and

·	all of our executive officers and directors as a group.

The column entitled “Percentage of Shares Beneficially Owned—Before Offering” is based on a total of                 shares of our common stock outstanding as of                 , 2021, assuming the automatic conversion of all outstanding Class A units into an aggregate of                 shares of our common stock prior to the closing of this offering. The column entitled “Percentage of Shares Beneficially Owned—After Offering” is based on              shares of our common stock to be outstanding after this offering, including the                shares of our common stock that we are selling in this offering, but not including any additional shares issuable pursuant to the underwriters’ over-allotment option or any additional shares issuable in connection with the vesting and settlement of restricted stock awards.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock held by such person that are currently exercisable or will become exercisable within 60 days after              , 2021 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is 10455 Riverside Drive, Palm Beach Gardens, FL 33410. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Percentage of Shares Beneficially Owned
Name of Beneficial Owner	Shares Beneficially Owned	Before Offering		After Offering
5% Stockholders
Dateline TV Holdings, Inc.(1)			%		%
Lewis Pell			%		%

Named Executive Officers and Directors
Amin J. Khoury(2)			%		%
David Helfet, M.D.			%		%
Mark Krosney			%		%
Jason DiBona			%		%
Ryan Tyler			%		%
Michael Senft			%		%
Thomas P. McCaffrey			%		%
All Executive Officers and Directors as a Group (7 persons)			%		%

* Less than 1%.

(1) Timothy Helfet has voting and investment power over the shares held by Dateline TV Holdings, Inc. The principal business address of Dateline TV Holdings, Inc. is 207 River Park Dr., Great Falls, VA 22006.

(2) Includes              shares held by Mr. Khoury’s spouse.

DESCRIPTION OF CAPITAL STOCK

Prior to the closing of this offering, we intend to reorganize our existing corporate structure so that the issuer of our common stock is a Delaware corporation named AeroClean Technologies, Inc. Unless otherwise indicated, all information in this section assumes that our conversion into a corporation will be completed prior to the closing of this offering, The reorganization will be effected through the conversion of AeroClean Technologies, LLC into a Delaware corporation at a conversion ratio of           shares of common stock for each Class A unit prior to the closing of this offering and conditioned upon our receipt of a listing approval letter from Nasdaq. As of the date of this offering circular, there are 13,428,948 Class A units outstanding. The following is a description of the material terms of our certificate of incorporation and bylaws as they will be in effect upon our conversion into a corporation and completion of this offering. The following description may not contain all of the information that is important to you. To understand them fully, you should read our certificate of incorporation and bylaws, copies of which are or will be filed with the SEC as exhibits to the offering statement, of which this offering circular is a part.

Please note that, with respect to any of our shares held in book-entry form through The Depository Trust Company or any other share depositary, the depositary or its nominee will be the sole registered and legal owner of those shares, and references in this offering circular to any “stockholder” or “holder” of those shares means only the depositary or its nominee. Persons who hold beneficial interests in our shares through a depositary will not be registered legal owners of those shares and will not be recognized as such for any purpose. For example, only the depositary or its nominee will be entitled to vote the shares held through it, and any dividends or other distributions to be paid, and any notices to be given, in respect of those shares will be paid or given only to the depositary or its nominee. Owners of beneficial interest in those shares will have to look solely to the depositary with respect to any benefits of share ownership, and any rights they may have with respect to those shares will be governed by the rules of the depositary, which are subject to change from time to time. We have no responsibility for those rules or their application to any interests held through the depositary.

Authorized Capital Stock

Under our certificate of incorporation, our authorized capital stock consists of:

·	110,000,000 shares of common stock, par value $0.01 per share; and

·	11,000,000 shares of preferred stock, par value $0.01 per share.

Upon completion of this offering, there will be outstanding                 shares of our common stock, assuming no exercise of the underwriters’ over-allotment option, and no outstanding shares of preferred stock.

The following is a description of the material terms of our certificate of incorporation and bylaws. We refer you to our certificate of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to our offering statement of which this offering circular forms a part.

Common Stock

Dividend Rights. Subject to the rights, if any, of the holders of any outstanding series of our preferred stock, holders of our common stock will be entitled to receive dividends out of any of our funds legally available when, as and if declared by the Board.

Voting Rights. Each holder of our common stock is entitled to one vote per share on all matters on which stockholders are generally entitled to vote. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

Liquidation. If we liquidate, dissolve or wind up our affairs, holders of our common stock are entitled to share proportionately in our assets available for distributions to stockholders, subject to the rights, if any, of the holders of any outstanding series of our preferred stock.

Other Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Any shares of common stock sold under this offering circular will be validly issued, fully paid and nonassessable upon issuance against full payment of the purchase price for such shares.

Preferred Stock

Under our certificate of incorporation and subject to the limitations prescribed by law, our Board of Directors may issue our preferred stock in one or more series and may establish from time to time the number of shares to be included in such series and may fix the designation, the voting powers, if any, and preferences and relative participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. See “—Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws.”

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When and if we issue any shares of preferred stock, our Board of Directors will establish the number of shares and designation of such series and the voting powers, if any, and preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, for the particular preferred stock series.

Dividends

We have not paid any cash dividends on our shares of common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition and will be within the discretion of our Board of Directors. It is the current intention of our Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, our Board of Directors does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent

The registrar and transfer agent for our common stock is Computershare.

Listing

Prior to this offering, there has been no public market for our securities. In connection with this offering, we have applied to list our common stock on Nasdaq under the symbol “AERC”. There is no assurance, however, that our common stock will ever be listed on Nasdaq or any other national securities exchange.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain, and Delaware statutory law contains, provisions that could make acquisition of our Company by means of a tender offer, a proxy contest or otherwise more difficult. These provisions are expected to discourage certain types of coercive takeover practices and takeover bids that our Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. The description set forth below is only a summary and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, both of which are filed as exhibits to our offering statement of which this offering circular forms a part.

Number of Directors; Filling Vacancies; Removal. Our certificate of incorporation and bylaws provide that our business and affairs will be managed by or under the direction of our Board. Our certificate of incorporation and bylaws provide that the Board will consist of not less than three nor more than nine members, with the exact number of directors within these limits to be fixed exclusively by the Board. In addition, our certificate of incorporation provides that any Board vacancy, including a vacancy resulting from an increase in the number of directors, may be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, or by the sole remaining director.

Special Meetings. Our certificate of incorporation and bylaws provide that special meetings of the stockholders may only be called by our Board or certain of our officers. These provisions will make it more difficult for stockholders to take an action opposed by our Board.

No Stockholder Action by Written Consent Unless Approved by Our Board. Our certificate of incorporation and bylaws require that all actions to be taken by stockholders must be taken at a duly called annual or special meeting, and stockholders will not be permitted to act by written consent unless both the action and the taking of the action by written consent are approved in advance by our Board. These provisions may make it more difficult for stockholders to take an action opposed by our Board.

Amendments to Our Certificate of Incorporation. Our certificate of incorporation provides that the affirmative vote of the holders of at least 66⅔% of the total voting power of the then-outstanding shares of common stock entitled to vote, voting as a single class, is required to amend or repeal, or adopt any provision inconsistent with, certain provisions in our certificate of incorporation, including those provisions regarding the filling of vacancies on the Board, provisions providing for the removal of directors, provisions regarding the calling of special meetings, provisions regarding stockholder action by written consent and provisions regarding amendment of our certificate of incorporation. These provisions may make it more difficult for stockholders to make changes to our certificate of incorporation.

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Amendments to Our Bylaws. Our certificate of incorporation provides that our Board has the power to adopt, amend or repeal the bylaws. Any such adoption, amendment or repeal of our bylaws by the Board shall require approval of a majority of the entire Board. Our certificate of incorporation provides that, notwithstanding any other provision of our certificate of incorporation, the affirmative vote of the holders of at least 66⅔% of the total voting power of the then-outstanding shares of common stock entitled to vote, voting as a single class, is required for our stockholders to amend or repeal, or adopt any provisions in the bylaws. These provisions may make it more difficult for stockholders to make changes to our bylaws that are opposed by our Board.

Requirements for Advance Notification of Stockholder Nomination and Proposals. Under our bylaws, stockholders of record may nominate persons for election to our Board or bring other business constituting a proper matter for stockholder action at annual meetings only by providing proper notice to our secretary. Proper notice must be generally received not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year (or, in some cases, prior to the tenth day following the announcement of the meeting) and must include, among other information, the name and address of the stockholder giving the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director and a brief description of any business such stockholder proposes to bring before the meeting. Nothing in our bylaws may be deemed to affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act. Contests for the election of directors or the consideration of stockholder proposals will be precluded if the proper procedures are not followed. Third parties may therefore be discouraged from conducting a solicitation of proxies to elect their own slate of directors or to approve their own proposals.

Forum and Venue. Our bylaws provide that, unless we otherwise consent in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions involving the Company will be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the federal district court for the District of Delaware).

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that sales of shares or availability of any shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares issued on the exercise of options, warrants or convertible securities, if any) or the perception that such sales could occur, could adversely affect the market price of our common stock and our ability to raise additional capital through a future sale of securities.

After giving effect to this offering, we will have               shares of common stock issued and outstanding (or a maximum of               shares if the underwriters exercise their over-allotment option in full).               shares of common stock are subject to lock-up agreements for specified periods of time ranging from six months to 12 months, subject to certain exceptions and any releases from such contractual lock-up agreements. The balance of our shares outstanding, or               shares of common stock, are not subject to any restrictions on sale and are “unrestricted” in accordance with Nasdaq’s initial listing requirements. This number of shares includes               shares of common stock sold in this offering (or a maximum of               shares if the underwriters exercise their over-allotment option in full) and               shares of common stock available for sale under Rule 144 as described below.

Rule 144

A person who has beneficially owned restricted shares of common stock for at least six months would be entitled to sell their securities under Rule 144 provided that (i) such person is not deemed to have been an affiliate of the subject company at the time of, or at any time during the three months preceding, a sale and (ii) the subject company is subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of common stock for at least six months but who are an affiliate of the subject company at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

·	1% of the number of shares of our common stock then outstanding; or

·	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the subject company.

Lock-Up Agreements

Each of our officers, directors and holders of 1% or more of our outstanding shares of common stock have entered into lock-up agreements in favor of the underwriters for a period of 12 months following the closing of this offering; provided, however, that our officers, directors and holders of 1% or more of our outstanding shares of common stock may be released from such lock-up agreements after six months following the closing of this offering with the prior written consent of HCFP/Capital Markets LLC, and the Company has agreed, for a period of six months from the closing of this offering, that each will not (a) offer, sell or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or any other securities of the Company or (b) file or cause to be filed any registration statement or any other form of offering statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or any other securities of the Company.

The Representative may elect to release any holder from its lock-up for any reason or no reason with respect to any or all of our securities or any portion thereof. In the event the Representative elects to release its lock-up with respect to any of our securities held by any officer or director of our Company, they will notify us of the impending release and will announce the impending release through a major news service at least two business days prior to the effective date of such release.

In connection with the establishment of any trading market for our shares of common stock, certain of our executive officers, directors or employees may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under any such trading plans would not be permitted until the expiration or waiver of the lock-up restrictions applicable thereto.

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Registration Statements on Form S-8

Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for issuance under the Plan. Shares covered by this registration statement will be eligible for sale in the public markets, upon the expiration or release from the terms of any applicable lock-up agreements or subject to vesting requirements relating to such shares.

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UNDERWRITING

We are offering the shares of common stock described herein through the underwriters named below. HCFP/Capital Markets LLC is acting as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase, and we have agreed to sell to the underwriters, the number of shares of common stock listed next to each of its name in the following table:

Underwriter	Number of Shares
HCFP/Capital Markets LLC

Total

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares of common stock as described below, if they purchase any shares of common stock. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the closing of this offering, permits the underwriters to purchase a maximum of              additional shares of common stock from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares of common stock covered by the over-allotment option at the public offering price that appears on the cover page of this offering circular, less the underwriting discount. If this option is exercised in full, the total proceeds paid by the public will be $           , and the total proceeds to us, after deducting the underwriting discount and the underwriters’ non-accountable expense allowance, but before other expenses, will be $             . We have agreed to pay to the underwriters a non-accountable expense allowance equal to 2.0% of the gross proceeds raised in this offering. We have also agreed to pay the fees and expenses of the underwriters’ legal counsel in an amount not to exceed $150,000.

Sales of shares of common stock made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares of common stock at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the public offering price, underwriting discount, non-accountable expense allowance and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option:

	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount
Non-accountable expense allowance
Proceeds, before expenses, to us

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Underwriting Discount

The shares of common stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this offering circular. All investors in this offering will pay the same price and receive the same terms. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price, and the securities dealers may reallow a concession not in excess of $             per share.

Purchase Options

The underwriters will be issued purchase options exercisable for             shares of our common stock at an exercise price of $             per share. Such purchase options will be subject to FINRA Rule 5110(e). Under FINRA Rule 5110(e), the underwriter purchase options and any shares issued upon exercise of the underwriter purchase options shall not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities for a period of 180 days beginning on the date of commencement of sales of this offering, except the transfer of any share:

·	by operation of law or by reason of reorganization of the Company;

·	to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth below for the remainder of the time period;

·	if the aggregate amount of securities of the Company held by the holder of the underwriter purchase options or related persons do not exceed 1% of the securities being offered;

·	that is beneficially owned on a pro rata basis by all equity owners of an investment fund; provided, that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

·	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Lock-Up Arrangements

Our officers, directors and holders of 1% or more of our outstanding shares of common stock have entered into lock-up agreements in favor of the underwriters for a period of 12 months following the closing of this offering; provided, however, that our officers, directors and holders of 1% or more of our outstanding shares of common stock may be released from such lock-up agreements after six months following the closing of this offering with the prior written consent of HCFP/Capital Markets LLC, and the Company has agreed, for a period of six months from the closing of this offering, that each will not (a) offer, sell or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or any other securities of the Company or (b) file or cause to be filed any registration statement or any other form of offering statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or any other securities of the Company. Exceptions permit our officers, directors and holders of 1% or more of our outstanding shares of capital stock, subject to certain restrictions, to:

·	transfer the common stock as a bona fide gift or gifts or charitable contribution;

·	transfer the common stock to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the person or their immediate family or, in the case of a trust, to the beneficiaries of the trust or to the estate of such trust;

·	transfer the common stock as a distribution to the person’s limited partners, partners, members, stockholders or other equityholders;

·	transfer the common stock to the person’s affiliates, or to any investment fund or other entity controlled or managed by the person;

·	transfer, convert, reclassify, redeem or exchange any securities pursuant to the corporate conversion described in this offering circular;

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·	transfer the common stock by will, other testamentary document or intestate succession upon the death of the person or for bona fide estate planning purposes;

·	transfer the common stock by operation of law;

·	transfer the common stock upon exercise of any right in respect of any equity award granted under any incentive plan;

·	transfer the common stock to a bona fide third party pursuant to a merger, consolidation, tender offer or other similar transaction made to all holders of common stock and involving a change of control of the Company; or

·	sell shares of common stock purchased in the public offering or on the open market following the public offering.

The lock-up restrictions described above do not apply to the Company with respect to certain customary transactions. In the event the Representative elects to release its lock-up with respect to any of our securities held by any officer or director of our Company, it will notify us of the impending release and will announce the impending release through a major news service at least two business days prior to the effective date of such release.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

Determination of Public Offering Price

Prior to this offering, there was no public market for our shares of common stock. The public offering price will be determined by negotiation between us and the Representative. The principal factors to be considered in determining the public offering price include:

·	the information set forth in this offering circular and otherwise available to the Representative;

·	our history and prospects and the history and prospects for the industry in which we compete;

·	our past and present financial performance;

·	our prospects for future earnings and the present state of our development;

·	the general condition of the securities market at the time of this offering;

·	the recent market prices of, and demand for, publicly traded shares of common stock of generally comparable companies; and

·	other factors deemed relevant by the underwriters and us.

The estimated public offering price set forth on the cover page of this offering circular is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of common stock or that our shares of common stock will trade in the public market at or above the public offering price.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the shares of common stock during and after this offering, including:

·	stabilizing transactions;

·	short sales;

·	purchases to cover positions created by short sales;

·	imposition of penalty bids; and

·	syndicate covering transactions.

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Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our shares of common stock while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our shares of common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares of common stock referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares of common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which they may purchase shares of common stock through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the Representative a portion of the underwriting discount received by it because the Representative has repurchased shares of common stock sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result of these activities, the price of our shares of common stock may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares of common stock. Neither we, nor the underwriters, make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Additional Future Arrangements

We are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, and have no present intent to do so. However, the underwriters may assist us in raising additional capital in the future. If any of the underwriters provide services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm’s length negotiation; provided, that no agreement will be entered into with any underwriter and no fees for such services will be paid to any underwriter prior to the date that is 90 days from the date of this offering circular, unless FINRA determines that such payment would not be deemed underwriter’s compensation in connection with this offering.

Electronic Distribution

An offering circular in electronic format may be made available on internet sites or through other online services maintained by the underwriters or securities dealers participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the offering circular in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the offering circular or the offering statement of which this offering circular forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

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Selling Restrictions

Notice to Prospective Investors in Canada

Resale Restrictions

We intend to distribute our securities in the Province of Ontario, Canada (the “Canadian Offering Jurisdiction”) by way of a private placement and exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in such Canadian Offering Jurisdiction. Any resale of our securities in Canada must be made under applicable securities laws that will vary depending on the relevant jurisdiction and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Canadian resale restrictions in some circumstances may apply to resales of interests made outside of Canada. Canadian purchasers are advised to seek legal advice prior to any resale of our securities. We may never be a “reporting issuer,” as such term is defined under applicable Canadian securities legislation, in any province or territory of Canada in which our securities will be offered, and there currently is no public market for any of the securities in Canada, and one may never develop. Canadian investors are advised that we have no intention to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the securities to the public in any province or territory in Canada.

Representations of Purchasers

A Canadian purchaser will be required to represent to us and the dealer from whom the purchase confirmation is received that:

·	the purchaser is entitled under applicable provincial securities laws to purchase our securities without the benefit of a prospectus qualified under those securities laws;

·	where required by law, the purchaser is purchasing as principal and not as agent;

·	the purchaser has reviewed the text above under Resale Restrictions; and

·	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our securities to the regulatory authority that by law is entitled to collect the information.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this offering circular during the period of distribution will have a statutory right of action for damages or, while still the owner of our securities, for rescission against us in the event that this offering circular contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which our securities were offered to the purchaser, and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein are located outside of Canada, and as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All of our assets and the assets of those persons are located outside of Canada, and as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

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Collection of Personal Information

If a Canadian purchaser is resident in or otherwise subject to the securities laws of the Province of Ontario, the purchaser authorizes the indirect collection of personal information pertaining to the Canadian purchaser by the Ontario Securities Commission (the “OSC”), and each Canadian purchaser will be required to acknowledge and agree that the Canadian purchaser has been notified by us (i) of the delivery to the OSC of personal information pertaining to the Canadian purchaser, including, without limitation, the full name, residential address and telephone number of the Canadian purchaser, the number and type of securities purchased and the total purchase price paid in respect of the securities, (ii) that this information is being collected indirectly by the OSC under the authority granted to it in securities legislation, (iii) that this information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario and (iv) that the title, business address and business telephone number of the public official in Ontario who can answer questions about the OSC’s indirect collection of the information is the Administrative Assistant to the Director of Corporate Finance, the Ontario Securities Commission, Suite 1903, Box 5520, Queen Street West, Toronto, Ontario, M5H 3S8, Telephone: (416) 593-8086, Facsimile: (416) 593-8252.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to the offering. This offering circular does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document that complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.

This offering circular contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering circular is appropriate to their needs, objectives and circumstances and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This offering circular relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This offering circular is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering circular nor taken steps to verify the information set forth herein and has no responsibility for the offering circular. The shares of common stock to which this offering circular relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on such shares of common stock. If you do not understand the contents of this offering circular you should consult an authorized financial advisor.

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Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), an offer of shares of common stock described in this offering circular may not be made to the public in that relevant member state prior to the publication of an offering circular in relation to the shares of common stock that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of our shares of common stock may be made to the public in that relevant member state at any time:

·	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

·	to fewer than 100, or, if the relevant member state has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the underwriter for any such offer; or

·	in any other circumstances that do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares of common stock described in this offering circular located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purpose of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of common stock, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the PD 2010 Amending Directive to the extent implemented by the relevant member state) and includes any relevant implementing measure in each relevant member state, and the expression 2010 PD Amending Directive means Directive 2010/73/EU. We have not authorized and do not authorize the making of any offer of shares of common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares of common stock as contemplated in this offering circular. Accordingly, no purchaser of the shares of common stock, other than the underwriters, is authorized to make any further offer of the shares of common stock on behalf of us or the underwriters.

Notice to Prospective Investors in Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

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Notice to Prospective Investors in the United Kingdom

This offering circular is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as a “relevant person”). The shares of common stock are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares of common stock will be engaged in only with, relevant persons. This offering circular and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this offering circular nor any other offering material relating to the shares of common stock described in this offering circular has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares of common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this offering circular nor any other offering material relating to the shares of common stock has been or will be:

·	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

·	used in connection with any offer for subscription or sale of the shares of common stock to the public in France.

Such offers, sales and distributions will be made in France only:

·	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

·	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

·	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares of common stock may be resold, directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares of common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

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Notice to Prospective Investors in Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This offering circular has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering circular and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person that is:

·	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

·	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

·	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

·	where no consideration is or will be given for the transfer; or

·	where the transfer is by operation of law.

Notice to Prospective Investors in Italy

The offering of the shares of common stock offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation, and accordingly, the shares of common stock offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this offering circular or any other document relating to the shares of common stock offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the shares of common stock offered hereby or distribution of copies of this offering circular or any other document relating to the shares of common stock offered hereby in Italy must be made:

·	by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

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·	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

·	in compliance with any other applicable laws and regulations and other possible requirements or limitations that may be imposed by Italian authorities.

Notice to Prospective Investors in Israel

In the State of Israel, the shares of common stock offered hereby may not be offered to any person or entity other than the following:

·	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

·	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

·	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d), a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or from the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

·	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

·	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

·	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

·	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

·	a venture capital fund (defined as an entity primarily involved in investments in companies that, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

·	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

·	an entity, other than an entity formed for the purpose of purchasing shares of common stock in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the shares of common stock offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This offering circular will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

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LEGAL MATTERS

The validity of the securities offered in this offering circular are being passed upon for us by Freshfields Bruckhaus Deringer US LLP. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. is acting as counsel for the underwriters.

EXPERTS

The financial statements of AeroClean Technologies, LLC included in this offering circular and elsewhere in the offering statement of which this offering circular forms a part have been so included in reliance upon the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as discussed in Note 1 to the financial statements) of Citrin Cooperman & Company, LLP independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of securities. Although this offering circular, which forms a part of the Form 1-A, contains all material information included in the Form 1-A, parts of the Form 1-A have been omitted as permitted by the rules and regulations of the SEC. We refer you to the Form 1-A and its exhibits for further information about us, our securities and this offering. The Form 1-A and its exhibits, as well as each of our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov, which contains the Form 1-A and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

Report of Independent Registered Public Accounting Firm

To the Members of AeroClean Technologies, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of AeroClean Technologies, LLC (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in members’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations, recurring cash used in operating activities, accumulated deficit and absence of revenue generation raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ CITRIN COOPERMAN & COMPANY, LLP

We have served as the Company's auditor since 2020.

New York, New York

August  6, 2021

AEROCLEAN TECHNOLOGIES, LLC
BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash	$2,333,117	$796
Prepaid expenses and other current assets	304,836	-
Subscription receivable	100,543
Total current assets	2,738,496	796
Property and equipment	454,679	-
Total assets	$3,193,175	$796

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$332,072	$144,726
Accrued liabilities	333,236	-
Due to related parties	-	86,700
Total liabilities	665,308	231,426
Commitments and contingencies (Notes 5 and 8)
Members' equity	2,527,867	(230,630)
Total liabilities and members' equity	$3,193,175	$796

See accompanying notes to financial statements.

AEROCLEAN TECHNOLOGIES, LLC
STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2020	2019

Revenues	$-	$-
Operating Expenses:
General and administrative	1,131,385	69,748
Research and development	2,191,696	82,970
Total operating expenses	3,323,081	152,718
Net Loss	$(3,323,081)	$(152,718)

See accompanying notes to financial statements.

AEROCLEAN TECHNOLOGIES, LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

	Class A		Accumulated	Total Members'
	Units	Amount	Deficit	Equity/(Deficit)
Balance, January 1, 2019	2,000,000	$4,669,696	$(4,747,608)	$(77,912)
Net loss	-	-	(152,718)	(152,718)
Balance, December 31, 2019	2,000,000	$4,669,696	(4,900,326)	(230,630)
Issuance of equity units	6,081,578	6,081,578	-	6,081,578
Net loss	-	-	(3,323,081)	(3,323,081)
Balance, December 31, 2020	8,081,578	$10,751,274	$(8,223,407)	$2,527,867

See accompanying notes to financial statements.

AEROCLEAN TECHNOLOGIES, LLC

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,323,081)	$(152,718)
Adjustments to reconcile net loss to net cash flows used in operating activities
Equity-based compensation	62,359	-
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(304,836)	-
Accounts payable	187,346	(32,653)
Accrued liabilities	333,236	3,000
Due to related parties	(25,000)	86,700
Net cash flows used in operating activities	(3,069,976)	(95,671)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(454,679)	-
Net cash flows used in investing activities	(454,679)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of equity units	5,856,976	-
Net cash flows provided by financing activities	5,856,976	-

Net increase in cash and cash equivalents	2,332,321	(95,671)
Cash, beginning of year	796	96,467
Cash, end of year	$2,333,117	$796

Supplemental schedule of non-cash activities:
Subscription receivable	$100,543	-
Equity units issued to related party	61,700	-

See accompanying notes to financial statements.

AEROCLEAN TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

1.   Description of Business

Description of Business

AeroClean Technologies, LLC (“AeroClean” or the “Company”) was initially formed as CleanCo Bioscience Group LLC (“CBG”) in the State of Florida on September 2, 2011. Subsequent to its formation, CBG established a team of scientists, engineers and medical experts to provide solutions for the challenges posed by harmful airborne pathogens and resultant hospital acquired infections. On September 15, 2020, CBG converted into AeroClean as a Delaware limited liability company and is headquartered in Palm Beach Gardens, Florida. AeroClean is an interior space air purification technology company with an immediate objective of initiating full-scale commercialization of its high-performance interior air sterilization and disinfection products for the eradication of coronavirus and other harmful airborne pathogens. AeroClean was established to develop technology-driven, medical-grade air purification solutions for hospitals and other healthcare settings.

Going Concern

The provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements — Going Concern (ASC 205-40) require management to assess an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. In each reporting period (including interim periods), an entity is required to assess conditions known and reasonably knowable as of the financial statement issuance date to determine whether it is probable an entity will not meet its financial obligations within one year from the financial statement issuance date. Substantial doubt about an entity’s ability to continue as a going concern exists when conditions and events, considered in the aggregate, indicate it is probable the entity will be unable to meet its financial obligations as they become due within one year after the date the financial statements are issued.

The Company is an early-stage company and has not generated revenues to date. As such, the Company is subject to all of the risks associated with early-stage companies. Since inception, the Company has incurred losses and negative cash flows from operating activities, which have been funded from the issuance of equity units (see Note 7, Members’ Equity (Deficit)). The Company does not expect to generate positive cash flows from operating activities in the near future until such time as it can generate revenues from the launch and sale of Pūrgo, its initial air purification device currently in development, and reduce the related research and development costs incurred in bringing the product to market.

The Company incurred net losses of $3,323,081 and $152,718 for the years ended December 31, 2020 and 2019, respectively, and has an accumulated deficit of  $8,223,407 and $4,900,326 at December 31, 2020 and 2019, respectively. The Company’s net cash used in operating activities was $3,069,976 and $95,671 for the years ended December 31, 2020 and 2019, respectively.

The Company’s ability to fund its operations is dependent upon management’s plans, which include raising capital through issuances of equity securities, generating sufficient revenues and controlling the Company’s expenses. A failure to raise sufficient capital, generate sufficient revenues or control expenses, among other factors, will adversely impact the Company’s ability to meet its financial obligations as they become due and payable and to achieve its intended business objectives. Accordingly, management has concluded there is substantial doubt as to the Company’s ability to continue as a going concern within one year after the date the financial statements are issued.

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities should the Company be unable to continue as a going concern.

COVID-19 Pandemic

In January 2020, the World Health Organization declared the outbreak of COVID-19 as a pandemic, which continues to spread throughout the world and has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The Company’s on-going research and development activities, including development of product prototypes and manufacturing activities, are all conducted in the United States, and as a result, the Company has been able to mitigate the adverse impact of the COVID-19 pandemic on its global supply chain. During 2020 and through the date of this filing, the Company has not experienced any adverse impact on its operations and does not expect any significant disruptions in the near term.

The Company continues to actively monitor the situation and may take further actions that impact operations as may be required by federal, state or local authorities or that the Company determines is in the best interests of its employees, customers, suppliers and members. As of the date these financial statements were available to be issued, the pandemic presents uncertainty and risk as the Company cannot reasonably determine or predict the nature, duration or scope of the overall impact the COVID-19 pandemic will have on its business, results of operations, liquidity or capital resources.

AEROCLEAN TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

2.   Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Significant estimates in these financial statements include those related to the fair value of equity-based compensation and management’s assessment of the Company’s ability to continue as a going concern as a going concern involves the estimation of the amount and timing of future cash inflows and outflows, specifically related to the Company’s ability to generate revenue and manage expenses. Actual results could differ from those estimates. Management’s assessment of the Company’s ability to continue as a going concern involves the estimation of the amount and timing of future cash inflows and outflows. On an ongoing basis, the Company evaluates its estimates, judgments and methodologies. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable. Due to the inherent uncertainty involved in making estimates, actual results could differ materially from those estimates.

Revenues

The Company recognizes revenues related to sales of products upon the customer obtaining control of promised goods, in an amount that reflects the consideration that is expected to be received in exchange for those goods. To determine revenue recognition for arrangements within the scope of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the following five steps are performed: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. Revenue is recognized in the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Revenues from product sales are recognized at a point in time, and revenue is recognized when title, and risk and rewards of ownership, have transferred to the customer, which is generally upon shipment. In instances where title does not pass to the customer upon shipment, the Company recognizes revenue upon delivery or customer acceptance, depending on the terms of the arrangement. The Company did not generate revenues during the years ended December 31, 2020 and 2019 and completed the first sale of its Pūrgo air purification device in July 2021. See Note 9, Subsequent Events.

Property and Equipment

Property and equipment are stated at cost and depreciated generally under the straight-line method over their estimated useful lives (or the lesser of the term of the lease for leasehold improvements, as appropriate). The Company’s property and equipment has not been placed in service at December 31, 2020, and therefore, no depreciation expense has been incurred. Property and equipment of $454,679 at December 31, 2020 consisted primarily of tooling required to manufacture the Company’s products. The Company periodically reviews long-lived assets for impairment whenever events or changes in business circumstance indicate that the carrying value of the assets may not be recoverable. Under those circumstances, if the fair value were less than the carrying amount of the asset, the Company would recognize a loss for the difference. The Company has determined that long-lived assets were not impaired during the year ended December 31, 2020.

AEROCLEAN TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

2.   Summary of Significant Accounting Policies (Continued)

Research & Development Expenses

Research and development expenses are expensed as incurred and consist principally of contract labor and third-party engineering, product development and testing costs related to the development of medical grade air purification devices and related components as well as concepts for future product development.

Offering Costs

The Company capitalizes certain legal, accounting and other third-party fees directly associated with in-process equity financing as deferred offering costs, which are recognized as an offset against the proceeds upon consummation of the offering.

Fair Value Measurements

Certain assets and liabilities are carried at fair value in accordance with GAAP. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy that prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1 Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs observable or that can be corroborated by observable market data.

Level 3 Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

At December 31, 2020 and 2019, the carrying amounts of the Company’s financial instruments, including cash, prepaid expenses and other current assets, accounts payable and accrued liabilities approximated their respective fair value due to the short-term nature of these instruments.

Income Taxes

As a limited liability company, the Company is treated as a partnership for federal and state income tax purposes. Therefore, no provision for income taxes has been included in the financial statements since taxable income or loss is allocated to members, who are responsible for any taxes thereon, in accordance with the provisions of the operating agreement.

The Company recognizes and measures its unrecognized tax benefit in accordance with FASB ASC 740, Income Taxes. Under that guidance, management assesses the likelihood that tax positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period, including the technical merits of those positions. The measurement of unrecognized tax benefits is adjusted when new information is available or when an event occurs that requires a change. For the years ended December 31, 2020, and 2019, the Company did not identify any uncertain tax positions taken or expected to be taken in an income tax return that would require adjustment to, or disclosure in, its financial statements. In addition, the Company believes its tax status as a pass-through entity would be sustained under federal, state or local income tax examination.

AEROCLEAN TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

2.   Summary of Significant Accounting Policies (Continued)

Operating Segment

The Company operates in one segment. All of the Company’s assets are in the United States of America.

Concentrations of Credit Risk

The Company maintains its cash at a major financial institution with high credit quality, and at times, the balance in its cash deposits may exceed the Federal Deposit Insurance Corporation limits of $250,000. The Company has not experienced and does not anticipate any losses on deposits with commercial banks and financial institutions that exceed federally insured limits.

The Company’s suppliers and vendors include engineering firms and consultants, research and development companies, testing laboratories, contract manufacturers and other suppliers required to design, test and manufacture its products. The Company obtains some of its services from a limited group of vendors; however, the Company has neither experienced any significant disruptions nor expects any significant disruptions to its operations due to supplier concentration. The Company’s largest supplier accounted for 33% and 20% of total expenditures for the years ended December 31, 2020 and 2019, respectively, while its second largest supplier accounted for 12% of total expenditures for the year ended December 31, 2020.

Share-based Payments

The Company accounts for share-based payments to employees and non-employees in accordance with the provisions of FASB ASC 718, Compensation—Stock Compensation (“ASC 718”). Under ASC 718, the Company measures the expense related to share-based payments using the grant date fair value, and expense is recognized over the requisite service period.

JOBS Act Accounting Election

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to avail itself of this exemption from new or revised accounting standards and, therefore, the financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of the public company effective dates.

Recent Accounting Pronouncements

In February 2016, FASB issued ASU No. 2016-02, Leases (“Topic 842”). FASB issued this update to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on balance sheets and disclosing key information about leasing arrangements. In November 2019, FASB deferred the effective date for implementation of Topic 842 by one year, and in June 2020, FASB deferred the effective date by an additional year. The guidance under Topic 842 is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Earlier adoption is permitted. As of December 31, 2020, the Company’s only lease arrangement was for its distribution facility and corporate headquarters, and the effective date of the lease was February 1, 2021. The Company is currently evaluating the effects that the adoption of this guidance will have on its financial statements and related disclosures.

The Company has reviewed other recent accounting pronouncements and concluded they are either not applicable to the business or no material effect is expected on the financial statements as a result of future adoption.

3.   Proposed Public Offering

The Company is undertaking a public offering of its securities (the “Proposed Public Offering”) and has executed an engagement letter, which requires, among other things, the Company to pay an underwriting discount and non-accountable expense allowance based on a percentage of gross proceeds from the sale of securities, as defined in the agreement and provides for reimbursement of actual out of pocket expenses. Prior to the closing of the Proposed Public Offering, the Company will be converted from a Delaware limited liability company into a Delaware corporation (the “Corporate Conversion”) and will change its name to AeroClean Technologies, Inc. In connection with the Corporate Conversion, the outstanding member units will be converted into shares of common stock.

AEROCLEAN TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

4.   Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist primarily of amounts paid to suppliers and vendors for prepaid inventory and retainers for engineering, product development, testing and other services to be performed. Prepaid expenses and other current assets were $304,836 and $0 at December 31, 2020 and 2019, respectively.

5.   Accrued Liabilities

Accrued liabilities consisted of the following as of:

	December 31,
	2020	2019
Research and development	$271,800	$-
Professional and consulting fees	33,345	-
Other accrued liabilities	28,091	-
Total accrued liabilities	$333,236	$-

6.   Commitments and Contingencies

Legal Proceedings - The Company is not a party to any litigation and does not have contingency reserves established for any litigation liabilities.

Indemnities, Commitments and Guarantees - Effective November 1, 2020, the Company executed employment agreements with two key members of management that will continue until terminated by either party. In the event of termination without cause, the Company is obligated to pay the executive their base salary for a period of six months. Further, in the event of termination without cause or resignation for good reason, or in the event of a change of control, as defined in the agreements, within twelve months of such termination or resignation, each of the executives is entitled to accelerated vesting of any outstanding time-based equity awards. The employment agreements provide for a base salary and a discretionary annual bonus to be determined at the sole discretion of the Company’s Board of Managers (the “Board”). The Company's employment agreements generally provide for certain protections in the event of a change of control. These protections generally include the payment of severance under certain circumstances in the event of a change of control. On May 1, 2021, the employment agreements were amended to provide for the eligibility of each executive to receive restricted stock units upon the conversion of the Company to a Delaware corporation. Prior to the execution of these employment agreements, the two executives were providing services under consulting agreements, each of which terminated upon execution of the employment agreements. The Company intends to grant an aggregate of 422,448 restricted stock units under the Plan as soon as practicable following the consummation of the Company’s conversion to a corporation (or the filing of a Form S-8 registration statement if such conversion takes place immediately prior to the listing of the Company’s common stock on a securities exchange), with such restricted stock units eligible to vest in equal installments on each of the first two anniversaries of the applicable grant date. The Company also has agreements in place with independent contractors whereby the Company is required to compensate the independent contractors fifty percent in cash and fifty percent in equity. The equity consideration is contingent upon future events, including the conversion to a Delaware corporation and a new round of equity financing from third party sources, which were not deemed to be probable at December 31, 2020. Subsequent to December 31, 2020, these agreements were amended so that the compensation will be in cash only for services provided subsequent to March 31, 2021. See Note 9, Subsequent Events.

7.   Members’ Equity (Deficit)

Members’ Units

The Board is authorized to issue Class A Units, which entitle unitholders to allocations of profits and losses and other items and distributions of cash and other property as set forth in the Company’s operating agreement, as amended. The Board has the right at any time and from time to time to authorize and cause the Company to create and/or issue equity securities to any person, in which event, all units of a class, group or series will be diluted in an equal manner as to the other units of such class, group or series, and the Board has the power to amend the operating agreement to allow for such additional issuances and dilution and to make any such other amendments necessary or desirable to reflect such issuances. The holder of each Class A Unit has the right to one vote per unit on all matters to be voted on by the Members of the Board.

AEROCLEAN TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

7.   Members’ Equity (Deficit) (Continued)

Members’ Units (Continued)

On January 1, 2019, the Company had outstanding 2,000,000 Class A Units. During the year ended December 31, 2020, the Board authorized the issuance of an aggregate of 6,081,578 Class A Units, 5,999,954 of which were to the existing group of unitholders and 81,624 were to independent consultants at a price of $1.00 per unit resulting in aggregate cash proceeds of  $5,856,976. A total of 62,359 Class A Units were issued as share-based payment for consulting services provided, and 61,700 Class A Units were converted from amounts due to a related party.

At December 31, 2020, the Company recorded a subscription receivable for $100,543 relating to the purchase of Class A Units in December 2020 for which cash was received subsequent to December 31, 2020.

In May 2020, the Board approved an action to effectuate a reverse stock split of the Class A Units, which reduced each unit holder’s number of Class A Units on a pro-rata basis. Each unit holder’s proportional voting power remained unchanged, and the rights and privileges of the holders of Class A Units will be substantially unaffected by the reverse stock split. The number of units outstanding and footnotes have been adjusted to reflect the aforementioned reverse stock split.

8.   Related Party Transactions

On December 31, 2019, the Company had $86,700 due to related parties resulting from cash contributed to fund the Company’s research and development, testing and engineering activities. The Company subsequently repaid $25,000 to one of the related parties and converted the balance of $61,700 to Class A Units. See Note 7, Members’ Equity (Deficit).

9.   Subsequent Events

The Company has evaluated subsequent events through August 6, 2021, which is the date the financial statements were available to be issued and, except as described below, has concluded there were no material subsequent events that required recognition or disclosure in the financial statements.

On February 1, 2021, the Company’s lease with Gardens Bio Science Partners, LLC, an entity under common control of the Company’s co-founder and Chairman of the Board, became effective. The leased premises is for 20,000 square feet of office and warehouse space and has a lease term of 10 years at an annual base rent of $260,000 subject to escalation of 2.5% on an annual basis.

Between January 1, 2021 and March 31, 2021, the Company sold an additional 5,073,056 Class A Units to existing members resulting in gross proceeds of  $5,073,056.

Effective April 1, 2021, the Company issued 274,314 Class A Units to independent contractors and Board members for services rendered in lieu of cash consideration. The subscription agreements provided for the issuance of Class A Units as compensation for services rendered through March 31, 2021 and will be in the form of equity, provided that no payments for services rendered after March 31, 2021 will be in the form of equity. These subscription agreements amended certain consulting agreements executed in 2020, which provided for compensation in both cash and equity. See Note 7, Members’ Equity (Deficit).

In July 2021, the Company commenced commercial production of its Pūrgo air purification device and shipped units to its first customers resulting in revenue generation for the Company.

            Shares

Common Stock

OFFERING CIRCULAR

HCFP/Capital Markets

                               , 2021

PART III - EXHIBITS

Index to Exhibits.

1.1*	Form of Underwriting Agreement

2.1	Form of Certificate of Incorporation of the Registrant

2.2	Form of Bylaws of the Registrant

3.1	Form of Common Stock Certificate

6.1	Form of 2021 Equity Incentive Plan

6.2	Consultant Agreement, dated as of May 1, 2020 between CleanCo Bioscience Group LLC and Jason DiBona

6.3	Executive Employment Agreement, dated as of November 1, 2020, between AeroClean Technologies, LLC and Jason DiBona

6.3.1	Amendment to Executive Employment Agreement, dated as of May 1, 2021, by and between AeroClean Technologies, LLC and Jason DiBona

6.4	Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement, dated as of November 1, 2020, by and between AeroClean Technologies, LLC and Jason DiBona

6.5	Executive Employment Agreement, dated as of November 1, 2020, between AeroClean Technologies, LLC and Ryan Tyler

6.5.1	Amendment to Executive Employment Agreement, dated as of May 1, 2021, by and between AeroClean Technologies, LLC and Ryan Tyler

6.6	Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement, dated as of November 1, 2020, by and between AeroClean Technologies, LLC and Ryan Tyler

6.7	Form of 2021 Deferred Compensation Plan

6.8	Form of Non-Employee Directors Stock and Deferred Compensation Plan

6.9	Form of Employee Stock Purchase Plan

6.10	Form of Restricted Stock Unit Agreement (Directors)

6.11	Form of Restricted Stock Unit Agreement

12.1	Form of Legal opinion of Freshfields Bruckhaus Deringer US LLP as to the legality of the securities being qualified

23.1*	Consent of Citrin Cooperman & Company, LLP

* To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on               , 2021.

AEROCLEAN TECHNOLOGIES, INC.
By:
Jason DiBona
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason DiBona and Ryan Tyler as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including all pre-qualification and post-qualification amendments) to this Form 1-A offering statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form 1-A has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chief Executive Officer	, 2021
Jason DiBona	(Principal Executive Officer)

	Chief Financial Officer	, 2021
Ryan Tyler	(Principal Financial Officer)

	Chairman of the Board	, 2021
Amin J. Khoury, PhD (Hon)

	Director	, 2021
David Helfet, M.D.

	Director	, 2021
Michael Senft

	Director	, 2021
Thomas P. McCaffrey